Exhibit 2.1

Execution Copy

AGREEMENT AND PLAN OF MERGER

between

ALTERRA CAPITAL HOLDINGS LIMITED

MARKEL CORPORATION

and

COMMONWEALTH MERGER SUBSIDIARY LIMITED

Dated as of December 18, 2012

ii

Exhibit A    —     Merger Agreement

Exhibit B    —     Memorandum of Association of Company

Exhibit C    —     Bye-Laws of Company

Exhibit D    —     Bye-Law Amendment

Schedule 5.3    —     Specified Transaction Approvals

iii

AGREEMENT AND PLAN OF MERGER, dated as of December 18, 2012 (this “Agreement”), among Alterra Capital Holdings Limited, a Bermuda exempted limited liability company (the “Company”), Markel Corporation, a Virginia corporation (“Parent”), and Commonwealth Merger Subsidiary Limited, a Bermuda exempted company and a wholly owned subsidiary of Parent (the “Merger Sub”).

RECITALS

WHEREAS, it is proposed that the Merger Sub will be merged with and into the Company under the Laws of Bermuda (the “Merger”) with the Company surviving such Merger, upon the terms and subject to the conditions of this Agreement and the merger agreement in the form attached hereto Exhibit A (the “Merger Agreement”), and in accordance with the Companies Act 1981 of Bermuda, as amended (the “Companies Act”);

WHEREAS, the board of directors of each of Parent, the Merger Sub and the Company, by unanimous vote, has (a) determined that the Merger is advisable and fair to, and in the best interests of, Parent, the Merger Sub or the Company, as the case may be, and (b) approved and adopted this Agreement, the Merger Agreement and the transactions contemplated hereby and thereby, including the Merger;

WHEREAS, the board of directors of the Company has authorized and approved the Bye-Law Amendment (as defined in Section 3.9(a)) and deems it advisable and in the best interests of the Company;

WHEREAS, the board of directors of Parent has authorized and approved the issuance of Parent Common Shares in the Merger (the “Parent Share Issuance”) and deems it advisable and fair to, and in the best interests of, Parent to consummate the Parent Share Issuance and the other transactions contemplated hereby;

WHEREAS, concurrently with the execution of this Agreement, as part of the consideration for Parent’s willingness to enter into this Agreement, Parent is entering into voting agreements with certain of the Company’s shareholders (each, a “Company Shareholder Voting Agreement”);

WHEREAS, concurrently with the execution of this Agreement, as part of the consideration for the Company’s willingness to enter into this Agreement and the Merger Agreement, the Company is entering into voting agreements with certain of Parent’s shareholders (each, a “Parent Shareholder Voting Agreement”); and

WHEREAS, unless otherwise noted, capitalized terms shall have the meanings set forth or referenced in Section 8.13.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereby agree as follows:

ARTICLE I

THE MERGER

Section 1.1 The Merger; Effective Time. Subject to the provisions of this Agreement and the Merger Agreement, Parent, the Merger Sub and the Company will cause (a) the Merger Agreement to be executed and delivered and (b) an application for registration of the Surviving Company (the “Merger Application”) to be prepared, executed and delivered to the Registrar of Companies in Bermuda (the “Registrar”) as provided under Section 108 of the Companies Act on the Closing Date and will cause the Merger to become effective under the Companies Act. The Merger shall become effective at the time on the Closing Date shown on the certificate of merger issued by the Registrar (the “Certificate of Merger”). The parties agree that they will request the Registrar to provide in the Certificate of Merger that the effective time of the Merger will be 10:00 a.m., New York City time on the Closing Date (the “Effective Time”).

Section 1.2 Closing. The closing of the Merger (the “Closing”) will take place at 10:00 a.m., New York City time, on the date (the “Closing Date”) that is the second Business Day after the satisfaction or waiver (if such waiver is permitted and effective under applicable Law) of the latest to be satisfied or waived of the conditions set forth in Article VI (excluding conditions that, by their terms, are to be satisfied on the Closing Date), unless another time or date is agreed to in writing by the parties. The Closing shall be held at the offices of Debevoise & Plimpton LLP, 919 Third Avenue, in New York, New York, unless another place is agreed to in writing by the parties.

Section 1.3 Effects of the Merger. As of the Effective Time, subject to the terms and conditions of this Agreement and the Merger Agreement, the Merger Sub shall be merged with and into the Company, with the Company surviving such Merger (the “Surviving Company”). The parties acknowledge and agree that (a) the Merger shall be effected so as to constitute a “merger” as such term is understood under the Laws of Bermuda and (b) the Surviving Company shall be deemed to be a “surviving company” in accordance with Section 104H of the Companies Act. Pursuant to Section 109(2) of the Companies Act, from and after the Effective Time: (i) the Merger of the Company and the Merger Sub and the vesting of their undertaking, property and liabilities in the Surviving Company shall become effective; (ii) the Surviving Company shall continue to be liable for the obligations and liabilities of each of the Company and the Merger Sub; (iii) any existing cause of action, claim or liability to prosecution shall be unaffected; (iv) any civil, criminal or administrative action or proceeding pending by or against the Company or the Merger Sub may be continued to be prosecuted by or against the Surviving Company; (v) a conviction against, or ruling, order or judgment in favor of or against, the Company or the Merger Sub may be enforced by or against the Surviving Company; (vi) the Certificate of Merger shall be deemed to be the certificate of incorporation of the Surviving Company; (vii) the parties shall request that the Registrar shall strike off the register the Merger Sub; and (viii) the cessation of the Merger Sub shall not be a winding up within Part XIII of the Companies Act.

Section 1.4 Surviving Company Memorandum of Association and Bye-Laws. The Memorandum of Association and bye-laws of the Surviving Company shall be the Memorandum of Association and bye-laws of the Company, attached hereto as Exhibit B and Exhibit C.

Section 1.5 Directors of Parent. The parties shall take all actions necessary to (i) increase the number of directors that will comprise the board of directors of Parent by two and (ii) add two individuals designated by the Company (the “Proposed New Directors”) and approved by the Nominating/Corporate Governance Committee of the board of directors of Parent (such approval not to be unreasonably withheld) as members of the board of directors of Parent until the earlier of their resignation or removal or until their respective successors are duly elected or appointed, in each case, with effect immediately after the Effective Time ((i) and (ii), collectively, the “Parent Board Expansion”).

Section 1.6 Directors of the Surviving Company. The directors of Merger Sub in office immediately before the Effective Time shall be the directors of the Surviving Company until the earlier of their resignation or removal or until their respective successors are duly elected or appointed.

ARTICLE II

CONVERSION OF COMPANY SECURITIES; EXCHANGE OF CERTIFICATES

Section 2.1 Effect on Share Capital. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of the holders of any common shares of the Company, each having a par value of US$1.00 (each, a “Company Common Share”), as evidenced by share certificates registered in the name of a shareholder and representing outstanding Company Common Shares (each, a “Company Certificate”) and by way of entry in the register of shareholders of the Company (the “Company Share Register”):

(a) Conversion of Company Common Shares. Each Company Common Share issued and outstanding immediately before the Effective Time (other than Dissenting Shares) shall be cancelled and converted into the right to receive (A) 0.04315 (the “Exchange Ratio”) validly issued, fully paid and non-assessable Parent voting common shares, without par value (each, a “Parent Common Share”), together with any cash paid in lieu of fractional shares in accordance with Section 2.2(e) (collectively, the “Stock Consideration”) and (B) $10.00 in cash, without interest (the “Cash Consideration”, and together with the Stock Consideration, the “Consideration”). Upon such conversion, each Company Common Share shall be cancelled and each holder of a Company Common Shares registered in the Company Share Register immediately before the Effective Time shall thereafter cease to have any rights with respect to such Company Common Shares except the right to receive the Consideration. The Consideration shall be appropriately adjusted to reflect fully the effect of any stock split, reverse stock split, stock dividend (including any dividend or similar distribution of securities convertible into Parent Common Shares or Company Common Shares), reorganization, recapitalization, reclassification or other like change with respect to Parent Common Shares or Company Common Shares having a record date on or following the date hereof and before the Effective Time, it being understood that (i) the intent of such adjustment is to provide the holders of Company Common Shares with the same economic effect as contemplated by this Agreement and the Merger Agreement before any such change and (ii) nothing in this Section 2.1(a) shall be construed to permit the Company or Parent to take any action with respect to its securities that is prohibited by the terms of this Agreement or the Merger Agreement.

(b) Cancellation of Parent-Owned Securities. Notwithstanding anything in this Agreement to the contrary, all Company Common Shares that are held by the Company as treasury stock or owned by Parent or by any Subsidiary of Parent immediately before the Effective Time shall, by virtue of the Merger, and without any action on the part of the holder thereof, automatically be cancelled and retired without any conversion thereof and shall cease to exist, and no payment shall be made in respect thereof.

(c) Shares of Dissenting Holders. Notwithstanding anything in this Agreement to the contrary, any Dissenting Shares shall be cancelled and converted into the right to receive the fair value thereof under section 106(2) of the Companies Act. The Company shall give Parent (i) prompt notice of (A) any demands for appraisal of Dissenting Shares or attempted withdrawal or withdrawals of such demands received by the Company and any other instruments served under the Companies Act and received by the Company relating to any Dissenting Shareholder’s right to be paid the fair value of such Dissenting Shareholder’s Dissenting Shares and (B) to the extent that the Company has Knowledge, any applications to the Supreme Court of Bermuda for appraisal of the fair value of the Dissenting Shares and (ii) to the extent permitted by applicable Law, the opportunity to participate with the Company in any and all negotiations and proceedings with respect to any written demands for appraisal under the Companies Act. Neither the Company nor Parent shall, without the prior written consent of the other party, voluntarily make any payment with respect to, or settle, or offer to settle, any such demands or applications, or waive any failure to timely deliver a written demand for appraisal or timely take any other action to perfect appraisal rights in accordance with the Companies Act.

(d) Each common share of the Merger Sub issued and outstanding immediately before the Effective Time shall be converted into one validly issued, fully paid and non-assessable share, par value US$1.00 per share, of the Surviving Company.

Section 2.2 Exchange Procedures.

(a) Exchange Agent. At least five Business Days before the Effective Time, Parent shall designate an exchange and paying agent reasonably acceptable to the Company (the “Exchange Agent”) for the purpose of exchanging Company Common Shares outstanding immediately before the Effective Time. On the Closing Date, Parent shall deposit, or shall cause to be deposited, with the Exchange Agent in accordance with this Article II, (i) certificates, or at Parent’s option, shares in book-entry form representing Parent Common Shares to be exchanged in the Merger and (ii) cash (which, for the avoidance of doubt may include the proceeds of the Alterra Insurance Company Dividend) in an amount sufficient to pay the aggregate Cash Consideration payable under Section 2.1(a) and any cash payable in lieu of fractional shares under Section 2.2(e). Following the Effective Time, Parent shall deposit promptly, or cause to be deposited, with the Exchange Agent cash in respect of any dividends or distributions to which the shareholders of the Company may be entitled under Section 2.2(c) in an amount sufficient to pay such dividends or distributions to shareholders of the Company that have not, as of such date, exchanged their Company Common Shares. Such Consideration and cash so deposited are hereinafter referred to as the “Exchange Fund.” No interest shall be paid or accrued for the benefit of holders of the Company Common Shares on cash amounts payable under this Section 2.2. The Exchange Agent shall invest any cash in the Exchange Fund as directed by Parent; provided that such investments shall be in direct obligations of or fully guaranteed by the United States of America or in money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of investment. Any interest and other income resulting from such investments shall be promptly paid to Parent and any amounts in excess of the amounts payable under Section 2.2(b), 2.2(c) and 2.2(e) shall be promptly returned to Parent. To the extent that there are any losses with respect to any such investments, or such cash diminishes for any reason below the level required for the Exchange Agent to make prompt cash payment of amounts under Section 2.2(b), 2.2(c) and 2.2(e), Parent shall promptly replace or restore the cash so as to ensure that there is sufficient cash for the Exchange Agent to make all such payments.

(b) Exchange Procedures. Promptly following the Effective Time and in any event not later than five Business Days following the Effective Time, Parent or the Surviving Company shall cause the Exchange Agent to mail, to each shareholder of the

Company, (i) a letter of transmittal (which shall be in such form and have such other provisions as the parties may reasonably specify at least three Business Days before the Effective Time), and (ii) instructions for use in effecting the surrender of Company Common Shares in exchange for the Consideration. Following the Effective Time, upon surrender of title to the Company Common Shares previously held by a shareholder of the Company in accordance with this Section 2.2, together with such letter of transmittal duly executed and such other documents as the Exchange Agent may reasonably require, a holder of Company Common Shares shall be entitled to receive in exchange therefor (A) a certificate or book-entry representing that number of whole Parent Common Shares (rounded down) which such shareholder has the right to receive in respect of the Company Common Shares after taking into account all Company Common Shares then held by such shareholder, (B) any cash in lieu of fractional shares that such shareholder has the right to receive under Section 2.2(e) and (C) the amount of the Cash Consideration which such shareholder has the right to receive in respect of the Company Common Shares and any Company Certificate surrendered in respect thereof shall forthwith be marked as cancelled. In the event of a transfer of ownership of Company Common Shares that is not registered in the transfer records of the Company, a certificate or book-entry representing the proper number of Parent Common Shares may be issued to a transferee if the Company Certificate representing such Company Common Shares (if any) is presented to the Exchange Agent, accompanied by documents normally required to evidence and effect such transfer (reasonably satisfactory to Parent) and by reasonable evidence that any applicable stock transfer taxes have been paid.

(c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made with respect to Parent Common Shares with a record date on or following the Effective Time shall be paid to any shareholder of the Company holding any unexchanged Company Common Shares with respect to Parent Common Shares represented thereby, nor shall any Cash Consideration or the cash payment in lieu of fractional shares be paid to any such shareholder under Section 2.2(e), until such shareholder shall exchange such Company Common Shares in accordance with the procedures set forth in this Article II. Following the exchange of any such Company Common Shares in accordance with the procedures set forth in this Article II, such shareholder shall be entitled to receive, in addition to the Consideration set forth in Section 2.1(a), without interest, (i) at the time of such exchange, the amount of any dividends or other distributions with a record date on or following the Effective Time theretofore paid (but withheld under the immediately preceding sentence) with respect to such whole Parent Common Shares that a shareholder holding such Company Common Shares is entitled to receive hereunder and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date on or following the Effective Time but before exchange and a payment date after the exchange payable with respect to such whole Parent Common Shares that a shareholder holding such Company Common Shares is entitled to receive hereunder.

(d) No Further Rights in Company Common Shares. All Consideration paid or issued upon the surrender of title to Company Common Shares in accordance with the terms of this Article II (including any cash paid under this Article II) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the shareholders of the Company in their capacity as shareholders of the Company before the Effective Time. There shall be no further registration of transfers on the share transfer books of the Surviving Company of the Company Common Shares that were outstanding immediately before the Effective Time. If, after the Effective Time, Company Certificates are presented to Parent or to the Surviving Company or to the Exchange Agent for any reason, they shall be marked as cancelled and exchanged in accordance with this Article II, except as otherwise required by applicable Law.

(e) No Fractional Shares. Notwithstanding anything in this Agreement to the contrary, no fraction of a Parent Common Share shall be issued in connection with the Merger, and in lieu thereof any shareholder of the Company who would otherwise have been entitled to a fraction of a Parent Common Share, shall be paid upon surrender of Company Common Shares for exchange (and after taking into account and aggregating Company Common Shares represented by all Company Certificates surrendered by such holder, or as set out in the Company Share Register, as applicable) cash in an amount (without interest) equal to the product obtained by multiplying (i) the fractional share interest to which such shareholder (after taking into account and aggregating all Company Common Shares represented by all Company Certificates surrendered by such shareholder, or as set out in the Company Share Register, as applicable) would otherwise be entitled by (ii) the Average Parent Share Price.

(f) Lost, Stolen or Destroyed Certificates. If any Company Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof, the Consideration and any dividends or other distributions as may be required under this Article II in respect of the Company Common Shares represented by such lost, stolen or destroyed Company Certificates; provided that Parent may, in its reasonable discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to deliver a bond in such sum as it may reasonably direct or otherwise indemnify Parent in a manner reasonably satisfactory to Parent against any claim that may be made against Parent or the Exchange Agent with respect to the Company Certificates alleged to have been lost, stolen or destroyed.

(g) Termination of Exchange Fund. Unless a longer period is prescribed by applicable Law or Parent’s agreement with the Exchange Agent, any portion of the Exchange Fund that remains undistributed to the shareholders of the Company for one year following the Effective Time shall be delivered to Parent, upon demand, and any shareholders of the Company who have not theretofore complied with this Article II shall thereafter look only to Parent for payment of their claim for the Consideration and any dividends or distributions with respect to Parent Common Shares.

(h) No Liability. To the extent permitted under applicable Law, any Consideration and any dividends or other distributions payable to any shareholder of the Company in accordance with Section 2.1(c) that remain undistributed to the shareholders of the Company shall be delivered to and become the property of Parent on the Business Day immediately before the day that such property is required to be delivered to any public official under any applicable abandoned property, escheat or similar Law. Notwithstanding anything in the Agreement to the contrary, to the extent permitted under applicable Law, none of Parent, the Merger Sub, the Surviving Company or the Exchange Agent shall be liable to any shareholder of the Company for any such property delivered to Parent or to a public official under any applicable abandoned property, escheat or similar Law.

(i) Withholding. The Exchange Agent, Parent, and the Surviving Company (without duplication) shall be entitled to deduct and withhold from the consideration otherwise payable under this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of applicable Tax Law. To the extent that amounts are so withheld by the Exchange Agent, Parent, or the Surviving Company, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. The parties agree to cooperate reasonably with each other for purposes of determining whether any Taxes are required to be withheld with respect to the Merger.

Section 2.3 Treatment of Company Stock Options and other Company Stock-Based Awards.

(a) Each right to purchase Company Common Shares granted by the Company under the Company Share Plans that is outstanding and unexercised immediately before or as of the Effective Time (the “Company Stock Options”), whether or not exercisable and whether or not vested, at the Effective Time, shall remain outstanding following the Effective Time. At the Effective Time, all of the Company Stock Options shall, by virtue of the Merger and without any further action on the part of the Company or the holder thereof, be assumed in full by Parent, which shall have assumed the Company Share Plans as of the Effective Time by virtue of this Agreement and without any further action by Parent. From and after the Effective Time, all references to the Company in the Company Share Plans and in any agreement granting or governing Company Stock Options shall be deemed to refer to Parent. Each Company Stock Option assumed by Parent (each, a “Company Converted Option”) shall be converted automatically into an option to purchase Parent Common Shares upon the same terms and conditions as are in effect immediately before the Effective Time with respect to such Company Stock Option, including vesting schedule (taking into account any accelerated vesting of such Company Stock Options as a result of the transactions contemplated hereby in accordance with their terms) and term of exercise, except (i) that each such Company Converted Option shall represent the right to acquire the number of Parent Common Shares equal to the number of Company Common Shares subject to such Company Stock Option multiplied by the Incentive Award Exchange Ratio, and (ii) that the exercise price per share of each Company Converted Option shall be an amount (rounded up to the nearest whole cent) equal to the option exercise price per share of the related Company Stock Option divided by the Incentive Award Exchange Ratio; provided that the conversion of the Company Converted Options shall in any event be in accordance with Treasury Regulation Section 1.409A-1(b)(5)(v)(D); and provided further that no fractional Parent Common Shares shall be issuable upon exercise of each Company Stock Option, and instead, at the Effective Time, such right to purchase such fractional share shall be cancelled and the Company shall pay the holder thereof the value of such fractional Parent Common Share in cash based on the Average Parent Share Price. For purposes of this Agreement, the “Incentive Award Exchange Ratio” shall be the sum of (x) plus (y), where (x) is the Exchange Ratio and (y) is the quotient of (i) the Cash Consideration divided by (ii) the Average Parent Share Price.

(b) At the Effective Time, each Company Restricted Award that does not become fully-vested on an accelerated basis as a result of the transactions contemplated hereby in accordance with their terms shall be assumed in full by Parent (each, a “Company Converted Restricted Award”) and shall be converted into the number of restricted Parent Common Shares or restricted stock units of Parent Common Shares, as applicable, equal to the number of Company Common Shares underlying such Company Restricted Award in effect immediately before the Effective Time multiplied by the Incentive Award Exchange Ratio; provided that no fractional restricted Parent Common Shares shall be issuable upon such conversion, and instead, at the Effective Time, such right to receive such fractional share shall be cancelled and the Company shall pay the holder thereof the value of such fractional Parent Common Share in cash based on the Average Parent Share Price. Each such Company Converted Restricted Award will otherwise have the same terms and conditions as the corresponding Company Restricted Award, including vesting schedule. All other Company Restricted Awards that become fully-vested on an accelerated basis as a result of the transactions contemplated hereby in accordance with their terms shall be canceled and converted into the right to receive the Consideration and each holder thereof shall thereafter cease to have any rights with respect to such Company Restricted Awards except the right to receive the Consideration. From and after the Effective Time, all references to the Company in the Company Share Plans and in any agreement granting or governing Company Converted Restricted Awards shall be deemed to refer to Parent. For the avoidance of doubt, all Company Restricted Awards that become fully-vested on an accelerated basis as a result of the transactions contemplated hereby in accordance with their terms shall be treated as Company Common Shares in accordance with Section 2.1, and awards of restricted stock and restricted stock units granted under the Company Share Plans which became vested before the Closing Date in accordance with their terms and not on an accelerated basis as a result of the transactions contemplated hereby shall not be considered Company Restricted Awards for purposes of this Section 2.3.

(c) Before the Closing, the board of directors of Parent (or the Compensation Committee of the board of directors of Parent) shall adopt such resolutions and take such other actions as are necessary or appropriate in order to effectuate the actions contemplated by this Section 2.3, which such actions shall include: (i) reserving for issuance a sufficient number of Parent Common Shares for delivery upon the exercise of the Company Converted Options and the issuance of the Company Converted Restricted Awards; (ii) as promptly as practicable (and in no event later than five Business Days following the Effective Time) filing with the SEC a registration statement on Form S-8 (or any successor or other appropriate form) with respect to Parent Common Shares subject to the Company Converted Options and Company Converted Restricted Awards; and (iii) such other actions reasonably requested by the Company to give effect to the foregoing; provided that such resolutions and actions shall expressly be conditioned upon the consummation of the Merger and the other transactions contemplated hereby and shall be of no force and effect if this Agreement and the Merger Agreement are terminated. Parent shall use its reasonable best efforts to maintain the effectiveness of such registration statement for as long as any such Company Converted Options, and Company Converted Restricted Awards remain outstanding. As promptly as practicable, and in any event not later than ten Business Days following the Effective Time, Parent shall deliver, or cause to be delivered, to each holder of a Company Converted Option and Company Converted Restricted Award a reasonably detailed notice setting forth such holder’s rights thereunder. Parent shall comply with the terms of all such Company Converted Options and Company Converted Restricted Awards and shall ensure that the conversion and assumption of the Company Stock Options provided in this Section 2.3 shall be effected in a manner consistent with the requirements of Section 409A of the Code.

(d) Before the Closing, the board of directors of the Company (or the Compensation Committee of the board of directors of the Company) shall adopt such resolutions and take such other actions as are necessary or appropriate in order to effectuate the actions contemplated by this Section 2.3 and shall take such other actions reasonably requested by Parent to give effect to the foregoing, without any obligation to pay any consideration or incur any debts or obligations on behalf of the Company or any of its respective Subsidiaries (other than fees and expenses of advisors); provided that such resolutions and actions shall expressly be conditioned upon the consummation of the Merger and the other transactions contemplated hereby and shall be of no force and effect if this Agreement and the Merger Agreement are terminated.

(e) The board of directors of Parent, or a committee of “Non-Employee Directors” thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), in consultation with the Company, shall adopt a resolution before the Closing providing that the receipt by Company Insiders of Parent Common Shares in exchange for Company Common Shares (including Company Converted Restricted Awards) and, as applicable, Company Converted Options, in each case, under the transactions contemplated by this Agreement based on the Section 16 Information provided by the Company to Parent, are intended to be exempt from liability under Section 16(b) under the Exchange Act in accordance with the procedures set forth in Rule 16b-3 promulgated under the Exchange Act and additional guidance issued thereunder.

(f) Following completion of the current offering period ending on December 31, 2012 (and the share purchase relating thereto), notwithstanding anything to the contrary in Section 5.9, (i) subsequent offering periods under the Company’s employee stock purchase plan described in Section 2.3(f) of the Company Disclosure Letter (the “ESPP”) shall be suspended for periods prior to the Effective Time and (ii) prior to the Effective Time, the Company shall provide notice to all participants in the ESPP that the ESPP will be terminated as soon as practicable following the Effective Time. The Company shall take all action necessary to give full effect to this Section 2.3(f). ESPP Shares shall be treated as Company Common Shares for all purposes of this Agreement. As used in this Agreement, “ESPP Shares” shall mean Company Common Shares purchased under an ESPP.

Section 2.4 Treatment of Company Warrants. Each outstanding warrant to purchase Company Common Shares (the “Company Warrants”), whether or not exercisable at the Effective Time, shall, at the option of the holder thereof: (i) be surrendered to Parent in exchange for an amount equal to (A)the per share Consideration multiplied by (B) the number of Company Common Shares the holder of such Company Warrant would have received had such holder exercised such Company Warrant immediately prior to the Closing (assuming for the purposes of this calculation, the cashless exercise of such Company Warrant); or (ii) remain outstanding following the Effective Time in accordance with the terms thereof (each such Company Warrant that remains outstanding following the Effective Time, a “Company Converted Warrant”). For the avoidance of doubt, following the Effective Time, Company Converted Warrants will, in accordance with the provisions of Section 7 thereof, represent a right to purchase, for a price equal to the Exercise Price (as defined in such Company Converted Warrant) multiplied by the number of Company Common Shares for which such Company Converted Warrant may have been exercised immediately prior to the Closing, (I) an amount of cash equal to the Cash Consideration multiplied by the number of Company Common Shares for which such Company Converted Warrant may have been exercised immediately prior to the Closing and (II) that number of Parent Common Shares equal to the number of Company Common Shares for which such Company Converted Warrant may have been exercised immediately prior to the Closing multiplied by the Exchange Ratio, together with any cash paid in lieu of a fractional share in accordance with the terms of the Company Converted Warrants; provided, that, the number of Parent Common Shares deliverable upon the exercise of the Company Converted Warrants following the Closing shall be subject to adjustment for events subsequent to the Closing on terms economically equivalent to those provided in the Company Converted Warrants. Also for the avoidance of doubt, upon exercise, to the extent applicable, the holder of any Company Converted Warrant shall be entitled to receive any evidences of indebtedness, assets (including cash) or other property such holder would have been entitled to receive in lieu of an adjustment to the Exercise Price (as defined in the Company Warrants) in accordance with the terms of such Company Converted Warrant.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Except as (i) set forth in the disclosure letter delivered by the Company to Parent simultaneously with the execution of this Agreement by the Company (the “Company Disclosure Letter”) or the disclosure letter delivered by Parent to the Company simultaneously with the execution of this Agreement by Parent (the “Parent Disclosure Letter” and each of the Company Disclosure Letter and the Parent Disclosure Letter, a “Disclosure Letter”), as the case may be, (ii) in the case of Parent, disclosed in the Parent SEC Reports publicly filed with the SEC on or after January 1, 2012 and at least two Business Days before the execution of this Agreement (excluding any disclosures set forth in any risk factor section in any Parent SEC Report, in forward looking statements contained in any Parent SEC Report, or in any exhibit to any Parent SEC Report (except, in the case of an exhibit to any Parent SEC Report, to the extent explicitly referred to in this Agreement for a particular purpose), or (iii) in the case of the Company, disclosed in the Company SEC Reports publicly filed with the SEC on or after January 1, 2012 and at least two Business Days before the execution of this Agreement (excluding any disclosures set forth in any risk factor section in any Company SEC Report, in forward looking statements contained in any Company SEC Report, or in any exhibit to any Company SEC Report (except, in the case of an exhibit to any Company SEC Report, to the extent explicitly referred to in this Agreement for a particular purpose), the Company hereby represents and warrants to Parent, and Parent (and the Merger Sub with respect to Section 3.1(a), 3.1(d), 3.2(h), 3.3, 3.8, 3.9(c) and 3.25) hereby represents and warrants to the Company, to the extent applicable, in each case with respect to itself and its Subsidiaries (and not as to the other party or its Subsidiaries), as follows:

Section 3.1 Organization, Standing and Power.

(a) Each of it and its Subsidiaries is a company or other legal entity duly organized and validly existing and in good standing (or the equivalent concept to the extent applicable) under the Laws of its jurisdiction of incorporation or organization, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except where the failure to be so qualified has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) In the case of the Company, the copies of its memorandum of association and bye-laws incorporated by reference in its Form 10-K for the year ended December 31, 2011, are true and complete copies, are in full force and effect and have not been amended or otherwise modified (except as they may be or have been amended or otherwise modified under the Bye-Law Amendment. Neither it nor any of its Subsidiaries is in breach of any provision of its memorandum of association or bye-laws or other equivalent organizational documents.

(c) In the case of Parent, the copies of its articles of incorporation and by-laws incorporated by reference in its Form 10-K for the year ended December 31, 2011, are true and complete copies, are in full force and effect and have not been amended or otherwise modified. Neither it nor any of its Subsidiaries (including Merger Sub) is in breach of any provision of its articles of incorporation or by-laws or other equivalent organizational documents.

(d) Parent and the Merger Sub represent and warrant to the Company that: (i) true and complete copies of the memorandum of association and bye-laws of the Merger Sub have been made available to the Company before the execution of this Agreement, are in full force and effect and have not been amended or otherwise modified, (ii) the Merger Sub was formed by Parent solely for the purpose of effecting the Merger and the other transactions contemplated by this Agreement and (iii) the Merger Sub has not conducted any business before the date hereof and has no, and immediately before the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation or as necessary to carry out its obligations under this Agreement.

Section 3.2 Capital Structure.

(a) Its authorized share capital and outstanding common shares as of the date set forth in Section 3.2(a) of its Disclosure Letter, including any shares reserved for issuance upon the exercise or payments of outstanding warrants and outstanding share options or other equity-related securities or awards (such share option and other equity-related award plans, agreements and programs, collectively, in the case of Parent, the “Parent Share Plans” and, in the case of the Company, the “Company Share Plans”), are described in Section 3.2(a) of its Disclosure Letter. None of its common shares, options or warrants are held by it or by its Subsidiaries. All of its outstanding common shares have been duly authorized and validly issued and are fully paid and non-assessable and not subject to preemptive rights and were issued in compliance in all material respects with all applicable securities Laws. With regard to the Company, Section 3.2(a) of its

Disclosure Letter sets forth a true and complete list of all warrants, options, restricted stock, restricted stock units or other equity-related securities or awards outstanding as of the date set forth in Section 3.2(a) of the Company Disclosure Letter, the name of each holder thereof and the number of Company Common Shares for which any such warrant, option, restricted stock, restricted stock unit or other equity-related security or award is exercisable for as of the date of this Agreement (without regard to any vesting or other limitations with respect thereof), and, where applicable for warrants, options, restricted stock, restricted stock units or other equity-related securities, exercise prices, dates of grant, vesting schedules, expiration dates, performance periods, performance targets, and the Company Share Plan (in the case of the Company), if any, under which such awards were granted. From the date set forth in Section 3.2(a) of its Disclosure Letter through the date of this Agreement, the Company has not issued any warrants, options, restricted stock, restricted stock units or other equity-related securities or award.

(b) Section 3.2(b) of its Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of (i) its Subsidiaries (including such Subsidiaries’ jurisdiction of incorporation or organization, the amount of its authorized share capital and the record owners of its outstanding share capital), and (ii) each other Person (other than its Subsidiaries) in which it has, or under an agreement has the right to acquire at any time by any means, directly or indirectly, an equity interest other than Investment Assets in the ordinary course of business. It or one of its wholly owned Subsidiaries owns all of the issued and outstanding shares in the share capital of its Subsidiaries, beneficially and of record, and all such shares are fully paid and nonassessable, are not subject to preemptive rights and are free and clear of any claim, lien or encumbrance. Other than as a result of ownership of its Investment Assets, it does not own or have the right to acquire, directly or indirectly, any share capital or other voting securities of, or ownership interests in, any Person.

(c) No bonds, debentures, notes or other indebtedness having the right to vote (or which are exercisable or exchangeable for or convertible or redeemable into securities having the right to vote) on any matters on which shareholders may vote (“Voting Debt”) of it or any of its Subsidiaries are issued or outstanding.

(d) Except for warrants, options, restricted stock, restricted stock units or other equity-related securities or awards issued or to be issued under the Parent Share Plans (in the case of Parent) or the Company Share Plans (in the case of the Company), there are no options, warrants, calls, convertible, redeemable, exercisable or exchangeable securities, rights, commitments or agreements of any character to which it or any of its Subsidiaries is a party or by which it or any such Subsidiary is bound (i) obligating it or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the share capital or any Voting Debt or other equity rights of it or any of its Subsidiaries, (ii) obligating it or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, convertible, redeemable, exercisable or exchangeable security, right, commitment or agreement or (iii) that provide the economic or voting equivalent of an equity ownership interest in it or any of its Subsidiaries.

(e) None of it or any of its Subsidiaries is a party to any agreement relating to disposition, voting or dividends with respect to any equity securities of it or any of its Subsidiaries. To its Knowledge, as of the date of this Agreement, other than (i) in the case of the Company, the Company Shareholder Voting Agreements and the provisions of its (and its Subsidiaries’) memorandum of association and bye-laws or equivalent organizational documents, and (ii) in the case of Parent, the Parent Shareholder Voting Agreements and the provisions of its (and its Subsidiaries’) articles of incorporation and by-laws or equivalent organizational documents, there are no voting trusts, proxies or other agreements or understandings with respect to the voting of its share capital or the share capital of any of its Subsidiaries. There are no outstanding contractual obligations of it or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares in the share capital of it or any of its Subsidiaries.

(f) Since January 1, 2012, through the date of this Agreement, it has not declared or announced an intention to declare, set aside, made or paid to its shareholders dividends or other distributions on the outstanding shares in its share capital.

(g) It has not waived any voting cut-back, transfer restrictions or similar provisions of its or its Subsidiaries’ bye-laws with respect to any of its or their shareholders.

(h) Parent and the Merger Sub represent and warrant to the Company that Parent owns all outstanding share capital and any other debt or equity securities of the Merger Sub and no Person has any right to acquire any such share capital or debt or equity securities.

(i) In the case of the Company, as of the Effective Time, no former holder of Company Common Shares shall have a right to appoint a director or observer or other similar rights with respect to the board of directors of Parent or any of its Subsidiaries.

Section 3.3 Authority; Non-Contravention.

(a) It has all requisite corporate power and authority to enter into this Agreement and, subject to obtaining the Required Parent Vote (in the case of Parent) or the Required Company Vote (in the case of the Company), to consummate the transactions contemplated hereby to which it is a party. The execution, delivery and performance of this Agreement by it and the consummation of the transactions contemplated hereby to which it is a party have been duly authorized by all necessary corporate action on its part and no other corporate proceedings on its part are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, subject to the Required Parent Vote (in the case of Parent) or the Required Company Vote (in the case of the Company). This Agreement has been duly executed and delivered by it and (assuming the due authorization, execution and delivery by the other parties hereto) constitutes a valid and binding obligation of it, enforceable against it in accordance with its terms, except to the extent enforcement is limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equitable principles (whether considered in a proceeding at law or in equity). The Required Parent Vote, in the case of Parent, and the Required Company Vote, in the case of the Company, as applicable, is the only vote of the holders of any class or series of its share capital or other securities necessary to approve this Agreement or approve the transactions to which it is a party contemplated hereby.

(b) Neither the execution, delivery and performance of this Agreement by it nor the consummation of the transactions contemplated hereby to which it is a party, nor compliance by it with any of the terms or provisions hereof, will (i) violate, conflict with or result in any breach of any provision of (A) in the case of the Company, its memorandum of association or bye-laws (as they may be or have been amended or otherwise modified under the Bye-Law Amendment) or the equivalent organizational documents of any of its Subsidiaries, (B) in the case of Parent its articles of incorporation or by-laws or the equivalent organizational documents of any of its Subsidiaries or (C) in the case of Merger Sub, its memorandum of association or bye-laws, (ii) trigger any rights of first refusal, preemptive rights, preferential purchase or similar rights or (iii) assuming that the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in Section 3.3(c) are duly obtained or made and the Required Parent Vote (in the case of Parent) or the Required Company Vote (in the case of the Company), as applicable, is obtained, (A) violate any Law applicable to it or any of its Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, require an approval or a consent or waiver under, result in the cancellation, suspension, non-renewal or termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any Permit or any of the respective properties, rights, obligations or assets of it or any of its Subsidiaries under, any of the terms, conditions or provisions of any loan or credit agreement, note, mortgage, indenture, lease, Parent Benefit Plan (in the case of Parent) or Company Benefit Plan (in the case of the Company) or other agreement, obligation or instrument to which it or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except (with respect to clauses (ii) and (iii)) for such triggers, violations, conflicts, breaches or losses that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c) No consent, approval, order or authorization of, waiver from, or registration, declaration, notice or filing with any Governmental Entity is required to be made or obtained by it or any of its Subsidiaries at or before the Closing in connection with the execution, delivery and performance of this Agreement by it or the consummation of the transactions contemplated hereby to which it is a party, except for (i)(A) the filing of the Merger Application and related attachments with the Registrar, (B) the written notification from the Bermuda Monetary Authority confirming that the Bermuda Monetary Authority has no objection to the Merger, (C) approvals or filing under all applicable laws of Bermuda, including the Exchange Control Act 1972 and related regulations and the Insurance Act 1978, as amended, of Bermuda, (D) compliance with applicable requirements of the Securities Act and the Exchange Act, (E) compliance with the pre-merger notification requirements of the HSR Act, (F) as set forth in Section 3.3(c)(i)(F) of its Disclosure Letter with respect to any Governmental Entity with jurisdiction over enforcement of any applicable antitrust or competition Law (other than as set forth in clause (E) above), (G) notices, applications, filings, authorizations, orders, approvals and waivers as may be required under applicable Insurance Laws, which are set forth in Section 3.3(c)(i)(G) of its Disclosure Letter (the notices, applications, filings, authorizations, orders, approvals and waivers described in clauses (D), (E), (F) and (G), the “Transaction Approvals”), (H) the filing with the SEC of such registration statements, prospectuses, reports and other materials as may be required in connection with this Agreement and the transactions contemplated hereby, including the Parent Registration Statement and the Joint Proxy Statement/Prospectus, and the obtaining from the SEC of such orders, approvals and clearances as may be required in connection therewith, (I) in the case of the Company, compliance with any applicable requirements of the NASDAQ Global Select Market, (J) in the case of Parent, compliance with any applicable requirements of the NYSE and (K) in the case of Parent, such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” Laws of various jurisdictions in connection with the issuance of Parent Common Shares under this Agreement and (ii) any other consent, approval, order or authorization of, waiver from, or registration, declaration, notice or filing, the failure of which to obtain or make would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.4 Financial Statements and SEC Reports; Regulatory Reports; Undisclosed Liabilities.

(a) It and its Subsidiaries have timely filed or furnished all required forms, reports, statements, schedules, registration statements and other documents required to be filed or furnished by it or any of its Subsidiaries with or to the SEC since January 1, 2011 (the documents referred to in this Section 3.4(a), collectively with any other forms, reports, statements, schedules, registration statements, prospectuses, proxy statements and other documents filed with or furnished to the SEC after the date hereof, in the case of the Parent and its Subsidiaries the “Parent SEC Reports” or in the case of the Company and its Subsidiaries, the “Company SEC Reports”). As of its filing or furnishing date, each Parent SEC Report or Company SEC Report complied, and each such Parent SEC Report (in the case of Parent) or Company SEC Report (in the case of the Company) filed or furnished after the date hereof will comply, (A) as to form in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and (B) did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments from the SEC staff with respect to any Parent SEC Report (in the case of Parent) or Company SEC Report (in the case of the Company).

(b) Each Parent SEC Report (in the case of Parent) or Company SEC Report (in the case of the Company) that is a registration statement, as amended, if applicable, filed under the Securities Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading.

(c) The audited consolidated financial statements and unaudited interim consolidated financial statements (including, in each case, the notes, if any, thereto) included in the Parent SEC Reports (in the case of Parent) or Company SEC Report (in the case of the Company) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments and the absence of complete footnotes) in all material respects the consolidated financial position of Parent and its Subsidiaries (in the case of the Parent SEC Reports) or the Company and its Subsidiaries (in the case of the Company SEC Reports) as of the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended. To Parent’s Knowledge, since January 1, 2011, the financial information with respect to each Markel Ventures Subsidiary included in Parent’s consolidated financial statements was prepared in accordance with GAAP applied on a consistent basis during the periods involved and fairly presents in all material respects the financial position of such Markel Ventures Subsidiary as of the respective dates thereof and the results of its operations and cash flows for the respective periods then ended. Each required form, report and document containing financial statements that has been filed with or submitted to the SEC by Parent or the Company, as applicable, since January 1, 2011, was accompanied by the certificates required to be filed or submitted by Parent’s or the Company’s, as applicable, chief executive officer and chief financial officer under the Sarbanes-Oxley Act of 2002 and, at the time of filing or submission of each such certification, such certificate was true and accurate and complied in all material respects with the Sarbanes-Oxley Act of 2002.

(d) Except for (i) those liabilities that are reflected or reserved for in its unaudited consolidated financial statements for the nine-months ended September 30, 2012 as filed with the SEC in its Quarterly Report on Form 10-Q before the execution of this Agreement, (ii) liabilities and obligations incurred as permitted under this Agreement, (iii) liabilities incurred since September 30, 2012 in the ordinary course of business (including claims and any related litigation or arbitration arising in the ordinary course of business under Policies for which adequate claims reserves have been established), and (iv) liabilities that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (x) it and its Subsidiaries do not have and (y) since September 30, 2012, it and its Subsidiaries have not incurred, in each case, any liabilities or obligations of any nature whatsoever (whether accrued, absolute, contingent or otherwise and whether or not required to be reflected in its financial statements in accordance with GAAP).

(e) Each of its Insurance Subsidiaries has filed or submitted all SAP Statements required to be filed with or submitted to the insurance departments of their respective jurisdictions of domicile on forms prescribed or permitted by such department, except for such failures to file or submit that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The SAP Statements were prepared in conformity with Applicable SAP applied on a consistent basis for the periods covered thereby (except as may be indicated in the notes thereto), were prepared in accordance with the books and records of the applicable Insurance Subsidiary and fairly present, in all material respects, the statutory financial position of such Insurance Subsidiaries as at the respective dates thereof and the statutory results of operations of such Insurance Subsidiaries for the respective periods then ended (subject, in the case of the unaudited SAP Statements, to normal year-end adjustments). Its SAP Statements complied in all material respects with all applicable Laws when filed or submitted and no material deficiency has been asserted in writing with respect to any of its SAP Statements by the domiciliary insurance regulator of such filing Insurance Subsidiary that has not been remedied. The annual statutory balance sheets and income statements included in the SAP Statements have been, where required by applicable Insurance Law, audited by an independent accounting firm of recognized national or international reputation. It has made available to the other party before the execution of this Agreement, to the extent permitted by applicable Law, true and complete copies of all (i) SAP Statements filed with Governmental Entities for each of its Insurance Subsidiaries and (ii) true and complete copies of all examination reports (and has notified the other party of any pending examinations) of any insurance regulatory authorities received by it relating to its Insurance Subsidiaries. Except as indicated therein, all assets that are reflected on its Insurance Subsidiaries’ SAP Statements comply in all material respects with all applicable Insurance Laws regulating the investments of its Insurance Subsidiaries and all applicable Insurance Laws with respect to admitted assets and are in amount at least equal to the minimum amount required by applicable Insurance Laws. The financial statements included in its Insurance Subsidiaries’ SAP Statements accurately reflect in all material respects the extent to which, under applicable Laws and Applicable SAP, the applicable Insurance Subsidiary is entitled to take credit for reinsurance (or any local equivalent concept). Since January 1, 2011, it and any of its Subsidiaries that are members of Lloyd’s, has prepared audited accounts for each syndicate managed by it for all applicable years ended December 31 in accordance with the requirements of the Insurance Accounts Directive (Lloyd’s Syndicate and Aggregate Accounts) Regulations 2004 (S.I. 2004/3319) and the Syndicate Accounting Byelaw (No. 8 of 2005) and such accounts show a true and fair view of the syndicate’s position as at the relevant date.

(f) Before the date hereof, (i) the Company has made available to Parent a true and complete copy of its and its Subsidiaries’ then current risk management policies and practices (the “Company Risk Policies”), and (ii) Parent has made available to the Company a true and complete copy of its and its Subsidiaries’ then current risk appetite statement (the “Parent Risk Policies”).

Section 3.5 Compliance with Applicable Laws and Reporting Requirements. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(a) It and its Subsidiaries hold in full force and effect all Permits, and it and its Subsidiaries are in compliance with the terms and requirements of its Permits and any applicable Laws. The businesses of it and its Subsidiaries have not been, and are not being, conducted in violation of any applicable Laws (including the USA PATRIOT Act of 2001, as amended, the Foreign Corrupt Practices Act, 15 U.S.C. § 78dd 1 et seq., as amended (or any other similar applicable foreign, federal, or state legal requirement), anti-money laundering laws, anti-terrorism laws, and all Insurance Laws). It and its Subsidiaries have not received, at any time since January 1, 2011, any written notice or communication from any Governmental Entity regarding any actual, alleged, or potential violation of, or a failure to comply with, any Laws or the terms and requirements of any Permit or any actual or potential revocation, withdrawal, suspension, cancellation, modification, or termination of any Permit. All applications required to have been filed for the renewal of each Permit or other filings required to be made with respect to each Permit held by it or its Subsidiaries have been duly filed on a timely basis with the appropriate Governmental Entity.

(b) (i) It has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act) and such disclosure controls and procedures are (A) designed to ensure that material information relating to it, including its consolidated Subsidiaries, is made known to its principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared and (B) effective in timely alerting its principal executive officer and principal financial officer to material information required to be included in its periodic reports under the Exchange Act and ensure that the information required to be disclosed in the Parent SEC Reports (in the case of Parent) or the Company SEC Reports (in the case of the Company) is recorded, processed, summarized and reported within the time periods specified by the SEC’s rules and forms; (ii) it and its Subsidiaries maintain a system of internal controls over financial reporting sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP; (iii) the records, systems, controls, data and information of it and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of it or its Subsidiaries or accountants (including all means of access thereto and therefrom) and are held or maintained in such places as may be required under all applicable Laws (including Insurance Laws); and (iv) it has disclosed, based on its most recent evaluation of internal controls before the date hereof, to its auditors and audit committee (A) any significant deficiencies and material weaknesses in the design or operation of internal controls which are reasonably likely to adversely affect its ability to record, process, summarize and report financial information and (B) any fraud that involves management or other employees who have a significant role in internal controls.

(c) There are no outstanding loans or other extensions of credit made by it or any of its Subsidiaries to any of its executive officers (as defined in Rule 3b-7 under the Exchange Act) or directors.

(d) Since January 1, 2011, it has complied with the applicable listing and corporate governance rules and regulations of the NYSE (in the case of Parent) or the NASDAQ Global Select Market (in the case of the Company).

(e) Neither it nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract (including any contract relating to any transaction or relationship between or among it and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity, on the other hand, or any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K of the SEC)).

Section 3.6 Legal and Arbitration Proceedings and Investigations. Except for litigation or arbitration arising in the ordinary course of business from claims under Policies for which adequate claims reserves have been established, there are no Legal Proceedings pending or, to its Knowledge, threatened, against it or any of its Subsidiaries, any present or former officer, director or employee thereof in his or her capacity as such or any Person for whom it or its Subsidiaries may be liable or any of their respective properties or assets, that, if determined or resolved adversely against it, would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, nor are there any writs, judgments, decrees, injunctions, rules or orders of any Governmental Entity binding upon it or any of its Subsidiaries or any of their respective properties or assets that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. To its Knowledge, since January 1, 2011, there have been no formal or informal SEC inquiries, investigations or subpoenas, other Governmental Entity inquiries or investigations or internal investigations or whistle-blower complaints pending or threatened involving it or its Subsidiaries or any current or former officer or director thereof in his or her capacity as such. Except for litigation or arbitration arising in the ordinary course of business from claims under Policies, as of the date of this Agreement, there are no Legal Proceedings by it or any of its Subsidiaries pending, or which it or any of its Subsidiaries intends to initiate on behalf of it or any of its Subsidiaries, against any other Person.

Section 3.7 Taxes.

(a) All material Tax Returns required by applicable Law to be filed with any Taxing Authority by, or on behalf of, it or any of its Subsidiaries have been filed when due (taking into account extensions of time to file) in accordance with all applicable Laws, and all such Tax Returns are true, correct and complete in all material respects. All such Tax Returns have been examined and closed by the appropriate Taxing Authority or the period for assessment, after giving effect to extensions or waivers, of the Taxes in respect of which such Tax Returns were required to be filed has expired.

(b) There are no liens for any Taxes upon the assets of it or any of its Subsidiaries, other than (i) statutory liens for Taxes not yet due and payable or (ii) liens that are being contested in good faith by appropriate proceedings, for which adequate reserves have been established on its financial statements in accordance with GAAP and Applicable SAP.

(c) It and each of its Subsidiaries have duly and timely paid, or have duly and timely withheld and remitted (or properly set aside in accounts for such purpose), to the appropriate Taxing Authority all material Taxes due and payable, and have established in accordance with GAAP and Applicable SAP an adequate accrual for all material Taxes not yet due and payable.

(d) There is no claim, audit, action, suit, proceeding, examination or investigation now pending or, to its Knowledge, threatened against or with respect to it or any of its Subsidiaries in respect of any Tax or Tax Asset, and any deficiencies asserted or assessments made as a result of any claim, audit, action, suit, proceeding, examination or investigation have been paid in full.

(e) It and each of its Subsidiaries have withheld all material amounts required to have been withheld by them in connection with amounts paid or owed to (or any benefits or property provided to) any employee, independent contractor, creditor, shareholder or any other third party; such withheld amounts were either duly paid to the appropriate Taxing Authority or set aside in accounts for such purpose. It and each of its Subsidiaries have reported such withheld amounts to the appropriate Taxing Authority and to each such employee, independent contractor, creditor, shareholder or any other third party, as required under Law.

(f) Neither it nor any of its Subsidiaries is a party to a Tax allocation, sharing, indemnity or similar agreement or arrangement (other than indemnities or gross-ups included in ordinary course employment contracts or leases and, in the case of Parent and its Subsidiaries, other than tax sharing agreements between them as members of Parent’s consolidated group) that will require any payment by it or any of its Subsidiaries of any Tax of another Person after the Closing Date.

(g) Neither it nor any of its Subsidiaries has (i) entered into a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4, (ii) been a “material advisor” to any such transaction within the meaning of Section 6111 of the Code, or (iii) with respect to Subsidiaries located in the United Kingdom, entered into any transaction to which Sections 306-319 of the United Kingdom’s Finance Act 2004 (Disclosure of Tax Avoidance Schemes) could apply.

(h) Neither it nor any of its Subsidiaries (i) has filed any extension of time within which to file any Tax Returns that have not been filed, (ii) has entered into any agreement or other arrangement waiving or extending the statute of limitations or the period of assessment or collection of any material Taxes, (iii) has granted any power of attorney that is in force with respect to any matters relating to any material Taxes, (iv) has applied for a ruling from a Taxing Authority relating to any material Taxes that has not been granted or has proposed to enter into an agreement with a Taxing Authority that is pending or (v) has entered into any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Tax Law) or been issued any private letter rulings, technical advice memoranda or similar agreement or rulings by any Taxing Authority.

(i) None of its Subsidiaries is now or has ever been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(j) Neither it nor any of its Subsidiaries has agreed to, requested, or is required to include any adjustment under Section 481 of the Code (or any corresponding provision of applicable Law) by reason of a change in accounting method or otherwise.

(k) Neither it nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date, as a result of any (i) installment sale or open transaction disposition made on or before the Closing Date, (ii) prepaid amount received on or before the Closing Date not in the ordinary course of business, or (iii) election under Section 108(i) of the Code (or any similar provision of state, local or non-U.S. law) made with respect to any Tax period ending on or before the Closing Date.

(l) Neither it nor any of its Subsidiaries is a party to a “gain recognition agreement” within the meaning of the United States Treasury Regulations under Section 367 of the Code.

(m) To its Knowledge, neither it nor any of its Subsidiaries is in material breach of the provisions of any applicable operating guidelines.

(n) Neither it nor any of its Subsidiaries has been a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(o) Neither it nor any of its Subsidiaries has received any notice or inquiry from any Governmental Entity outside of Bermuda to the effect that any of it or its Subsidiaries that are domiciled or formed in Bermuda are subject to any Tax other than (i) excise taxes and (ii) withholding taxes on gross income.

(p) Neither it nor any of its Subsidiaries has received any notice or inquiry from any Governmental Entity in a jurisdiction (whether within or without the United States) in which it or any of its Subsidiaries has not filed a particular type of Tax Return that it or such Subsidiary is required to file such Tax Return in such jurisdiction.

(q) Neither it nor any of its Subsidiaries has or has ever had a permanent establishment in a jurisdiction outside of the jurisdiction in which it or its Subsidiaries, respectively, are organized and neither it nor any of its Subsidiaries would reasonably be expected to be liable for a material amount of Taxes in any such jurisdiction, other than Taxes not yet due and payable for which an adequate accrual has been established in accordance with GAAP and Applicable SAP.

(r) No material transaction or arrangement involving it or any of its Subsidiaries has taken place or is in existence that is such that it has resulted, or is reasonably likely to result, in the income, profits or gains of it or of any of its Subsidiaries being adjusted for Tax purposes in any jurisdiction in accordance with applicable transfer pricing or thin capitalization laws.

(s) In the case of the Company, (i) neither it nor any of its Subsidiaries has elected to be a pass through entity for U.S. federal income Tax purposes and (ii) neither it nor any of its Subsidiaries organized outside of the United States is or has ever been (A) treated as a domestic corporation for any purpose under the Code (including, for the avoidance of doubt, Section 953 of the Code); (B) engaged in a trade or business in the United States within the meaning of Section 864(b) of the Code; or (C) subject to the inversion rules under Section 7874.

Section 3.8 Absence of Certain Changes or Events. Since September 30, 2012, (a) there has not been any change, state of facts, circumstance, event or effect, alone or in combination, that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (b) in the case of the Company, neither it nor any of its Subsidiaries has taken any action or failed to take any action that would have resulted in a breach in any material respect of Section 4.1 had such section been in effect since September 30, 2012 and (c) in the case of Parent, neither it nor any of its Subsidiaries has taken any action or failed to take any action that would have resulted in a breach in any material respect of Section 4.2 had such section been in effect since September 30, 2012.

Section 3.9 Board Approval.

(a) In the case of the Company, the board of directors of the Company, by resolutions duly adopted at a meeting duly called and held, has: (i) determined that the Consideration constitutes fair value for each Company Common Share in accordance with the Companies Act and deemed it advisable and fair to, and in the best interests of, the Company to enter into this Agreement and the Merger Agreement to consummate the Merger and the other transactions contemplated hereby; (ii) adopted this Agreement and the Merger Agreement and authorized and approved the Merger and the other transactions contemplated hereby; (iii) determined that the amendments to the Company’s bye-laws set forth in Exhibit D (the “Bye-Law Amendment”) are advisable to and in the best interests of the Company and authorized and approved the Bye-Law Amendment; and (iv) recommended that the shareholders of the Company vote in favor of the Required Company Vote (the “Company Recommendation”), subject to Section 5.4(c), and directed that such matters be submitted for consideration by Company shareholders at the Company Shareholder Meeting.

(b) In the case of Parent, the board of directors of Parent, by resolutions duly adopted at a meeting duly called and held, has: (i) deemed it advisable and fair to, and in the best interests of, Parent to enter into this Agreement and the Merger Agreement and to consummate the Parent Share Issuance and the other transactions contemplated hereby; (ii) adopted this Agreement and the Merger Agreement and authorized and approved the Parent Share Issuance and the other transactions contemplated hereby and thereby; (iii) recommended that the shareholders of Parent vote in favor of the matters constituting the Required Parent Vote (the “Parent Recommendation”), subject to Section 5.4(c), and directed that such matters be submitted for consideration by Parent shareholders at the Parent Shareholder Meeting. In the case of Parent, the only action necessary for approval of the Parent Board Expansion will be the adoption of resolutions by the Parent board of directors increasing its size by two members and electing the Proposed New Directors and such resolutions are permitted by, and comply with, the Virginia Stock Corporation Act and the articles of incorporation and by-laws of Parent.

(c) Parent and the Merger Sub represent and warrant to the Company that: (i) the board of directors of the Merger Sub, by unanimous written consent without a meeting, has (A) deemed it advisable and fair to, and in the best interests of, the Merger Sub to enter into this Agreement and the Merger Agreement and to consummate the Merger and the other transactions contemplated hereby, (B) adopted this Agreement and the Merger Agreement and authorized and approved the Merger and the other transactions contemplated hereby and (C) recommended that the sole shareholder of the Merger Sub approve such matters; and (ii) the sole shareholder of the Merger Sub has approved this Agreement and the Merger Agreement and the other transactions contemplated hereby.

Section 3.10 Vote Required.

(a) In the case of Parent, the affirmative vote of the holders of a majority of the votes cast at a meeting of the shareholders of Parent at which a quorum is present in accordance with the by-laws of Parent and the NYSE Listed Company Manual, in each case, to approve the Parent Share Issuance (the “Required Parent Vote”) are the only votes of the holders of any class or series of Parent’s share capital or other securities necessary to consummate the transactions contemplated hereby to which Parent, Merger Sub or any of Parent’s Subsidiaries are a party. As of the date of this Agreement, the shareholders identified in Section 3.10(a) of the Parent Disclosure Letter have executed Parent Shareholder Voting Agreements and, to Parent’s Knowledge, as of the date of this Agreement, such shareholders collectively represent at least 5.2% of the outstanding voting power of Parent. None of the shareholders of Parent (in its capacity as such) have any appraisal, dissenter’s or similar rights under Virginia Law in connection with the transactions contemplated by this Agreement.

(b) In the case of the Company, the affirmative vote of a majority of the votes cast at a meeting of the shareholders of the Company at which a quorum is present in accordance with the bye-laws of the Company, to approve the Bye-Law Amendment and, assuming the approval of the Bye-Law Amendment, approve and adopt this Agreement, the Merger Agreement and the Merger (provided, however, if the Bye-Law Amendment is not approved, the affirmative vote of three-fourths of the votes cast at such meeting at which the quorum of at least two persons holding or representing by proxy more than one-third of the issued shares of the Company shall be required to approve and adopt this Agreement, the Merger Agreement and the Merger) (the “Required Company Vote” and, together with the Required Parent Vote, the “Required Shareholder Votes”) are the only votes of the holders of any class or series of the Company’s share capital or other securities necessary to approve this Agreement and consummate the transactions contemplated hereby to which it or any of its Subsidiaries is a party. As of the date of this Agreement, the shareholders identified in Section 3.10(b) of the Company Disclosure Letter have executed Company Shareholder Voting Agreements and, to the Company’s Knowledge, as of the date of this Agreement, such shareholders collectively represent approximately 19.6% of the outstanding voting power of the Company (after taking into account the contemplated effects of bye-law 52(2) of the Company’s bye-laws).

Section 3.11 Agreements with Regulators. Except as required by Insurance Laws of general applicability and the insurance Permits maintained by its Insurance Subsidiaries or as does not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, there are no written agreements, memoranda of understanding, commitment letters or similar undertakings binding on it or any of its Subsidiaries or to which it or any of its Subsidiaries is a party, on one hand, and any Governmental Entity is a party or addressee, on the other hand, or any orders or directives by, or supervisory letters or cease-and-desist orders from, any Governmental Entity, nor has it nor any of its Subsidiaries adopted any board resolution at the request of any Governmental Entity, in each case specifically with respect to it or any of its Subsidiaries, which (a) limit the ability of it or any of its Insurance Subsidiaries to issue Policies or enter into Reinsurance Agreements, (b) require any divestiture of any investment of any Subsidiary, (c) in any manner relate to the ability of any of its Subsidiaries to pay dividends, (d) require any investment of its Insurance Subsidiary to be treated as non-admitted assets (or the local equivalent), or (e) otherwise restrict the conduct of business of it or any of its Subsidiaries, nor has it been advised by any Governmental Entity that it is contemplating any such undertakings.

Section 3.12 Insurance Matters.

(a) Section 3.12(a) of its Disclosure Letter contains a true and complete list of its Insurance Subsidiaries, together with the jurisdiction of domicile thereof and each jurisdiction in which each such Insurance Subsidiary is licensed to conduct the business of insurance or reinsurance. None of its Insurance Subsidiaries is commercially domiciled in any other jurisdiction or is otherwise treated as domiciled in a jurisdiction other than that of its incorporation. Each of its Insurance Subsidiaries and each of its other Subsidiaries that provide services to its Insurance Subsidiaries is licensed or authorized, to the extent required by Law, in each jurisdiction where it engages in business and for each line of business written therein, except where the failure to be so licensed or authorized has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) To its Knowledge, as of the date of this Agreement, all of its Reinsurance Agreements are in full force and effect in accordance with their terms, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Neither it nor any of its Insurance Subsidiaries has received notice, nor does it have Knowledge, of any violation or default in respect of any obligation under (or any condition which, with the passage of time or the giving of notice or both, would result in such violation or default), or any intention to cancel, terminate or change the scope of rights and obligations under, or not to renew, any Reinsurance Agreement, except, in each case, as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) since September 30, 2012 neither it nor its Subsidiaries have received any written notice from any party to a Reinsurance Agreement that any amount of reinsurance ceded by it or such Subsidiary to such counterparty will be uncollectible or otherwise defaulted upon, (ii) to its Knowledge, no party to a Reinsurance Agreement under which it or its Subsidiary if the cedent is insolvent or the subject of a rehabilitation, liquidation, conservatorship, receivership, bankruptcy or similar proceeding, (iii) to its Knowledge, the financial condition of any party to a Reinsurance Agreement under which it or its Subsidiary is the cedent is not impaired to the extent that a default thereunder is reasonably anticipated, (iv) there are no, and since September 30, 2012, there have been no, disputes under any Reinsurance Agreement other than disputes in the ordinary course for which adequate loss reserves have been established and (v) its relevant Subsidiary is entitled under applicable Law and Applicable SAP to take full credit in its SAP Statements for all amounts recoverable by it under any Reinsurance Agreement and all such amounts recoverable have been properly recorded in its books and records of account (if so accounted therefor) and are properly reflected in its SAP Statements.

(c) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, with respect to any Reinsurance Agreement for which any Insurance Subsidiary is taking credit on its most recent SAP Statements, to its Knowledge, from and after January 1, 2011: (i) there has been no separate written or oral agreement between it or any of its Subsidiaries and the assuming reinsurer that would under any circumstances reduce, limit, mitigate or otherwise affect any actual or potential loss to the parties under any such Reinsurance Agreement, other than inuring contracts that are explicitly defined in any such Reinsurance Agreement; (ii) for each such Reinsurance Agreement entered into, renewed or amended on or after January 1, 2011, for which risk transfer is not reasonably considered to be self-evident to the extent required by any applicable provisions of SSAP No. 62, documentation concerning the economic intent of the transaction and the risk transfer analysis evidencing the proper accounting treatment as required by SSAP No. 62, is available for review by the relevant Governmental Entities for each of it and its Subsidiaries; (iii) its Insurance Subsidiary party thereto complies and has complied in all material respects with any applicable requirements set forth in SSAP No. 62; and (iv) its Insurance Subsidiary party thereto has and has had appropriate controls in place to monitor the use of reinsurance and comply in all material respects with the provisions of SSAP No. 62.

(d) Before the execution of this Agreement, it has made available to the other party a true and complete copy of all Actuarial Analyses available as of the date of this Agreement since January 1, 2011. To its Knowledge, as of the date of this Agreement, any information and data furnished by it or any of its Subsidiaries to actuaries, independent or otherwise, in connection with the preparation of the Actuarial Analyses were accurate in all material respects. To its Knowledge, each Actuarial Analysis was based upon, in all material respects, an accurate inventory of policies in force for it and its Subsidiaries, as the case may be, at the relevant time of preparation and was prepared in conformity with generally accepted actuarial principles in effect at such time, consistently applied (except as may be noted therein), and the projections contained therein were properly prepared in accordance with the assumptions stated therein.

(e) Except for regular periodic assessments in the ordinary course of business or assessments based on developments that are publicly known within the insurance industry, as of the date of this Agreement, there are no material unpaid claims and assessments against it or its Insurance Subsidiaries, whether or not due, by any insurance guaranty association (in connection with that association’s fund relating to insolvent insurers), joint underwriting association, residual market facility or assigned risk pool. No such material claim or assessment is pending and neither it nor any of its Insurance Subsidiaries has received written notice of any such material claim or assessment against it or its Insurance Subsidiaries by any insurance guaranty association, joint underwriting association, residual market facility or assigned risk pool.

(f) All Policies in effect as of the date of this Agreement and any and all marketing materials have been, to the extent required under applicable Law, filed with or submitted to and not objected to by the relevant Governmental Entity within the period provided for objection, and such Policies and marketing materials comply with the Insurance Laws applicable thereto and have been administered in accordance therewith, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. All premium rates established by it or its Subsidiaries that are required to be filed with or submitted to or approved by Governmental Entities have been so filed, submitted or approved, the premiums charged conform thereto and such premiums comply with the Insurance Laws applicable thereto, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(g) Its Insurance Subsidiaries, and, to its Knowledge, their respective Agents and Administrators that wrote, sold, produced, managed or marketed Policies for any of its Insurance Subsidiaries have issued, sold, produced, managed and marketed such Policies in compliance with applicable Laws in the respective jurisdictions in which such products have been sold, except such non-compliance as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. To its Knowledge, each Agent or Administrator (i) was duly licensed as required by Law in the particular jurisdiction in which such Agent or Administrator wrote, sold, produced, managed or marketed such Policies (for the type of business wrote, sold, produced, managed or marketed on behalf of the Insurance Subsidiary) except for such failures to be licensed which have been cured, which have been resolved or settled through agreements with applicable Governmental Authorities, which are barred by an applicable statute of limitations or which have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (ii) if required by applicable Law, was duly appointed by the applicable Insurance Subsidiary, except such omissions as have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(h) Each of its Insurance Subsidiaries has duly and timely filed all reports or other filings required to be filed with any insurance regulatory authority in the manner prescribed therefor under applicable Laws and Permits and no Governmental Entity has asserted any deficiency or violation with respect thereto, except as has been cured or resolved to the satisfaction of the Governmental Entity or except, in each case, as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Without limiting the foregoing, each of its and its Subsidiaries’ submissions, reports or other filings under applicable insurance holding company statutes or other applicable Insurance Laws with respect to contracts, agreements, arrangements and transactions between or among Insurance Subsidiaries and their Affiliates, and all contracts, agreements, arrangements and transactions in effect between any Insurance Subsidiary and any Affiliate are in compliance with the requirements of all applicable insurance holding company statutes or other such Insurance Laws and all required approvals or deemed approvals of insurance regulatory authorities with respect thereto have been received or obtained, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(i) Since January 1, 2011, it and/or any of its Subsidiaries that are members of Lloyd’s: (i) has not participated and has not agreed to participate on any Lloyd’s syndicate other than syndicates 3000 (in the case of Parent) and 1400, 2525 and 2526 (in the case of the Company); (ii) has not and has not agreed to sell, transfer or “drop”, or to allow any other Person to share (economically or otherwise) in or exercise any of its rights attaching to, its rights to participate in a Lloyd’s syndicate or offered to acquire rights to participate on a Lloyd’s syndicate; (iii) has complied in all material respects with all Lloyd’s Regulations which apply to it (including in relation to the maintenance of Funds at Lloyd’s in accordance with Lloyd’s Regulations) and any directions imposed on it by Lloyd’s; and (iv) all documents relating to the participation of it or any of its Subsidiaries’ participation at Lloyd’s are, to the extent required to be, in all material respects in Lloyd’s standard form and have not been amended in any way, including the standard managing agent’s agreement.

(j) Since January 1, 2011, it and/or any of its Subsidiaries that is a Lloyd’s managing agent: (i) has complied in all material respects with the franchise standards (including principles and minimum standards, guidance and advice) issued by the Council and all other Lloyd’s Regulations; (ii) has not agreed to permit any member of Lloyd’s which is not a Subsidiary to participate on syndicate 3000 (in the case of Parent) and 1400, 2525 and 2526 (in the case of the Company); (iii) has, for the 2013 year of account, for each syndicate managed by it, a business plan (including a syndicate business forecast) which has been unconditionally approved by the “Franchise Board” (within the meaning of Definitions Byelaw (No. 7 of 2005) of Lloyd’s); (iv) owes no fiduciary or other agency duties to any Person (who is not a member of Lloyd’s) who provides funds at Lloyd’s on behalf of any member of a syndicate managed by it; (v) does not manage any syndicate that has not been closed at its Normal Closing Date and the reinsurance to close in respect of all closed years of account has been made in all material respects in accordance with Lloyd’s Regulations and all premiums charged in respect of such reinsurance to close have been allocated on an equitable basis; (vi) is not under any obligation (including under Lloyd’s requirements) to make an offer (now or at any time in the future) to acquire the capacity of any member of any syndicate managed by it; (vii) all members of each syndicate managed by it have in all material respects the same arrangements with it regarding profit commission, fees and the consequences of any deficit; and (viii) all documents relating to the participation of it or any of its Subsidiaries’ participation at Lloyd’s are, to the extent required to be, in all material respects in Lloyd’s standard form and have not been amended in any way, including the standard managing agent’s agreement with members of the syndicates managed by it.

(k) Since January 1, 2011, all funds held on behalf of Lloyd’s syndicates 3000 (in the case of Parent) and 1400, 2525 and 2526 (in the case of the Company) are held in all material respects in accordance with the terms of the premiums trust fund deeds and other applicable Lloyd’s Regulations.

(l) The policy reserves of its Insurance Subsidiaries recorded in their SAP Statements have been computed: (i) in all material respects in accordance with commonly accepted actuarial standards consistently applied as in effect at such time, except as otherwise noted in the financial statements and notes thereto included in such SAP Statements; (ii) on the basis of methodologies consistent with those used in computing the corresponding reserves in the prior fiscal years, except as otherwise noted in the financial statements and notes thereto included in such SAP Statements; and (iii) in accordance in all material respects with applicable Insurance Law; provided, however, that it is not making any representation or warranty (express or implied) as to the adequacy or sufficiency of reserves for losses or loss expenses as of any date.

(m) Copies (which are true and complete in all material respects) of all material analyses, reports and other data prepared by or on behalf of any of its Insurance Subsidiaries or submitted by or on behalf of any such Insurance Subsidiaries to any insurance regulatory authority relating to risk based capital calculations or Insurance Regulatory Information Systems ratios have been provided to the other party before the execution of this Agreement.

Section 3.13 Investments; Derivatives.

(a) The information provided by it to the other party related to its investment assets, including bonds, notes, debentures, mortgage loans, real estate, collateral loans, derivatives (including swaps, swaptions, caps, floors, foreign exchange, and options or forward agreements) and all other instruments of indebtedness, stocks, partnership or joint venture interests and all other equity interests, certificates issued by or interests in trusts, alternative investments and direct or indirect investments in hedge funds or private equity funds, whether entered into for its own or its Subsidiaries or their customers’ accounts (such investment assets, the “Investment Assets”) is true and complete in all material respects as of September 30, 2012. It has made available a true and complete copy as of the date of this Agreement of its and its Subsidiaries’ policies with respect to the investment of the Investment Assets (its “Investment Policy”) to the other party before the execution of this Agreement.

(b) To its Knowledge, as of the date of this Agreement, the Investment Assets comply in all material respects with, and the acquisition thereof complied in all material respects with, any and all investment restrictions under applicable Law and its Investment Policy. Each of it and its Subsidiaries, as applicable, has good and marketable title to all of the Investment Assets it purports to own, free and clear of all encumbrances except Permitted Encumbrances.

(c) To its Knowledge, as of the date of this Agreement, none of its Investment Assets is subject to any capital calls or similar liabilities, or any restrictions or suspensions on redemptions, lock-ups, “gates,” “side-pockets,” stepped-up fee provisions or other penalties or restrictions relating to withdrawals or redemptions, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(d) Each agreement with each investment manager or investment advisor providing services to it or any of its Subsidiaries was entered into, and the performance of each investment manager is evaluated, in a commercially reasonable, arm’s length manner.

Section 3.14 Material Contracts; Markel Ventures Contracts.

(a) As of the date of this Agreement, neither it nor any of its Subsidiaries is a party to or bound by any contract (other than any Policy or Reinsurance Agreement): (i) that is or will be required to be filed by it as a material contract under Item 601(b)(10) of Regulation S-K of the SEC that is not already so filed; (ii) that limits or purports to limit in any material respect either the type of business in which it or any of its Subsidiaries or Affiliates (or, after giving effect to the Merger, Parent or any of its Subsidiaries or Affiliates) may engage or the manner or locations in which any of them may so engage in any business; (iii) that creates a partnership, joint venture, strategic alliance or similar arrangement with respect to any material business or assets; (iv) that is an indenture, credit agreement, loan agreement, security agreement, guarantee, note, mortgage or other agreement providing for or guaranteeing indebtedness in excess of $5,000,000; (v) that, individually or together with related contracts, provides for any acquisition, disposition, lease, license or use following the date of this Agreement of assets, services, rights or properties with a value or requiring annual fees in excess of $5,000,000 or that comprise more than 5% of its business on a consolidated basis; (vi) that is a collective bargaining agreement; (vii) other than any contract disclosed under Section 3.22, that involves or could reasonably be expected to involve aggregate payments by or to it and/or its Subsidiaries in excess of $5,000,000 in any twelve-month period, except for any contract that may be cancelled without penalty or termination payments by it or its Subsidiaries upon notice of sixty days or less; (viii) that includes an indemnification obligation of it or any of its Subsidiaries with a maximum potential liability in excess of $5,000,000; (ix) that is an investment advisory or investment management agreement or arrangement to which it or any of its Subsidiaries is a party or under which any Investment Asset is invested or managed or any third party has the right or power to make discretionary or investment decisions with respect to any Investment Asset; (x) that is an employment or consulting agreement providing for base salary or consulting fees in the aggregate in excess of $350,000, or providing for severance benefits or any benefits upon a change of control (excluding the value of any accelerated vesting of equity) reasonably expected to be in excess of $750,000 in the aggregate; (xi) that is a suretyship contract, performance bond, working capital maintenance agreement or other form of guaranty agreement other than insurance or reinsurance contracts, letters of credit, surety bonds or other forms of security entered into in the ordinary course of business; or (xii) that would or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede its ability to consummate the transactions contemplated by this Agreement.

(b) (i) Each Material Contract and (ii) as of the date of this Agreement, each Policy or Reinsurance Agreement that involves or could reasonably be expected to involve aggregate payments by or to it and/or any of its Subsidiaries in excess of $5,000,000 in any twelve-month period is a valid and binding obligation of it and its Subsidiaries (to the extent they are parties thereto or bound thereby) enforceable against it and, to its Knowledge, each other party thereto, in accordance with its terms and is in full force and effect, and it and each of its Subsidiaries (to the extent they are party thereto or bound thereby) and, to its Knowledge, each other party thereto has performed in all material respects all obligations required to be performed by it under each Material Contract, except where such failure to be valid and binding or such non-performance has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. As of the date of this Agreement, neither it nor any of its Subsidiaries has received written notice, nor does it have Knowledge, of any material violation or default in respect of any material obligation under (or any condition which with the passage of time or the giving of notice or both would result in such a violation or default), or any intention to cancel, terminate, change the scope of or materially alter the rights or obligations under or not to renew, any Material Contract.

(c) With respect to each Markel Ventures Subsidiary, (i) other than advances and loans to such Markel Ventures Subsidiary from Parent, Markel Ventures or any other Subsidiary of Parent, all contracts, agreements, understandings, commitments, arrangements and transactions between such Markel Ventures Subsidiary, on the one hand, and Parent or any of Parent’s other Subsidiaries, on the other hand, have been on an arm’s length basis on terms no less favorable to the parties thereto than could have been obtained from an unaffiliated third party and (ii) each contract, agreement, understanding, commitment and arrangement of such Markel Ventures Subsidiary, to Parent’s Knowledge, (A) is enforceable against such Markel Ventures Subsidiary and each other party thereto in accordance with its terms, (B) is in full force and effect and (C) has been, to the extent required thereunder, performed in all material respects by the parties thereto (other than, in the cause of this clause (ii), as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect). None of Parent’s executive officers or directors has any direct or indirect interest in any Markel Ventures Subsidiary, other than through its ownership of Parent Common Shares (or securities convertible into or exercisable for Parent Common Shares).

Section 3.15 Employee Benefits and Executive Compensation.

(a) It has disclosed its Compensation and Benefit Plans in Section 3.15(a) of its Disclosure Letter and it has made available before the execution of this Agreement true and complete copies of (i) each of its material Compensation and Benefit Plans, (ii) each applicable trust agreement or other funding arrangement for each such Compensation and Benefit Plan (including insurance contracts), and all amendments thereto, (iii) with respect to any such Compensation and Benefit Plan that is intended to be tax-qualified or tax-preferred under applicable Law, any applicable determination letter issued by the IRS and any other applicable determination document issued by any equivalent non-United States taxing or regulatory authority, in each case, confirming the tax-qualified or tax-preferred status of such Compensation and Benefit Plan, (iv) annual reports or returns, audited or unaudited financial statements, actuarial valuations and reports, and summary annual reports or other reports prepared for any Compensation and Benefit Plan with respect to the two most recently completed plan years and (v) the most recent summary plan description for any Compensation and Benefit Plan and summary of any material modifications thereto.

(b) Each of its Compensation and Benefit Plans is in compliance in all material respects with applicable Law and has been administered in all material respects in accordance with its terms and applicable Law. There are no actions, suits, investigations or claims pending, or to its Knowledge, threatened (other than routine claims for benefits) relating to any Compensation and Benefit Plan.

(c) Neither it nor any of its Subsidiaries has any obligations for retiree health and retiree life benefits under any Compensation and Benefit Plan other than with respect to benefit coverage mandated by applicable Law. There has been no amendment to, announcement by it or any of its Subsidiaries relating to, or change in employee participation in coverage under, any Compensation and Benefit Plan that would reasonably be expected to materially increase the expense of maintaining such plan above the level of the expense incurred therefor for the most recent fiscal year.

(d) None of the execution and delivery of this Agreement, the shareholder approval of the transactions contemplated hereby, the termination of the employment of any of its or its Subsidiaries’ employees within a specified time of the Effective Time or the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, golden parachute, or otherwise), whether or not in conjunction with a termination of employment, becoming due to any director, officer or any employee of it or any of its Subsidiaries from it or any of its Subsidiaries under any Compensation and Benefit Plan or otherwise, other than by operation of Law, (ii) increase any benefits otherwise payable under any Compensation and Benefit Plan, (iii) result in any acceleration of the time of payment or vesting of any such benefit or funding (through a grantor trust or otherwise) of any such payment or benefit, (iv) limit or restrict the right of it to merge, amend or terminate any Compensation and Benefit Plan or any related trust, (v) cause a trust for any Compensation and Benefit Plan to be required to be funded or (vi) result in payments under any Compensation and Benefit Plan that would, individually or in combination with any other such payment, not be deductible under Section 280G of the Code or any equivalent non-U.S. tax Law. No Person is entitled to receive any additional payment (including any tax gross-up or other payment) from the Company or any of its Subsidiaries as a result of the imposition of the excise taxes required by section 4999 of the Code or any taxes required by section 409A of the Code.

(e) Each of its Compensation and Benefit Plans that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS and nothing has occurred that would reasonably be expected to cause the loss of such qualification. Neither it nor any of its Subsidiaries has engaged in a transaction with respect to any Compensation and Benefit Plan that would reasonably be expected to subject it or any of its Subsidiaries to a Tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA. Neither it nor any of its Subsidiaries (i) has an “obligation to contribute” (as defined in ERISA Section 4212), nor have they ever had an obligation to contribute, to a “multiemployer plan” (as defined in ERISA Sections 4001(a)(3) and 3(37)(A)), or (ii) maintains or contributes to, or has, within six years preceding the date of this Agreement, maintained or contributed to, an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA or Section 412 of the Code.

(f) With respect to the Company, to the Company’s Knowledge, no material payments or benefits are due to any Persons employed by the Company or any of its Subsidiaries in respect of services rendered to the Company or any of its Subsidiaries under any compensation plan, program or arrangement that is not a Compensation and Benefit Plan disclosed in Section 3.15(a) of the Company Disclosure Letter.

(g) With respect to Parent, to Parent’s Knowledge, no material payments or benefits are due to any Persons employed by Parent or any of its Subsidiaries in respect of services rendered to Parent or any of its Subsidiaries under any compensation plan, program or arrangement that is not a Compensation and Benefit Plan disclosed in Section 3.15(a) of the Parent Disclosure Letter.

Section 3.16 Labor Relations and Other Employment Matters.

(a) None of its or its Subsidiaries’ employees are represented by any union, works council, labor organization, or other workers’ group (each, a “Labor Organization”) with respect to their employment by it or its Subsidiaries; no Labor Organization or group of employees of it or any of its Subsidiaries has made a demand for recognition or certification; and there are no representation or certification proceedings or petitions presently pending or threatened to be brought or filed with any Governmental Entity. Since January 1, 2011, to its Knowledge, neither it nor any of its Subsidiaries has been subject to any organizing attempts by any Labor Organization, and there have been no strikes, work stoppages, slowdowns, picketing, lockouts, or other organized labor disputes or disruptions.

(b) No unfair labor practice charges, grievances, arbitrations, administrative charges or complaints are pending or, to its Knowledge, threatened against it or any of its Subsidiaries. As of the date of this Agreement, no employee of it or any of its Subsidiaries at the officer level or above has given written notice to it or any of its Subsidiaries that any such employee intends to terminate his or her employment with it or any of its Subsidiaries. To its Knowledge, no employee or former employee of it or any of its Subsidiaries is in any respect in violation of any term of any employment contract, nondisclosure agreement (including any agreement relating to Trade Secrets or proprietary information), non-solicitation agreement, non-competition agreement, or other restrictive covenant with it or any of its Subsidiaries. It and its Subsidiaries have complied in all material respects with applicable Laws relating to its employees, including all Laws governing the terms and conditions of employment, the termination of employment, discrimination and harassment, wages, hours, compensation, benefits, reductions in force, mass layoffs, and facility closings.

(c) Each of its and its Subsidiaries’ employees has all work permits, immigration permits, visas or other authorizations required by Law for such employee given the duties and nature of such employee’s employment and Section 3.16(c) of its Disclosure Letter sets forth a true and complete list of such work permits, immigration permits, visas or other authorizations currently held by its and its Subsidiaries’ employees.

Section 3.17 Intellectual Property. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(a) it and each of its Subsidiaries has sufficient rights to use all of the Intellectual Property used in its and each of its Subsidiaries’ respective businesses as presently conducted and as proposed to be conducted. The Intellectual Property owned by it or its Subsidiaries is: (i) owned free and clear of any claim, lien or encumbrance (other than Permitted Encumbrances); (ii) valid and subsisting, and is not subject to any outstanding order, judgment or decree adversely affecting its or its Subsidiaries use thereof, or rights thereto; and (iii) the consummation of the transactions contemplated by this Agreement shall not have any Material Adverse Effect on its and its Subsidiaries’ rights in such Intellectual Property;

(b) any underwriting model it or its Subsidiaries has created or uses in its or its Subsidiaries’ business that assesses policy risk and premium (each, an “Underwriting Model”) is based on information that is licensed and/or proprietary to it and/or its Subsidiaries. It and/or its Subsidiaries owns exclusively, free and clear of any claim, lien or encumbrance (other than Permitted Encumbrances), all of the proprietary information (including all Intellectual Property rights) upon which each Underwriting Model is based;

(c) all of the rights in the Intellectual Property created by its or any of its Subsidiaries’ employees or independent contractors during the course of their employment have been validly and irrevocably assigned to it;

(d) it and each of its Subsidiaries has taken all reasonable measures to protect the confidentiality of all Trade Secrets that are owned, used or held by it or each of its Subsidiaries, and to its Knowledge, such Trade Secrets have not been used, disclosed to or discovered by any Person except under valid and appropriate non-disclosure agreements that have not been materially breached;

(e) it and each of its Subsidiaries has implemented reasonable measures consistent with applicable industry standards to ensure the physical and electronic security of any information systems or data owned, used or held by it or any of its Subsidiaries, from unauthorized disclosure, use or modification. To its Knowledge, during the five year period immediately preceding the date of this Agreement, there has been no material breach of security involving any such systems or data;

(f) to its Knowledge, as of the date of this Agreement, neither it nor any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of any third party during the three year period immediately preceding the date of this Agreement;

(g) there is no material litigation, opposition, cancellation, proceeding, reexamination, objection or claim pending, asserted or, to its Knowledge, threatened against it or any of its Subsidiaries concerning the ownership, validity, registerability, enforceability, infringement or use of, or licensed right to use, any Intellectual Property;

(h) to its Knowledge, as of the date of this Agreement, no valid basis exists for any such litigation, opposition, cancellation, proceeding, reexamination, objection or claim;

(i) to its Knowledge, as of the date of this Agreement, no Person is infringing, misappropriating or otherwise violating any of its or its Subsidiaries’ rights in any Intellectual Property owned by it or any of its Subsidiaries, and neither it nor any of its Subsidiaries has asserted or threatened to assert a claim of such infringement, misappropriation, or violation against any third party during the three year period immediately preceding the date of this Agreement; and

(j) it and its Subsidiaries has each complied in all material respects with (i) all applicable Laws, rules and regulations regarding data protection and the privacy and security of personal information and (ii) their respective privacy policies or commitments to their customers and consumers.

Section 3.18 Properties.

(a) It or one of its Subsidiaries has (i) a valid leasehold or sublease interest or other comparable contract right in the real property that it or any of its Subsidiaries leases, subleases or otherwise occupies without owning (each such real property, a “Leased Real Property” and each such lease, sublease or comparable right, a “Lease”), and (ii) good, valid and marketable title to, or a valid leasehold, sublease interest or other comparable contract right in, the other material tangible assets and properties necessary to the conduct of its business as currently conducted, in each of clauses (i) and (ii), free and clear of all encumbrances except for Permitted Encumbrances or encumbrances that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) It and its Subsidiaries are in compliance in all material respects with the terms of all Leases, and all Leases are in full force and effect. It has not received any written notice that it is in material default under any Lease, nor to its Knowledge, is any other party to such Lease in material default thereunder. No event has occurred, which, after the giving of notice, with lapse of time or both, would constitute a material default by it under any Lease or, to its Knowledge, any other party under such Lease.

(c) Neither it nor any of its Subsidiaries owns any real property that is material to its operations.

Section 3.19 Investment Adviser.

(a) In the case of the Company, neither it nor any of its Subsidiaries is required to be registered as an “investment adviser” as such term is defined in Section 202(a)(11) of the Investment Advisers Act of 1940, as amended (the “Advisers Act”). Neither it nor any of its Subsidiaries is required to be registered as an “investment company” as defined under the Investment Company Act of 1940, as amended (the “Investment Company Act”). Neither it nor any of its Subsidiaries is required to be registered as an investment firm within the meaning of the Markets in Financial Instruments Directive (2004/39/EC).

(b) Markel-Gayner Asset Management Corporation is duly registered as an investment adviser under the Advisers Act. Except for the registration of Markel-Gayner Asset Management Corporation as an investment adviser under the Advisers Act, neither Parent nor any of its Subsidiaries is required to be registered as (i) an “investment adviser” as such term is defined in Section 202(a)(11) of the Advisers Act, (ii) an “investment company” as defined under the Investment Company Act or (iii) an investment firm within the meaning of the Markets in Financial Instruments Directive (2004/39/EC).

Section 3.20 Opinion of Financial Advisor.

(a) In the case of Parent, the board of directors of Parent has received the opinion of its financial advisor, Citigroup Global Markets Inc., dated December 18, 2012, to the effect that, as of such date, the Consideration is fair, from a financial point of view, to Parent.

(b) In the case of the Company, the board of directors of the Company has received the opinion of its financial advisor, Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”), dated December 18, 2012, to the effect that, as of such date, the Consideration is fair, from a financial point of view, to the holders of Company Common Shares (other than Parent and its affiliates).

Section 3.21 Takeover Laws. To its Knowledge, as of the date of this Agreement, no “fair price,” “moratorium,” “control share acquisition,” “interested shareholder” or other anti-takeover statute or regulation would reasonably be expected to restrict or prohibit this Agreement, the Merger Agreement, the Merger or the other transactions contemplated hereby by reason of it being a party to this Agreement and the Merger Agreement, performing its obligations hereunder and thereunder and consummating the Merger and the other transactions contemplated hereby.

Section 3.22 Brokers or Finders. Other than, in the case of the Company, Merrill Lynch, and, in the case of Parent, Citigroup Global Markets Inc., no agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker’s or finder’s fee or any other similar commission or fee that is contingent on the consummation of any of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of it or any of its Subsidiaries.

Section 3.23 Disclosure Documents.

(a) With respect to Parent, the Parent Registration Statement and any amendment or supplement thereto, except with respect to information that relates solely to the Company, (i) will, when filed, comply as to form in all material respects with the requirements of the Securities Act and (ii) at the time it becomes effective, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) With respect to each of Parent and the Company, the Joint Proxy Statement/Prospectus and any amendments or supplements thereto (i) will, when filed, comply as to form in all material respects with the requirements of the Securities Act and (ii) will not, on the date the Joint Proxy Statement/Prospectus or any amendment or supplement thereto is first mailed to the shareholders of Parent and the Company, and at the time of the Required Parent Vote and Required Company Vote, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c) None of the information supplied or to be supplied by it specifically for inclusion or incorporation by reference in the Parent Registration Statement or Joint Proxy Statement/Prospectus or any amendment or supplement thereto will (i) at the time the Parent Registration Statement or any amendment or supplement thereto becomes effective (in the case of the Parent Registration Statement), or (ii) on the date the Joint Proxy Statement/Prospectus or any amendment or supplement thereto is first mailed to the shareholders of Parent and the Company, and at the time of the Required Parent Vote and Required Company Vote (in the case of the Joint Proxy Statement/Prospectus), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(d) Notwithstanding the foregoing provisions of this Section 3.23, no representation or warranty is made by either party with respect to statements made or incorporated by reference in the Parent Registration Statement or the Joint Proxy Statement/Prospectus based on information supplied by or on behalf of the other party in writing specifically noted for inclusion or incorporation by reference therein.

Section 3.24 Financing. Subject to the satisfaction of condition set forth in Section 6.3(d), upon the Closing, Parent will have sufficient funds at the Effective Time to consummate the Merger and the transactions contemplated by this Agreement. Notwithstanding anything to the contrary contained herein, the parties acknowledge and agree that it shall not be a condition to the obligations of Parent and the Merger Sub to consummate the Merger and the transactions contemplated hereby that Parent and Merger Sub have sufficient funds for payment of the Consideration.

Section 3.25 No Other Representations and Warranties. Except for the representations and warranties made by it in this Article III, neither it nor any other Person makes any implied or express representation or warranty with respect to it or any of its Subsidiaries or their respective businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to the other party or any of its Affiliates or Representatives of any documents, forecasts or other information with respect to any one or more of the foregoing.

ARTICLE IV

COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 4.1 Covenants of the Company. During the period from the date of this Agreement and continuing until the Effective Time, the Company agrees as to itself and its Subsidiaries that, except as expressly contemplated or permitted by this Agreement, as required by applicable Law, as set forth in Section 4.1 of the Company Disclosure Letter or to the extent that the Parent shall otherwise consent in writing, that the Company and its Subsidiaries shall carry on their respective businesses in the usual, regular and ordinary course of business consistent with past practice (including, for the avoidance of doubt, adhering to any operating guidelines and policies, whether or not written) and use commercially reasonable efforts to preserve intact their present business organizations, maintain their Permits and preserve their relationships with employees, investment advisers and managers, customers, policyholders, reinsureds, retrocedents, regulators, Agents, Administrators, lenders and financing providers and others having business dealings with them (provided that no action or failure to take action by the Company or any of its Subsidiaries with respect to matters specifically addressed by the following clauses (a) through (p) shall constitute a breach under this section unless such action or failure to take such action would itself constitute a breach of any of the following clauses (a) through (p)). Without limiting the generality of the foregoing, except as expressly required by applicable Law or as set forth in Section 4.1 of the Company Disclosure Letter, the Company shall not, and shall not permit any of its Subsidiaries to:

(a) (i) declare, set aside or pay, or propose to declare, set aside or pay, any dividends on or make other distributions in respect of any of its share capital, options or warrants (whether in cash, shares or property or any combination thereof), except for (A) dividends or other distributions paid by a direct or indirect wholly owned Subsidiary to it or its Subsidiaries and (B) regular quarterly cash dividends on Company Common Shares (including on any unvested restricted Company Common Shares) not in excess of the amounts per share per quarter set forth on Section 4.1(a) of the Company Disclosure Letter (appropriately adjusted to reflect any stock dividends, subdivisions, splits, combinations or other similar events relating to Company Common Shares (all made in accordance with this Agreement), with the record and payment dates consistent with past practice, (ii) adjust, split, combine or reclassify, or propose to adjust, split, combine or reclassify, any of its share capital, or any other securities in respect of, in lieu of or in substitution for, shares of its share capital, (iii) amend or waive the terms of any option, warrant or other right to acquire shares of its share capital, or (iv) repurchase, redeem or otherwise acquire, propose to repurchase, redeem or otherwise acquire, any shares of its (or any of its Subsidiaries’) share capital or any securities convertible into or exercisable for any shares of its (or any of its Subsidiaries’) share capital, other than repurchases, redemptions or acquisitions by a wholly owned Subsidiary of share capital or such other securities, as the case may be, of another of its wholly owned Subsidiaries, except in the case of clause (iv), (A) in the case of any “cashless exercise” provision expressly provided for under the terms of options or warrants outstanding as of the date of this Agreement or awarded or granted following the date of this Agreement in accordance with the terms of this Agreement, or (B) as required by applicable Law;

(b) issue, deliver, pledge, encumber, dispose of, or sell, any shares of its (or any of its Subsidiaries’) share capital of any class, any Voting Debt, any share appreciation rights or any securities convertible or redeemable into or exercisable or exchangeable for, or any rights, warrants or options to acquire, any such shares or Voting Debt, or enter into any agreement with respect to any of the foregoing, or otherwise make any changes (by combination, merger, amalgamation, scheme of arrangement, consolidation, reorganization, liquidation or otherwise) in its (or its Subsidiaries’) capital structure, other than (i) the issuance of common shares required to be issued upon the exercise or settlement of share options or other equity-related awards outstanding on the date hereof under the Company Share Plans or warrants, in each case, as in effect on the date hereof, (ii) issuances, sales or transfers by a wholly owned Subsidiary of share capital or capital stock, as the case may be, to it or another of its wholly owned Subsidiaries, and (iii) grants of restricted stock to its (or its Subsidiaries’) employees in the amounts, and with the vesting schedule, set forth in Section 4.1(k)(ii) of the Company Disclosure Letter (provided that any such grants shall not be entitled to accelerated vesting in connection with the consummation of the Merger);

(c) (i) other than in accordance with the Bye-Law Amendment, amend or propose to amend (whether by merger, amalgamation, scheme of arrangement, consolidation or otherwise) its memorandum of association or bye-laws, or the equivalent organizational documents of any of its Subsidiaries or (ii) waive any requirement thereof;

(d) other than in connection with transactions related to its Investment Assets entered into in accordance with its Investment Policy (i) amalgamate, merge or consolidate with any other Person, or acquire or agree to acquire, by amalgamating, merging or consolidating with, by purchasing a material interest in or a material portion of the assets of, by forming a partnership or joint venture with, or by any other manner, any corporation, partnership, association or other business organization or division thereof, or any material assets, rights or properties; or (ii) sell, lease, assign, transfer, license, encumber, abandon or otherwise dispose of, or agree to sell, lease, assign, transfer, license, encumber, abandon or otherwise dispose of, any of its assets, product lines, businesses, rights or properties (including share capital of its Subsidiaries and indebtedness of others held by it and its Subsidiaries), other than (A) any such sale, lease, assignment, transfer, licensure, encumbrance, abandonment or other disposition of, or agreement to sell, lease, assign, transfer, license, encumber, abandon or otherwise dispose of assets, product lines, business, rights or properties by any of its direct or indirect, wholly owned Subsidiaries to it or another of its Subsidiaries, (B) an assignment or encumbrance or agreement to assign or encumber that results solely in the creation or incurrence of a Permitted Encumbrance and (C) other than immaterial (on the aggregate basis), non-core assets in the ordinary course of business consistent with past practice;

(e) other than any Company Benefit Plan (which is subject to subsection (k) below): (i) amend, modify or terminate any Material Contract; (ii) cancel, modify or waive any material debts or claims held by it under, or waive any material rights in connection with, any Material Contract; or (iii) enter into any contract or other agreement of any type, whether written or oral, that would have been a Material Contract had it been entered into before the execution of this Agreement;

(f) do or permit any of its investment managers or advisers, or agents or administrators to do any of the following: (i) fail to comply with the Investment Policy, or amend, modify or otherwise change the Investment Policy in any material respect, except as may be required by (or, in its reasonable good faith judgment, is advisable under) GAAP, Applicable SAP, any Governmental Entity or applicable Laws; (ii) enter into, purchase, sell, amend or modify any derivative other than in the ordinary course of business consistent with past practice and its Investment Policy; or (iii) voluntarily forfeit, abandon, modify, waive, terminate or otherwise change any of its material Permits;

(g) except in accordance with Section 5.4, Section 5.14 or Article VII, take any action with the knowledge and intent that it would (i) result in any of the conditions to the Merger set forth in Article VI not being satisfied or (ii) materially adversely affect the ability of the parties to obtain any of the Transaction Approvals without imposition of a Regulatory Material Adverse Effect;

(h) (i) change its methods of accounting for financial reporting purposes in effect at September 30, 2012, except as may be required by changes in (or, in its reasonable good faith judgment, is advisable under) applicable Law, GAAP or Applicable SAP or (ii) make, change or revoke any material Tax election, file any amended Tax Return, settle any Tax claim, audit, action, suit, proceeding, examination or investigation, surrender any right to claim a material Tax refund, offset or other reduction in Tax liability or change its method of tax accounting (except, with respect to any amended Tax Return or any change in tax accounting method, as may be required by changes in applicable Law (or any Taxing Authority’s official interpretation thereof), in each case, if such action would have the effect of increasing any of its Tax liabilities by an amount that is material;

(i) adopt any plan of complete or partial liquidation or dissolution, restructuring, recapitalization or reorganization;

(j) settle or compromise any Legal Proceedings other than settlements or compromises of Legal Proceedings (i) where the amount paid (less the amount reserved for the applicable matter by it in its audited balance sheet as of September 30, 2012 and any insurance coverage applicable thereto) in settlement or compromise, in each case, does not exceed the amount set forth in Section 4.1(j)(i) of the Company Disclosure Letter and such settlement or compromise only involves monetary and/or disclosure-based relief, (ii) in the ordinary course consistent with past practice for ordinary course claims under Policies or Reinsurance Agreements or (iii) as required by any agreement or stipulation in effect before the execution of this Agreement;

(k) (i) enter into, adopt, amend or terminate any Company Benefit Plan or any other employee benefit plan or any agreement, arrangement, plan or policy between it or one of its Subsidiaries and one or more of its current or former employees, directors or officers other than as required by this Agreement or in the ordinary course of business consistent with past practice, (ii) except as required by any Company Benefit Plan as in effect as of the date of this Agreement, and except as otherwise explicitly set forth in this Agreement, increase or accelerate in any manner (including by the exercise of any discretion of the Compensation Committee of its board of directors to do so) the compensation (including severance) or fringe benefits of any director, officer, employee, independent contractor or consultant or pay any benefit not required by any Company Benefit Plan as in effect as of the date of this Agreement or enter into any contract, agreement, commitment or arrangement to do any of the foregoing, except for customary payments, awards and increases in the ordinary course of business consistent with past practice and the principles set forth in Section 4.1(k)(ii) of the Company Disclosure Letter and not to exceed, in the aggregate, the amount set forth in Section 4.1(k)(ii) of the Company Disclosure Letter, (iii) pay annual bonuses in respect of the fiscal year ending December 31, 2012 under any applicable Company Benefit Plan in an amount that exceeds, in the aggregate, the amount set forth in Section 4.1(k)(iii) of the Company Disclosure Letter or (iv) enter into or renew any contract, agreement, commitment or arrangement or take any other action (other than a renewal or action required by the terms of a Company Benefit Plan (including any automatic renewal in accordance with the terms of the applicable Company Benefit Plan)) providing for the making of, funding of, or acceleration (including by the exercise of any discretion of the Compensation Committee or its board of directors to do so) of, any award or payment (including any retention or stay bonus or severance or termination pay, whether single or double trigger) to any director, officer, employee, independent contractor or consultant of compensation or benefits contingent, or the terms of which are materially altered, in connection with the entry of this Agreement or consummation of the Merger.

(l) (i) redeem, repurchase, prepay, defease, incur, create, or assume, or otherwise become responsible for any indebtedness for borrowed money (or modify any of the material terms of any such outstanding indebtedness), guarantee any such indebtedness or issue or sell any debt securities or rights to acquire any debt securities of it or any of its Subsidiaries (including by way of an intercompany loan to it) or guarantee any debt securities of others, other than (A) in replacement of existing or maturing debt on substantially the same terms or more favorable terms to it or its Subsidiaries, (B) in connection with amending existing indebtedness agreements in connection with the Merger and the other transactions contemplated hereby, (C) in the ordinary course of its insurance or reinsurance business, (D) draw-downs under existing credit facilities and letters of credit and (E) guarantees of indebtedness of an Affiliate for indebtedness otherwise permitted by this Section 4.1(l)(i); (ii) make any loans, advances or capital contributions to any other Person, except (A) to or in any of its wholly owned Subsidiaries consistent with past practice or (B) for ordinary course transactions related to its Investment Assets in accordance with its Investment Policies or (iii) cancel any material debts of any Person to it or any of its Subsidiaries or waive any claims or rights of material value;

(m) grant, extend, amend, waive or modify any material rights in or to, or sell, assign, lease, transfer, license, let lapse, abandon, cancel or otherwise dispose of, or create or incur any encumbrance on any material Intellectual Property rights other than such grant, extension, amendment, waiver or modification by a wholly owned Subsidiary to it or its Subsidiaries or that results in the creation of incurrence of an encumbrance other than Permitted Encumbrance;

(n) enter, to the extent material to it and its Subsidiaries taken as a whole, any new lines of business, any classes or any markets in which it and its Subsidiaries do not operate as of the date of this Agreement;

(o) alter or amend in any material respect the Company Risk Policies or any existing underwriting, claim handling, loss control, calculation of loss reserves or expenses, actuarial, financial reporting or accounting or compliance practices, guidelines, policies or interpretations or any material assumption underlying an actuarial practice or policy, except as may be required by (or, in its reasonable good faith judgment, is advisable under) GAAP, Applicable SAP or applicable Law; or

(p) agree to, or make any commitment to, take, or authorize, any of the actions prohibited by this Section 4.1.

Section 4.2 Covenants of Parent. During the period from the date of this Agreement and continuing until the Effective Time, Parent shall not, and in the case of clauses (d) and (e) and, solely as it relates to clauses (d) and (e), clause (g) shall not permit any of its Subsidiaries to:

(a) (i) declare, set aside or pay, or propose to declare, set aside or pay, any dividends on or make other distributions in respect of any of its share capital, options or warrants (whether in cash, shares or property or any combination thereof), (ii) adjust, split, combine or reclassify, or propose to adjust, split, combine or reclassify, any of its share capital, or any other securities in respect of, in lieu of or in substitution for, shares of its share capital, (iii) amend or waive the terms of any option, warrant or other right to acquire shares of its share capital, or (iv) repurchase, redeem or otherwise acquire, propose to repurchase, redeem or otherwise acquire, any shares of its share capital or any securities convertible into or exercisable for any shares of its share capital, except in the case of clause (iv), (A) in the case of any “cashless exercise” provision expressly provided for under the terms of options or warrants outstanding as of the date of this Agreement or awarded or granted following the date of this Agreement in accordance with the terms of this Agreement or in connection with tax withholding upon the exercise of stock options or the vesting of restricted stock units, or (B) as required by applicable Law;

(b) except as permitted by Section 4.2(d), issue, deliver, pledge, encumber, dispose of, or sell, any shares of its share capital of any class, any Voting Debt, any share appreciation rights or any securities convertible or redeemable into or exercisable or exchangeable for, or any rights, warrants or options to acquire, any such shares or Voting Debt, or enter into any agreement with respect to any of the foregoing, or otherwise make any changes (by combination, merger, amalgamation, scheme of arrangement, consolidation, reorganization, liquidation or otherwise) in its capital structure, other than (i) the issuance of common shares required to be issued upon the exercise or settlement of share options or other equity-related awards outstanding on the date hereof under the Parent Share Plans, (ii) equity awards under the Parent Share Plans in the amounts set forth in Section 4.2(b)(ii) of the Parent Disclosure Letter (provided that any such awards shall not be entitled to accelerated vesting in connection with the consummation of the Merger) and (iii) as permitted by Section 4.2(d);

(c) amend or propose to amend (whether by merger, amalgamation, scheme of arrangement, consolidation or otherwise) its articles of incorporation or bylaws or waive any requirement thereof;

(d) other than in connection with transactions related to its Investment Assets entered into in accordance with its Investment Policy, amalgamate, merge or consolidate with any other Person, or acquire or agree to acquire, by amalgamating, merging or consolidating with, by purchasing a material interest in or a material portion of the assets of, by forming a partnership or joint venture with, or by any other manner, any corporation, partnership, association or other business organization or division thereof, or any material assets, rights or properties, in each case, if such action, individually or together with all other such actions, could reasonably be expected to (i) prevent, inhibit or materially delay the consummation of the Merger or (ii) require Parent to issue equity having a market value in excess of $100 million;

(e) except in accordance with Section 5.4, Section 5.14 or Article VII, take any action with the knowledge and intent that it would (i) result in any of the conditions to the Merger set forth in Article VI not being satisfied or (ii) materially adversely affect the ability of the parties to obtain any of the Transaction Approvals without imposition of a Regulatory Material Adverse Effect;

(f) adopt any plan of complete or partial liquidation or dissolution, restructuring, recapitalization or reorganization;

(g) agree to, or make any commitment to, take, or authorize, any of the actions prohibited by this Section 4.2.

Section 4.3 Bermuda Required Actions. Before the Closing: (a) the Company shall: (i) procure that the statutory declaration required by Section 108(3) of the Companies Act is duly sworn by one of its officers; and (ii) prepare a duly certified copy of the Company shareholder resolutions evidencing the Company Merger Vote; and (b) the Merger Sub shall (and Parent, as the sole shareholder of the Merger Sub shall cause the Merger Sub to) (A) procure that the statutory declarations required by Section 108(3) of the Companies Act is duly sworn by one of the Merger Sub’s officers, (B) prepare a duly certified copy of the shareholder resolutions evidencing the approval of Parent, as the sole shareholder of the Merger Sub, of the Merger and deliver such documents to the Company, and (C) prepare a notice advising the Registrar of the registered office of the Surviving Company.

ARTICLE V

ADDITIONAL AGREEMENTS

Section 5.1 Preparation of Joint Proxy Statement/Prospectus and Other Filings; Shareholder Meetings.

(a) As promptly as practicable and in no event later than ten Business Days following the date of this Agreement, (i) the Company and Parent shall prepare, and Parent shall file with the SEC, the registration statement on Form S-4 in connection with the issuance of Parent Common Shares in the Merger (the “Parent Registration Statement”), and the joint proxy statement/prospectus included in the Parent Registration Statement (the “Joint Proxy Statement/Prospectus”), (ii) Parent and the Company shall, and shall cause their respective Affiliates to, prepare and file with the SEC, to the extent required under applicable Law, all other documents required to be filed by Parent or the Company, as applicable, with the SEC in connection with the Merger (in the case of

Parent, the “Other Parent Filings” and in the case of the Company, the “Other Company Filings”), and (iii) the Company shall prepare the Company Shareholder Materials other than the Joint Proxy Statement/Prospectus. The Company and Parent will, and will cause their respective Representatives to, reasonably cooperate with the other in the preparation of the Joint Proxy Statement/Prospectus, the Parent Registration Statement, the Other Company Filings and the Other Parent Filings. Without limiting the generality of the foregoing, (A) each of the Company and Parent shall, and shall cause their respective Representatives to, provide the other and its Representatives with a reasonable opportunity, in advance of initial filing or any amendment or filing of any supplement thereto, to review and comment on the Joint Proxy Statement/Prospectus and the Parent Registration Statement, (B) the Company shall, and shall cause its Representatives to, provide Parent and its Representatives with a reasonable opportunity, in advance of initial filing or any amendment or filing of any supplement thereto, to review and comment on the Other Company Filings and shall address or include, as applicable, in such documents comments reasonably proposed by Parent, (C) Parent shall, and shall cause its Representatives to, provide the Company and its Representatives with a reasonable opportunity, in advance of initial filing or any amendment or filing of any supplement thereto, to review and comment on the Other Parent Filings and shall address or include, as applicable, in such documents comments reasonably proposed by the Company and (D) the Company and Parent shall upon reasonable prior written notice provide the other the information relating to it and its Affiliates required by the Securities Act and the Exchange Act to be set forth in the Joint Proxy Statement/Prospectus, the Parent Registration Statement, the Other Parent Filings or the Other Company Filings. Parent shall cause the Other Parent Filings to be made by it or its Affiliates, the Company shall cause the Other Company Filing to be made by it or its Affiliates, and the Company and Parent shall use their reasonable best efforts to cause the Joint Proxy Statement/Prospectus and the Parent Registration Statement and to comply as to form and substance in all material respects with the requirements of (1) the Securities Act and the Exchange Act, (2) the rules and regulations of the NYSE (as applicable to Parent) and NASDAQ Global Select Market (as applicable to the Company) and (3) the rules and regulations of FINRA, as applicable. Parent shall also take any action reasonably required to be taken under any applicable state securities and “blue sky” laws in connection with the issuance of Parent Common Shares in the Merger.

(b) The Company and Parent shall use their reasonable best efforts, after consultation with the other, to resolve all SEC comments with respect to the Joint Proxy Statement/Prospectus and the Parent Registration Statement as promptly as practicable after receipt thereof. The Company shall use its reasonable best efforts, after consultation with Parent, to resolve all SEC comments with respect to the Other Company Filings as promptly as practicable after receipt thereof. Parent shall use its reasonable best efforts, after consultation with the Company, to resolve all SEC comments with respect to the Other Parent Filings as promptly as practicable after receipt thereof. The Company and Parent shall use their respective reasonable best efforts to have the Parent Registration

Statement declared effective under the Securities Act as promptly as practicable after the filing thereof and to keep the Parent Registration Statement effective for so long as necessary to consummate the Merger. To the extent legally permitted, (i) Parent and the Company shall promptly notify the other in writing of the receipt of any written or oral comments from or other correspondence with the SEC or its staff with respect to the Joint Proxy Statement/Prospectus or the Parent Registration Statement and any request by the SEC or its staff for amendments or supplements to the Joint Proxy Statement/Prospectus or the Parent Registration Statement or for additional information and shall promptly supply each other with copies of all correspondence between it and any of its Representatives or Affiliates, on the one hand, and the SEC or its staff, on the other hand, with respect to the Joint Proxy Statement/Prospectus or the Parent Registration Statement, (ii) the Company shall promptly notify Parent in writing of the receipt of any written or oral comments from or other correspondence with the SEC or its staff with respect to the Other Company Filings and any request by the SEC or its staff for amendments or supplements to the Other Company Filings or for additional information and shall promptly supply Parent with copies of all correspondence between it and any of its Representatives or Affiliates, on the one hand, and the SEC or its staff, on the other hand, with respect to the Other Company Filings and (iii) Parent shall promptly notify the Company in writing of the receipt of any written or oral comments from or other correspondence with the SEC or its staff with respect to the Other Parent Filings and any request by the SEC or its staff for amendments or supplements to the Other Parent Filings or for additional information and shall promptly supply the Company with copies of all correspondence between it and any of its Representatives or Affiliates, on the one hand, and the SEC or its staff, on the other hand, with respect to the Other Parent Filings. If at any time before receipt of the Required Company Vote or the Required Parent Vote there shall occur any event that is required to be set forth in an amendment to the Parent Registration Statement or supplement to the Joint Proxy Statement/Prospectus, Other Parent Filings or Other Company Filings: (i) Parent and the Company (in the case of the Parent Registration Statement or the Joint Proxy Statement), the Company (in the case of an Other Company Filings) or Parent (in the case of the Other Parent Filings) shall promptly prepare such an amendment or supplement; and (ii) the Company and Parent, as the case may be, shall promptly mail to its respective shareholders such amendment or supplement. Parent shall advise the Company, promptly after it receives notice thereof, of the time when the Parent Registration Statement has become effective, the issuance of any stop order or the suspension of the qualification of Parent Common Shares issuable in connection with the Merger for offering or sale in any jurisdiction. Without limiting the generality of the foregoing, to the extent legally permitted, (i) Parent and the Company shall, and shall cause their respective Representatives to, provide the other and its Representatives with a reasonable opportunity, in advance of the filing of any response by the Company or Parent to SEC comments, to participate in the response of Parent or the Company, as applicable to any SEC comments with respect to the Joint Proxy Statement/Prospectus or the Parent Registration Statement and to review and comment on any such response and shall address or include, as applicable, in such response comments reasonably proposed by the Company or Parent, including by participating with Parent or the Company, as applicable, and their respective Representatives in any meetings or discussions with the SEC or its staff, (ii) the Company shall, and shall cause its Representatives to, provide Parent and its Representatives with a reasonable opportunity, in advance of the filing of any response by the Company to SEC comments, to participate in the response of the Company to any SEC comments with respect to the Other Company Filings and to review and comment on any such response and shall address or include, as applicable, in such response comments reasonably proposed by Parent, including by participating with the Company and its Representatives in any meetings or discussions with the SEC or its staff and (iii) Parent shall, and shall cause its Representatives to, provide the Company and its Representatives with a reasonable opportunity, in advance of the filing of any response by Parent to SEC comments, to participate in the response of Parent to any SEC comments with respect to the Other Parent Filings and to review and comment on any such response and shall address or include, as applicable, in such response comments reasonably proposed by the Company, including by participating with Parent and its Representatives in any meetings or discussions with the SEC or its staff.

(c) The Company shall, in accordance with its memorandum of association, bye-laws and applicable Law, as promptly as practicable following the date of this Agreement and in any event within forty-five days following the effectiveness of the Parent Registration Statement, duly call, give notice of, convene and hold a meeting of the Company shareholders (the “Company Shareholder Meeting”) for the purpose of seeking the Required Company Vote. The Company shall, and shall cause its Representatives to, provide Parent and its Representatives with a reasonable opportunity, in advance of the initial distribution and any supplemental distribution, to review and comment on the Company Shareholder Materials (and any amendments or supplements thereto) and shall address or include, as applicable, in such documents comments reasonably proposed by Parent. The Company shall use its reasonable best efforts to cause the Company Shareholder Materials to be mailed to the shareholders of the Company as promptly as practicable after the Parent Registration Statement is declared effective by the SEC and in any event within seven days following such declaration of effectiveness. Subject to Section 5.4(c), the Company shall include in the Joint Proxy Statement/Prospectus the Company Recommendation.

(d) Parent shall, in accordance with its articles of incorporation, by-laws and applicable Law, as promptly as practicable following the date of this Agreement and in any event within forty-five days following the effectiveness of the Parent Registration Statement, duly call, give notice of, convene and hold a meeting of its shareholders (the “Parent Shareholder Meeting”) for the purpose of seeking the Required Parent Vote. Parent shall use its reasonable best efforts to cause the Joint Proxy Statement/Prospectus to be mailed to the shareholders of Parent as promptly as practicable after the Parent Registration Statement is declared effective by the SEC and in any event within seven days following such declaration of effectiveness. Subject to Section 5.4(c), Parent shall include in the Joint Proxy Statement/Prospectus the Parent Recommendation.

(e) Unless the board of directors of a party shall effect a Recommendation Withdrawal in accordance with Section 5.4(c) (but in all cases still subject to Section 5.4(e)), such party shall use its reasonable best efforts to solicit from its shareholders proxies for purposes of obtaining the Required Company Vote (in the case of the Company) or Required Parent Vote (in the case of Parent). Each of the Company and Parent shall use its reasonable best efforts to ensure that all proxies solicited in connection with its shareholder meeting are solicited in compliance with applicable Law and (i) in the case of the Company, its bye-laws and the rules and regulations of the NASDAQ Global Select Market and (ii) in the case of Parent, its by-laws and the rules and regulations of the NYSE.

(f) Notwithstanding anything to the contrary set forth in this Agreement, each of the Company and Parent, after consultation with the other party, may (but shall not be required to) adjourn or postpone its respective shareholder meeting if (i) any amendment to the Parent Registration Statement or supplement to the Joint Proxy Statement/Prospectus required to be provided to its respective shareholders has not been so provided, (ii) as of the time for which the applicable shareholder meeting is originally scheduled there are insufficient Company Common Shares (in the case of the Company) or Parent Common Shares (in the case of Parent) represented (either in person or by proxy) at the respective shareholder meeting to constitute a quorum necessary to conduct the business of the respective shareholder meeting or (iii) the other party has adjourned or postponed its shareholder meeting for any of the foregoing reasons. Following the shareholder meetings and at or before the Closing, each of the Company and Parent shall deliver to the corporate secretary of the other party a certificate setting forth the voting results from its respective shareholder meeting.

(g) Subject to the following sentence, each of the Company and Parent shall use commercially reasonable efforts to hold the Company Shareholder Meeting and the Parent Shareholder Meeting, respectively, at the same time and on the same date as the other party. Notwithstanding anything in this Agreement to the contrary, the Company in its sole discretion may determine to hold the Company Shareholder Meeting before the Parent Shareholder Meeting.

(h) The Company hereby acknowledges that under the Company Shareholder Voting Agreements, each of the shareholders of the Company party thereto has irrevocably granted to and appointed (subject to Section 4.2 of the applicable Company Shareholder Voting Agreement) Parent and up to two of Parent’s designated representatives as such shareholder’s proxy to vote the Company Common Shares (and other securities having voting rights) held by such shareholder at the Company Shareholder Meeting or in any action by written consent of the shareholders of the Company during the Voting Period (as defined in the applicable Company Shareholder

Voting Agreement), solely on the matters and in the manner specified in the Company Shareholder Voting Agreements (the “Company Shareholder Proxies”). The Company further agrees that during the Voting Period (as defined in the applicable Company Shareholder Voting Agreement), it shall recognize the grant of any such Company Shareholder Proxy and the exercise thereof by Parent or one of its designated representatives in accordance with its terms at any meeting of the shareholders of the Company (including the Company Shareholder Meeting and any adjournment or postponement thereof) or in any action by written consent of the shareholders of the Company, subject to applicable Law.

(i) Parent hereby acknowledges that under the Parent Shareholder Voting Agreements, each of the shareholders of Parent party thereto has irrevocably granted to and appointed (subject to Section 4.2 of the applicable Parent Shareholder Voting Agreement) the Company and up to two of the Company’s designated representatives as such shareholder’s proxy to vote the Parent Common Shares (and other securities having voting rights) held by such shareholder at the Parent Shareholder Meeting or in any action by written consent of the shareholders of Parent during the Voting Period (as defined in the applicable Parent Shareholder Voting Agreement), solely on the matters and in the manner specified in the Parent Shareholder Voting Agreements (the “Parent Shareholder Proxies”). Parent further agrees that during the Voting Period (as defined in the applicable Parent Shareholder Voting Agreement) it shall recognize the grant of any such Parent Shareholder Proxy and the exercise thereof by the Company or one of its designated representatives in accordance with its terms at any meeting of the shareholders of Parent (including the Parent Shareholder Meeting and any adjournment or postponement thereof) or in any action by written consent of the shareholders of Parent, subject to applicable Law.

(j) Parent shall vote or cause to be voted all Company Common Shares that are subject to a granted Company Shareholder Proxy in the manner set forth in Section 4 of the applicable Company Shareholder Voting Agreement at any meeting of the shareholders of the Company (including the Company Shareholder Meeting and any adjournment or postponement thereof) or in any action by written consent of the shareholders of the Company, subject to applicable Law.

(k) The Company shall vote or cause to be voted all Parent Common Shares that are subject to a granted Parent Shareholder Proxy in the manner set forth in Section 4 of the applicable Parent Shareholder Voting Agreement at any meeting of the shareholders of Parent (including the Parent Shareholder Meeting and any adjournment or postponement thereof) or in any action by written consent of the shareholders of Parent, subject to applicable Law.

(l) Except to the extent included in the Company Shareholder Materials with regard to the Company Shareholder Meeting, the Company shall, concurrently with the initial delivery thereof, make available to Parent any materials delivered to shareholders of the Company in their capacity as such for the purpose of soliciting any vote or written consent contemplated by Section 4 of the Company Shareholder Voting Agreements in the same manner so delivered.

(m) Except to the extent included in the Parent Shareholder Materials with regard to the Parent Shareholder Meeting, Parent shall, concurrently with the initial delivery thereof, make available to the Company any materials delivered to shareholders of Parent in their capacity as such for the purpose of soliciting any vote or written consent contemplated by Section 4 of the Parent Shareholder Voting Agreements in the same manner so delivered.

Section 5.2 Access to Information; Confidentiality.

(a) Upon reasonable notice, each of Parent and the Company shall (and shall cause each of its Subsidiaries to) (i) afford to the officers, employees, accountants, counsel, financial advisors and other representatives of the other party, access, during normal business hours during the period before the earlier of the termination of this Agreement and the Effective Time, to all its properties, books, contracts, records and officers and (ii) during such period, make available all other information concerning its business, properties and personnel, in each case, as such other party may reasonably request. Notwithstanding anything in this Section 5.2 or Section 5.3 to the contrary, neither party nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would jeopardize any legally recognized privilege applicable to such information or violate or contravene any applicable Laws or binding agreement entered into before the execution of this Agreement (including any Laws relating to privacy). The parties will take appropriate actions as are necessary to permit disclosure, including entering into a joint defense agreement or other arrangement to avoid loss of the attorney-client privilege, or make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply, including adopting additional specific procedures to protect the confidentiality of certain sensitive material and to ensure compliance with applicable Law, and, if necessary, restricting review of certain sensitive material to the receiving party’s financial advisors or outside legal counsel. No information or knowledge obtained in any investigation under this Section 5.2 shall affect or be deemed to modify any representation or warranty made by any party hereunder.

(b) The parties will hold any such information in confidence to the extent required by, and in accordance with, the provisions of the Confidentiality Agreement, which Confidentiality Agreement will remain in full force and effect as provided under Section 8.5(a) up to and until the Closing. The parties agree that the Confidentiality Agreement shall terminate immediately upon the Closing.

Section 5.3 Reasonable Best Efforts.

(a) Subject to the other terms and conditions of this Agreement, each of the Company, Parent and the Merger Sub shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under this Agreement, the Merger Agreement and applicable Law to consummate the Merger and the other transactions contemplated by this Agreement and the Merger Agreement as promptly as practicable following the date of this Agreement. In furtherance and not in limitation of the foregoing, each of the Company and Parent agrees to make, as promptly as practicable following the date of this Agreement and in any event not later than (i) fifteen Business Days following the date of this Agreement, the appropriate filings and notifications required by the Transaction Approvals listed on Schedule 5.3(a) and (ii) 20 Business Days following the date of this Agreement, all other Transaction Approvals and other necessary filings and notifications with any other Governmental Entity with respect to the transactions contemplated by this Agreement and the Merger Agreement (except with respect to the Bermuda Monetary Authority, which filings and notifications will be in accordance with customary practice) and to supply as promptly as practicable any additional information and documentary material that may be reasonably requested under such requirements. The Company and Parent will each request early termination of the waiting period with respect to the Merger under the HSR Act.

(b) To the extent permissible under applicable Law and in each case regarding the Merger or any of the other transactions contemplated by this Agreement or the Merger Agreement, each of the Company and Parent shall, in connection with the efforts referenced above to obtain the Transaction Approvals from Governmental Entities, to the extent legally permitted, use its reasonable best efforts to: (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (ii) promptly inform the other party of any material communication received by such party from, or given by such party to, any Governmental Entity and of any material communication received or given in connection with any proceeding by a private party; (iii) give the other party, or the other party’s legal counsel, reasonable opportunity, in advance of the transmission thereof, to review and comment on any material communication (and shall address or include, as applicable, in such communication comments reasonably proposed by the other party) given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Entity or, in connection with any proceeding by a private party, with any other Person; and (iv) unless prohibited by a Governmental Entity or other Person, give the other party and its legal counsel the opportunity to attend and participate in such meetings and conferences.

(c) Subject to Section 5.4(c), (i) Parent shall give the Company the reasonable opportunity to participate in the defense of any Legal Proceedings against Parent or its directors or officers relating to this Agreement and the transactions contemplated hereby, and (ii) the Company shall give Parent the reasonable opportunity to participate in the defense of any Legal Proceedings against the Company or its directors or officers relating to this Agreement and the transactions contemplated hereby.

(d) In connection with subsections (a), (b) and (c) above, except as would not or would not reasonably be expected to have a Material Adverse Effect on Parent and its Subsidiaries or the Company and its Subsidiaries, in each case, taken as a whole after giving effect to the Merger (such Material Adverse Effect, a “Regulatory Material Adverse Effect”), (i) neither party nor any of its Subsidiaries shall be required to sell, divest, hold separate, or otherwise dispose of any of its or its Subsidiaries, respective businesses, product lines or assets, (ii) Parent shall not be required to conduct the business of Parent and its Subsidiaries (including the Company and its Subsidiaries) taken as a whole after giving effect to the Merger in a specified manner and (iii) neither party, as applicable, shall be required to agree to take any action or agree to any restriction, limitation or condition.

(e) Notwithstanding anything to the contrary in this Agreement, in connection with obtaining any necessary approval or consent from any Person (other than a Governmental Entity) with respect to the Merger, neither Parent or any of its Subsidiaries nor the Company or any of its Subsidiaries shall pay or commit to pay to such Person whose necessary approval or consent is being solicited any material amount of cash or other consideration, make any material commitment or incur any material liability or other material obligation due to such Person, as measured with respect to Parent and its Subsidiaries (including the Company and its Subsidiaries taken as a whole after giving effect to the Merger), in each case, without the prior written consent of the other party.

(f) From and after the date of this Agreement, the parties shall use their respective reasonable best efforts to cause each of the Company’s Insurance Subsidiaries to maintain a Financial Strength Rating from Standard & Poor’s Corporation of at least an “A”.

Section 5.4 No Solicitation.

(a) Each of Parent and the Company agrees that it shall not, and shall cause its respective Subsidiaries not to, and shall use its reasonable best efforts to direct its and its Subsidiaries’ Representatives not to, directly or indirectly, (i) solicit, initiate, encourage, or facilitate, any Takeover Proposal or the making, announcement or consummation thereof, (ii) enter into or otherwise participate in any discussions (except to notify a Person of the existence of the provisions of this Section 5.4) or negotiations regarding, or furnish to any Person any information (regardless of whether such information is material or already publicly available) in connection with, or in furtherance of, any Takeover Proposal, (iii) waive, terminate, modify or fail to enforce any provision of any confidentiality or “standstill” or similar obligation of any Person (other than the other party hereto) with respect to a party or any of its Subsidiaries, (iv) approve, adopt or recommend, or publicly propose to approve, adopt or recommend, any Takeover Proposal or submit to the vote of its shareholders any Takeover Proposal before the termination of this Agreement, (v) enter into, or approve or recommend or publicly propose to approve or recommend the entering into of any letter of intent, memorandum of understanding, amalgamation or merger agreement or other agreement, arrangement or understanding relating to any Takeover Proposal before the termination of this Agreement (other than a confidentiality agreement referred to in the proviso to the last sentence of this Section 5.4(a)), or (vi) authorize any of, or commit or agree to do any of, the foregoing. Each of Parent and the Company (A) shall, and shall cause its respective Subsidiaries to, and shall use its reasonable best efforts to direct its and its Subsidiaries’ Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any Person (other than the other party hereto and its Representatives) conducted heretofore with respect to any Takeover Proposal and (B) shall immediately take all steps necessary to terminate any approval under any confidentiality or “standstill” or similar provision that may have been heretofore given by Parent or the Company under any such provisions authorizing any Person to make a Takeover Proposal. Notwithstanding the foregoing, the restrictions in clauses (i), (ii), (iii) and, to the extent applicable thereto, (vi) of the first sentence of this Section 5.4(a) shall not prohibit Parent or its Subsidiaries and Representatives, on the one hand, or the Company or its Subsidiaries and Representatives, on the other hand, at any time before obtaining the Parent Share Issuance Vote or the Company Merger Vote, as the case may be, from participating in any discussions or negotiations regarding, furnishing to any Person any information with respect to, or waiving, modifying or electing not to enforce any confidentiality or “standstill” or similar obligation of any Person in respect of a Takeover Proposal (including with respect to the following proviso) that has been publicly announced or otherwise communicated to its officers or its board of directors, if its board of directors (or an authorized and empowered committee thereof) determines in good faith, after consultation with its outside legal counsel and financial advisor, that such Takeover Proposal would reasonably be likely to lead to a Superior Proposal; provided that (I) before a party furnishing any information to, or negotiating with, any Person with respect to a Takeover Proposal, such party shall have entered into a confidentiality agreement with such Person containing confidentiality terms and “standstill” or similar obligations not less restrictive in the aggregate to such Person and its Representatives than the provisions of the Confidentiality Agreement are to Parent and its Representatives (in the case of the Company furnishing information to, or negotiating with, any Person) or the Company and its Representatives (in the case of Parent furnishing information to, or negotiating with, any Person), and (II) all such information has previously been made available to the Company and its Representatives (in the case of Parent furnishing information to any Person) or Parent and its Representatives (in the case of the Company furnishing information to any Person) or will be so made available substantially concurrent with the time it is provided to such Person.

(b) Neither the board of directors of Parent or the Company nor any committee thereof shall (i) withhold, withdraw, modify or qualify the Parent Recommendation (in the case of Parent) or the Company Recommendation (in the case of the Company) in a manner adverse to the Company or Parent, as applicable, (ii) fail to include the Parent Recommendation (in the case of Parent) or the Company Recommendation (in the case of the Company) in the Joint Proxy Statement/Prospectus, or (iii) recommend or publicly propose to recommend any Takeover Proposal (any action described in clause (i), (ii) or (iii) being referred to as a “Recommendation Withdrawal”); provided, however, that (A) the delivery by a party, its board of directors or an authorized and empowered committee thereof of any notice specified in Section 5.4(d) shall not be deemed to be or constitute a Recommendation Withdrawal, (B) the provision of factual information by a party to its shareholders shall not be deemed to be or constitute a Recommendation Withdrawal so long as the disclosure through which such factual information is conveyed, taken as a whole, is not contrary to or materially inconsistent with the Parent Recommendation (in the case of Parent) or the Company Recommendation (in the case of the Company), and (C) for purposes of the definition of Recommendation Withdrawal, (I) in the case of Parent, the term “Parent Recommendation” shall refer only to the recommendation by the board of directors of Parent in respect of the Parent Share Issuance Vote and (II) in the case of the Company, the term “Company Recommendation” shall refer only to the recommendation by the board of directors of the Company in respect of the Company Merger Vote.

(c) Notwithstanding anything to the contrary contained in this Agreement and subject to compliance with Section 5.4(d): (i) at any time before obtaining the Company Merger Vote, the Company’s board of directors (or an authorized and empowered committee thereof) may make a Recommendation Withdrawal (A) in response to, or as a result of, a material event, development, occurrence, or change in circumstances or facts, occurring after the date hereof (which event, development, occurrence, circumstances or facts was not known to be reasonably likely to occur by the Company’s board of directors (or applicable authorized and empowered committee thereof) as of the date hereof) (a “Company Intervening Event”) or (B) in response to a Takeover Proposal that the Company’s board of directors (or applicable authorized and empowered committee thereof) shall have determined in good faith, after consultation with its outside legal counsel and financial advisor, constitutes a Superior Proposal, in each case, if the Company’s board of directors (or applicable authorized and empowered committee thereof) determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be reasonably likely to violate its fiduciary (or similar) duties under applicable Law; and (ii) at any time before obtaining the Parent Share Issuance Vote, the board of directors of Parent (or an authorized and empowered committee thereof) may make a Recommendation Withdrawal in response to, or as a result of, a material event, development, occurrence, or change in circumstances or facts, occurring after the date hereof (which event, development, occurrence, circumstances or facts was not known to be reasonably likely to occur by Parent’s board of directors (or applicable authorized and empowered committee thereof) as of the date hereof) (a “Parent Intervening Event”) if such Parent’s board of directors (or applicable authorized and empowered committee thereof) determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be reasonably likely to violate its fiduciary (or similar) duties under applicable Law. Notwithstanding anything to the contrary contained in this Agreement, (x) no event, development, occurrence, circumstance or fact that affects or relates to Parent or any of its Subsidiaries shall be deemed to be, or contribute to, any Company Intervening Event unless such event, development, occurrence, circumstance or fact also affects or relates to the Company and/or any of its Subsidiaries, and, in such case, the board of directors of the Company (or applicable authorized and empowered committee thereof) shall only consider the extent to which such event, development, occurrence, circumstance or fact affects or relates to the Company and its Subsidiaries (not including any effect on Parent and its Subsidiaries) in determining whether a Recommendation Withdrawal is appropriate in response to such Company Intervening Event, (y) no event, development, occurrence, circumstance or fact that affects or relates to the Company or any of its Subsidiaries shall be deemed to be, or contribute to, any Parent Intervening Event unless such event, development, occurrence, circumstance or fact also affects or relates to Parent and/or any of its Subsidiaries, and, in such case, the board of directors of Parent (or applicable authorized and empowered committee thereof) shall only consider the extent to which such event, development, occurrence, circumstance or fact affects or relates to Parent and its Subsidiaries (not including any effect on the Company and its Subsidiaries) in determining whether a Recommendation Withdrawal is appropriate in response to such Parent Intervening Event and (z) with respect to Parent, no Takeover Proposal shall be deemed to be a Parent Intervening Event unless (1) such Takeover Proposal is bona fide and in writing, (2) such Takeover Proposal has not been obtained in breach of Section 5.4 and (3) the board of directors of Parent (or applicable authorized and empowered committee thereof) has determined, in the good faith exercise of its fiduciary (or similar) duties, that it shall recommend such Takeover Proposal to its shareholders. For purposes of this Section 5.4(c), each reference to “10% or more” in the definition of “Takeover Proposal” shall be deemed to be a reference to “more than 50%.” For the avoidance of doubt, no increase in the share price of Parent or Company from the date hereof shall be deemed to be a Parent Intervening Event or Company Intervening Event, respectively, provided that this limitation shall not prevent or otherwise affect a determination that any material event, development, occurrence, or change in circumstances or facts underlying such increase in share price has resulted in a Parent Intervening Event or Company Intervening Event.

(d) Notwithstanding anything to the contrary contained in this Agreement, neither party’s board of directors (nor any authorized and empowered committee thereof) shall be entitled to make a Recommendation Withdrawal under Section 5.4(c), unless (i) such party shall have provided to the other party at least three Business Days before taking such action written notice that it intends to make a Recommendation Withdrawal and specifying the reasons therefor (and, if applicable, the information required by Section 5.4(f)), (ii) during such three Business Day period, if requested by the other party, the party delivering such written notice shall have engaged in good faith negotiations with the other party regarding any amendment or waiver to this Agreement proposed by the other party which shall be kept confidential by such party (except to the extent required to be disclosed under applicable Law), (iii) such party has not materially breached its obligations under this Section 5.4 and (iv) solely in the case of a Recommendation Withdrawal by the Company’s board of directors (or an authorized and empowered committee thereof) in response to a Takeover Proposal, the Company’s board of directors (or an authorized and empowered committee thereof) shall have determined, after taking into account all amendments and waivers to this Agreement made in response to such Takeover Proposal, and after consultation with its outside legal counsel and financial advisor, that such Takeover Proposal continues to constitute a Superior Proposal. The parties agree that any amendment to the financial terms (which shall include any change in (x) the form of consideration or (y) the percentage or allocation of form of consideration) or other material terms and conditions of a Takeover Proposal described in clause (i) above shall require a party to provide new written notification and shall commence a new three Business Day period under this Section 5.4(d).

(e) Notwithstanding anything to the contrary contained in this Agreement, the obligation of each of Parent and the Company to call, give notice of, convene and hold the Parent Shareholder Meeting (in the case of Parent) and the Company Shareholder Meeting (in the case of the Company) and to hold a vote of its shareholders for purposes of obtaining the Required Parent Vote or the Required Company Vote, as applicable, shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to it of any Takeover Proposal (whether or not a Superior Proposal) or by a Recommendation Withdrawal made by it. If a party makes a Recommendation Withdrawal under Section 5.4(c), (i) such party shall nevertheless submit the matters contemplated by the Required Parent Vote or the Required Company Vote, as applicable, to a vote of its shareholders and (ii) the Joint Proxy Statement/Prospectus or the Company Shareholder Materials, as applicable, and any and all accompanying materials may include appropriate disclosure with respect to such Recommendation Withdrawal in accordance with applicable Law after consultation with outside legal counsel.

(f) Each party shall as promptly as practicable (and in any event within 24 hours after receipt) advise the other party orally and in writing of (i) any Takeover Proposal (or any withdrawal thereof), (ii) any request for information that would reasonably be expected to lead to a Takeover Proposal and (iii) any inquiry with respect to, or which would reasonably be expected to lead to, any Takeover Proposal, such notice to include the material terms and conditions of any such Takeover Proposal, request or inquiry (including a copy of any such written Takeover Proposal, request or inquiry and any amendments or modifications thereto or if oral, a written summary thereof) and the identity of the Person making the Takeover Proposal, request or inquiry. Each of Parent and the Company shall keep the other fully informed on a reasonably current basis of the status of any such Takeover Proposal, request or inquiry, including any changes to the material terms and conditions thereof. Each party shall as promptly as practical (and in any event within 24 hours after becoming aware thereof) advise the other party orally and in writing of events, developments, occurrences or changes in circumstance that resulted in a Company Intervening Event or Parent Intervening Event, as applicable, in sufficient detail as to allow the other party to analyze and (if appropriate) respond to such event.

(g) Nothing contained in this Section 5.4 shall prohibit a party or its board of directors from (i) taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) under the Exchange Act or making a statement contemplated by Item 1012(a) of Regulation M-A or Rule 14d-9 under the Exchange Act (including a “stop, look and listen” communication to Rule 14d-9(f) under the Exchange Act) or (ii) making any disclosure to its shareholders if its board of directors determines in good faith, after consultation with its outside legal counsel, that the failure to make such disclosure would be reasonably likely to be inconsistent with applicable Law; provided that any such action taken or statement made by a party that involves or relates to any Takeover Proposal shall be deemed to be a Recommendation Withdrawal by such party unless its board of directors simultaneously reaffirms the Company Recommendation or Parent Recommendation (or, in the case of a “stop, look and listen” communication under Rule 14d-9(f) under the Exchange Act, within three Business Days thereafter); and provided, further, that any Recommendation Withdrawal only may be made in accordance with Section 5.4(c) and Section 5.4(d).

(h) Without limiting the generality of the foregoing, the parties hereto acknowledge and agree that any violation of the restrictions set forth in this Section 5.4 by any Representatives of the Company (or any of its Subsidiaries) or of Parent (or any of its Subsidiaries), shall be deemed to be a breach of this Section 5.4 by the Company or Parent, as applicable.

Section 5.5 Fees and Expenses. Whether or not the Merger is consummated, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such Expense, except as otherwise expressly provided herein, and except that out-of-pocket expenses (excluding fees and disbursements to advisors) incurred in connection with filing, printing and mailing, as the case may be, of the Parent Registration Statement, the Joint Proxy Statement/Prospectus, the Company Shareholder Materials, the pre-merger notification requirements of the HSR Act and any amendments or supplements thereto shall be shared equally by Parent and the Company.

Section 5.6 Alterra Insurance Company Dividend. Without limiting the generality of Section 5.3, promptly following the date of this Agreement, the Company shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or to cause to be done all things necessary, proper or advisable, including the obtaining of all necessary approvals from relevant Governmental Entities, for Alterra Bermuda Limited to declare and pay one or more cash dividends or distributions (collectively, the “Alterra Insurance Company Dividend”) to the Company on or before the Closing Date in the aggregate amount necessary so that on the Closing Date the Company shall have no less than $500,000,000 in immediately available unrestricted funds.

Section 5.7 Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the Effective Time, Parent shall and, to the extent applicable, shall cause the Surviving Company to, to the fullest extent permitted by applicable Law (and, in the case of former directors and officers, to the extent permitted by the bye-laws of the Company in effect immediately before the Closing), indemnify, defend and hold harmless, and provide advancement of expenses to, each Person who is now, or has been at any time before the date hereof or who becomes before the Effective Time, a director or officer of the Company or its Subsidiaries (the “Company Indemnified Parties”) from and against all losses, claims, damages, costs, expenses, liabilities, penalties or judgments or amounts that are paid in settlement of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such Person is or was a director or officer of the Company or any of its Subsidiaries, and pertaining to any matter existing or occurring, or any acts or omissions occurring, at or before the Effective Time, whether asserted or claimed before, at or following, the Effective Time, including matters, acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby.

(b) Subject to Section 5.7(c), the bye-laws of the Surviving Company shall include provisions for indemnification, advancement of expenses and exculpation of the Company Indemnified Parties at least as favorable as those set forth in the bye-laws of the Company in effect on the date of this Agreement. The parties hereby agree that the form of bye-laws attached hereto as Exhibit C satisfies such requirement. Following the Effective Time, the Surviving Company shall, and Parent shall cause the Surviving Company to, maintain in effect the provisions in its bye-laws providing for indemnification, advancement of expenses and exculpation of the Company Indemnified Parties, as applicable, with respect to the facts or circumstances occurring at or before the Effective Time, to the fullest extent permitted from time to time under applicable Law, which provisions shall not be amended except as required by applicable Law or except to make changes permitted by applicable Law that would enlarge the scope of the Company Indemnified Parties’ indemnification rights thereunder.

(c) Subject to the remaining provisions of this Section 5.7(c), the Surviving Company shall, and Parent shall cause the Surviving Company to, at no expense to the beneficiaries, either (i) continue to maintain in effect for six years from the Effective Time directors’ and officers’ liability insurance and fiduciary liability insurance having terms and conditions at least as favorable to the Company Indemnified Parties as the Company’s current directors’ and officers’ liability insurance and fiduciary liability insurance (the “Company Current Insurance”) with respect to matters existing or occurring at or before the Effective Time (including the transactions contemplated hereby), or (ii) purchase a six year extended reporting period endorsement with respect to the Company Current Insurance (a “Company Reporting Tail Endorsement”) and maintain this endorsement in full force and effect for its full term. To the extent purchased after the date hereof and before the Effective Time, such insurance policies shall be placed through such broker(s) and with such insurance carriers as may be specified by the Company and as are reasonably acceptable to Parent. Notwithstanding the foregoing, in no event shall Parent or the Surviving Company be required to expend for any such policies contemplated by this Section 5.7(c) an annual premium (measured for purposes of any “tail” by reference to 1/6th the aggregate premium paid therefor) amount in excess of 350% of the annual premiums currently paid by the Company for such insurance; provided, further, that if the annual premiums of such insurance coverage exceed such amount, Parent or the Surviving Company shall obtain a policy with the greatest coverage available for a cost not exceeding such amount.

(d) If Parent or the Surviving Company or any of its successors or assigns (i) consolidates or amalgamates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or amalgamation or (ii) transfers or conveys all or substantially all of its properties and assets to any Person (including by dissolution), then, and in each such case, Parent shall cause proper provision to be made so that the successors and assigns of Parent or the Surviving Company assume and honor the obligations set forth in this Section 5.7.

(e) From and after the Effective Time, Parent and the Surviving Company agree not to, directly or indirectly, amend, modify, limit or terminate the indemnification, advancement of expenses and exculpation provisions contained in the agreements listed in Section 5.7(e) of the Company Disclosure Letter.

(f) The provisions of Section 5.7(a) through (e) above: (i) are expressly intended to be for the benefit of, and shall (subject to the second sentence of Section 5.7(b)) be enforceable by, each Company Indemnified Party, his or her heirs and legal representatives; and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.

Section 5.8 Public Announcements. The press release to be issued after the execution of this Agreement by all parties regarding the Merger shall be a joint press release and thereafter each of Parent and the Company shall, except as may be required by applicable Law or by obligations under any listing agreement with or rules of the NYSE (in the case of Parent) or NASDAQ Global Select Market (in the case of the Company) or by request of any Governmental Entity, give the other party and its Representatives a reasonable opportunity in advance of issuing any press release or otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby to review and comment on any such press release or public statement (and shall address or include, as applicable, in such press release or public statement comments reasonably proposed by the other party); provided, however, that this consultation obligation shall not apply to any press release or other public statement relating to any actual or contemplated dispute among the parties to this Agreement.

Section 5.9 Employee Benefits.

(a) As of the Closing Date, Parent shall, or shall cause one of its Subsidiaries to, continue to employ each Person employed by Parent or the Company or any of their respective Subsidiaries as of the Closing Date (such employees, collectively, the “Employees”). Nothing contained in this Agreement shall (i) restrict Parent in the future in the exercise of its independent, good-faith business judgment as to the terms and conditions under which such employment shall continue, the duration of such employment, the basis on which such employment is terminated or the benefits provided to any Employee or (ii) constitute a guarantee of continued employment of any Employee.

(b) From the Closing Date through December 31, 2013, Parent shall (or shall cause its Subsidiaries to) provide to those Employees who immediately before the Closing were employed by the Company or any of its Subsidiaries such employee benefits and compensation opportunities (including salary, wages and bonus and long-term incentive opportunities) that are the same or substantially comparable in the aggregate to the employee benefits and compensation opportunities in effect for such Employees immediately before the Closing (but excluding any change in control, severance, retention or other pay or benefits with respect to a transaction occurring after the Closing Date); provided, that, the Compensation Committee of the board of directors of Parent may, in its reasonable discretion, (i) implement a transition over at least two years to convert any incentive compensation payment to any such Employee who is an underwriter so that the timing of such payment is consistent with the timing of comparable incentive compensation payments made to those Employees of Parent and its Subsidiaries who are underwriters and (ii) determine that any incentive compensation that would have customarily been granted or paid by the Company in the form of equity may be granted and paid by Parent in cash in lieu of equity.

(c) With respect to any Employee whose employment is terminated by Parent, the Company or any of their respective Subsidiaries from and after the Closing Date and before the first anniversary of the Closing Date, Parent shall provide, or shall cause the Company and its Subsidiaries to provide, severance benefits to such Employee which shall be determined and payable in accordance with the severance benefit plan or agreement set forth on Section 5.9(c) of the Company Disclosure Letter maintained by the Company or any of its Subsidiaries for the benefit of such Employee immediately before the Closing Date, in each case taking into account all service with the Company, Parent and their respective Subsidiaries in determining the amount of severance benefits payable.

(d) Parent and its Subsidiaries shall ensure that any Compensation and Benefit Plan in which the Employees are eligible to participate after the Closing Date shall take into account for purposes of eligibility and vesting thereunder, except for purposes of qualifying for subsidized early retirement benefits (other than under a Company Benefit Plan in effect immediately before the Closing) or to the extent it would result in a duplication of benefits, service by the Employees with the Company and any of its Subsidiaries before the Closing Date, to the same extent such service was credited before the Closing Date under a comparable Compensation and Benefit Plan of the Company.

(e) From and after the Closing Date, Parent shall honor all Company Benefit Plans, in accordance with their terms as in effect immediately before the Closing Date; provided that nothing herein shall limit the right of Parent to amend or terminate any such plan in accordance with its terms.

(f) Notwithstanding the foregoing, nothing herein shall (i) be construed to establish or be treated as an amendment or modification of any Compensation and Benefit Plan, (ii) alter or limit Parent’s or any of its Subsidiaries’ (including the Company and its Subsidiaries, following the Closing) ability to amend, modify or interpret or terminate any Compensation and Benefit Plan at any time in accordance with the terms of such plan and applicable Law or (iii) give any third party, including any Employee, any right to rely upon or demand or enforce the provisions of this Section 5.9.

Section 5.10 Listing; Reservation for Issuance. Parent shall use its reasonable best efforts to cause all the following shares to be approved for listing and quotation on the NYSE, subject to official notice of issuance, no later than the Closing Date: (a) all Parent Common Shares to be issued in the Merger to Company shareholders (including in respect of Company Restricted Awards), and (b) all Parent Common Shares to be reserved for issuance upon exercise or vesting of the Company Converted Warrants, Company Converted Options or Company Converted Restricted Awards (collectively, the “Listed Parent Common Shares”). Parent shall take all action necessary to reserve for issuance, before the Closing Date, any Listed Parent Common Shares that, by their terms and in accordance with this Agreement, will not be issued until after the Effective Time.

Section 5.11 Tax Treatment. The parties intend the Merger to be treated for United States federal income Tax purposes as a fully taxable purchase of Company Common Shares by Parent and not qualify as a reorganization within the meaning of Section 368(a) of the Code and to file all U.S. Tax Returns consistent with such treatment.

Section 5.12 Notification. The Company shall promptly notify Parent, and Parent shall promptly notify the Company, of (a) any notice or other communication received by such party from any Governmental Entity in connection with the transactions contemplated hereby or from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated hereby, if the subject matter of such communication or the failure of such party to obtain such consent would reasonably be expected to have a Material Adverse Effect on Company or Parent, as applicable, (b) any matter (including a breach of any representation, warranty, covenant or agreement contained in this Agreement) that would reasonably be expected to lead to the failure to satisfy any of the conditions to the Closing in Article VI or would trigger a right of termination under Section 7.1 and (c) any action, suit, claim, investigation or proceeding commenced or, to such party’s Knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries that relate to the transactions contemplated hereby. Failure to comply with this Section 5.12 shall not result in the failure of any condition under Article VI to be satisfied, unless such condition would have otherwise been satisfied but for such failure to comply with this Section 5.12.

Section 5.13 Obligations of the Merger Sub. Parent shall cause the Merger Sub to perform all of its obligations in connection with this Agreement and the Merger Agreement.

Section 5.14 Book Value Calculations.

(a) Within two Business Days following the date of its shareholder meeting held under Section 5.1, unless this Agreement is earlier terminated under Section 7.1 (or such other time as specified in Section 7.2(e)(ii) or Section 7.2(f)(ii)), a party (the “Requesting Party”), may request, by providing notice in writing delivered to the other party (the “Non-Requesting Party”), that the Non-Requesting Party prepare an estimate of the Non-Requesting Party’s Book Value as of the date that is one Business Days before the Requesting Party’s shareholder meeting (such date, the “Measurement Date”, and such estimate of book value, a “Book Value Estimate”). If a Requesting Party makes a request under this Section 5.14(a), then the Non-Requesting Party shall promptly, and in any event within five days, prepare a Book Value Estimate and provide such Book Value Estimate, together with reasonable supporting analysis, to the Requesting Party.

(b) The Requesting Party shall have five days from and after the time that the Non-Requesting Party delivers its Book Value Estimate to the Requesting Party to review the Non-Requesting Party’s Book Value Estimate and supporting analysis and such other information as the Requesting Party may reasonably request in connection with its review of the Non-Requesting Party’s Book Value Estimate.

(c) (i) If the parties are unable to agree on the Non-Requesting Party’s Book Value within five days following the date that the Non-Requesting Party delivers its Book Value Estimate, and the Requesting Party believes in good faith that the items remaining in dispute would give (or in the case of Section 7.2(e)(ii) or Section 7.2(f)(ii), would have given) the Requesting Party the right to terminate this Agreement under

Section 7.1(h) or Section 7.1(i) hereof, as applicable, then the Requesting Party shall have the right to refer the determination of such Book Value to an independent accounting firm reasonably acceptable to the Non-Requesting Party (the “Accounting Referee”). The parties shall use their reasonable best efforts to engage the Accounting Referee within two Business Days following the selection of the Accounting Referee.

(ii) If the Non-Requesting Party’s Book Value Estimate is referred to the Accounting Referee, each of Parent and the Company shall within three Business Days following the date of such referral submit to the Accounting Referee its final proposal (with copies thereof simultaneously delivered to the other party) with respect to such disputed Book Value Estimate (which final proposal shall specify any items as to which the parties have been able to agree under Section 5.14(b) and such party’s proposal as to the items in dispute). Parent and the Company shall reasonably cooperate and assist the Accounting Referee in its review of the disputed items and the calculation of Book Value, including giving reasonable access to all relevant information, with due consideration being given to privilege issues and procedures for resolving them. The Accounting Referee shall have the right, upon reasonable notice, to request that the parties make an oral presentation to the Accounting Referee regarding the items in dispute so long as each party shall be afforded a full and equal opportunity to be heard but without unduly prolonging the date by which the Accounting Referee’s determination shall be made in accordance with Section 5.14(d). None of the parties shall disclose to the Accounting Referee, and the Accounting Referee shall not consider for any purpose, any settlement discussions or settlement offer made by any of the parties with respect to any dispute under this Section 5.14(c), unless otherwise agreed by the parties.

(d) The parties shall use their reasonable best efforts to cause the Accounting Referee to select, within five Business Days of the submission of such final proposals in accordance with the first sentence of Section 5.14(c)(ii), one of the two final proposals (with no compromise or split decisions being allowed) as being the most representative of the Non-Requesting Party’s Book Value, and the proposal so selected shall be final and binding between the parties. In making such determination, the Accounting Referee shall consider only those items or amounts as to which the parties have been unable to agree under Section 5.14(b), and the proposal of the party so selected by the Accounting Referee shall represent the resolution as to all remaining items or amounts in their entirety. The fees and expenses of the Accounting Referee shall be borne in their entirety by the party whose final proposal is not selected by the Accounting Referee.

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction before the Closing of the following conditions, unless waived (if such waiver is permitted and effective under applicable Law) by both the Company and Parent:

(a) Shareholder Approval. Parent shall have obtained the Required Parent Vote with respect to the Parent Share Issuance (the “Parent Share Issuance Vote”) and the Company shall have obtained the Required Company Vote with respect to this Agreement, the Merger Agreement and the Merger (the “Company Merger Vote”).

(b) NYSE Listing. The Listed Parent Common Shares shall have been authorized for listing on NYSE, subject to official notice of issuance.

(c) Required Regulatory Approvals. All Transaction Approvals shall have been obtained and be in full force and effect or the waiting periods applicable thereto shall have terminated or expired, in each case, without any Regulatory Material Adverse Effect.

(d) Parent Registration Statement. The Parent Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

(e) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction preventing the consummation of the Merger shall be in effect. There shall not be any action taken, or any Law enacted, entered, enforced or made applicable to the Merger, by any Governmental Entity of competent jurisdiction that makes the consummation of the Merger illegal or otherwise restrains, enjoins or prohibits the Merger.

(f) A.M. Best Rating. A.M. Best Company, Inc. (i) shall have provided oral or written notice to each of Parent and the Company that Parent’s Insurance Subsidiaries (other than those Insurance Subsidiaries set forth on Section 6.1(f) of the Parent Disclosure Letter) and the Company’s Insurance Subsidiaries (other than those Insurance Subsidiaries set forth on Section 6.1(f) of the Company Disclosure Letter) (1) have been assigned a Financial Strength Rating of at least “A”, on a group basis, after giving effect to the Merger or (2) will be assigned a Financial Strength Rating of at least “A” immediately after the consummation of the Merger on a group basis and (ii) shall not have given oral or written notice to Parent or the Company that any such ratings will be downgraded, suspended, withdrawn or retracted; provided that the placing by A.M. Best Company, Inc. of any such ratings as “under review with negative implications” or “under review with developing implications” shall not alone constitute the failure of clause (ii) of this condition.

(g) Book Value. If Parent or the Company has requested an estimate of Book Value in accordance with Section 5.14, the Book Value of the Non-Requesting Party as of the Measurement Date shall have been finally determined under
Section 5.14(d).

Section 6.2 Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is subject to the satisfaction of the following conditions unless waived (if such waiver is permitted and effective under applicable Law) by the Company:

(a) Representations and Warranties. (i) The representations and warranties of Parent set forth in Section 3.8(a) (Absence of Certain Changes or Events) shall be true and correct in all respects as of the date of this Agreement and the Closing Date as though made on and as of the Closing Date, (ii) the representations and warranties of Parent (and the Merger Sub, as applicable) set forth in Section 3.2 (Capital Structure), 3.3(a) (Authority), 3.9(b) (Board Approval) (other than clause (iii) thereof in the case of a Recommendation Withdrawal by Parent under Section 5.4(c)), 3.10(a) (Vote Required), and 3.22 (Brokers or Finders) shall be true and correct in all material respects as of the date of this Agreement and the Closing Date as though made on and as of the Closing Date (except for such representations and warranties made only as of a specified date, which shall be true and correct in all material respects as of such date and except for such representations and warranties that are qualified by “materiality” or similar qualifier set forth herein, which shall be true and correct in all respects), and (iii) each of the other representations and warranties of Parent set forth in Article III of this Agreement shall be true and correct in all respects as of the date of this Agreement and the Closing Date as though made on and as of the Closing Date (except for such representations and warranties made only as of a specified date, which shall be true and correct as of such date), except, with respect to this clause (iii), where the failure of any such representations and warranties to be true and correct (without giving effect to any “materiality” or “Material Adverse Effect” or similar qualifier set forth therein) has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

(b) Performance of Obligations of Parent. Parent shall have performed or complied in all respects with all agreements and covenants required to be performed by it under this Agreement at or before the Closing Date that are qualified as to materiality or Material Adverse Effect or similar qualifiers set forth herein, and shall have performed or complied in all material respects with all other obligations required to be performed by it under this Agreement at or before the Closing Date.

(c) Certification. The Company shall have received a certificate signed on behalf of Parent by the Chief Executive Officer or the Chief Financial Officer of Parent, certifying that the conditions set forth in Section 6.2(a) and Section 6.2(b) have been satisfied.

(d) Post-Closing Parent Directors. All required actions shall have been taken to effect the Parent Board Expansion, provided that the Company has notified Parent of the Proposed New Directors at least thirty days before the Closing Date.

Section 6.3 Conditions to Obligations of Parent. The obligation of Parent to effect the Merger is subject to the satisfaction of the following conditions unless waived (if such waiver is permitted and effective under applicable Law) by Parent:

(a) Representations and Warranties. (i) The representations and warranties of the Company set forth in Section 3.8(a) (Absence of Certain Changes or Events) shall be true and correct in all respects as of the date of this Agreement and the Closing Date as though made on and as of the Closing Date, (ii) the representations and warranties of the Company set forth in Section 3.2 (Capital Structure), 3.3(a) (Authority), 3.9(a) (Board Approval) (other than clause (iv) thereof in the case of a Recommendation Withdrawal by the Company under Section 5.4(c)), 3.10(b) (Vote Required), and 3.22 (Brokers or Finders) shall be true and correct in all material respects as of the date of this Agreement and the Closing Date as though made on and as of the Closing Date (except for such representations and warranties made only as of a specified date, which shall be true and correct in all material respects as of such date and except for such representations and warranties that are qualified by “materiality” or similar qualifier set forth herein, which shall be true and correct in all respects), and (iii) each of the other representations and warranties of the Company set forth in Article III of this Agreement shall be true and correct in all respects as of the date of this Agreement and the Closing Date as though made on and as of the Closing Date (except for such representations and warranties made only as of a specified date, which shall be true and correct as of such date), except, with respect to this clause (iii), where the failure of any such representations and warranties to be true and correct (without giving effect to any “materiality” or “Material Adverse Effect” or similar qualifier set forth therein) has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(b) Performance of Obligations of the Company. The Company shall have performed or complied in all respects with all agreements and covenants required to be performed by it under this Agreement at or before the Closing Date that are qualified as to materiality or Material Adverse Effect or similar qualifiers set forth herein, and shall have performed or complied in all material respects with all other obligations required to be performed by it under this Agreement at or before the Closing Date.

(c) Certification. Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer or the Chief Financial Officer of the Company, certifying that the conditions set forth in Section 6.3(a) and Section 6.3(b) have been satisfied.

(d) Alterra Insurance Company Dividend. The Alterra Insurance Company Dividend shall have been duly declared and paid to the Company in accordance with applicable Law on or before the Closing Date and the cash proceeds of such Alterra Insurance Company Dividend shall remain as immediately available funds of the Company.

(e) Third Party Consents. Each of the consents set forth on Section 6.3(e) of the Company Disclosure Letter shall have been obtained.

ARTICLE VII

TERMINATION AND AMENDMENT

Section 7.1 Termination. This Agreement may be terminated, at any time before the Effective Time, by action taken or authorized by the board of directors of the terminating party or parties, whether before or after any Required Shareholder Vote has been obtained only:

(a) by mutual consent of the Company, the Merger Sub and Parent in a written instrument;

(b) by either the Company or Parent, upon written notice to the other party, if (i) a Governmental Entity that is required to grant a Transaction Approval has denied such Transaction Approval and such denial has become final and nonappealable or (ii) any Governmental Entity of competent jurisdiction shall have issued an order, judgment, decision, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger, and such order, decree, ruling or other action has become final and nonappealable; provided that the right to terminate this Agreement under this
Section 7.1(b) shall not be available to any party whose failure to comply in any material respect with any provision of this Agreement primarily contributed to any such denial, order, judgment, decree, ruling or other action;

(c) by either the Company or Parent, upon written notice to the other party, if the Merger shall not have been consummated on or before October 1, 2013; provided that the right to terminate this Agreement under this Section 7.1(c)

shall not be available to any party whose failure to comply in any material respect with any provision of this Agreement primarily contributed to the failure of the Effective Time to occur on or before such date;

(d) by either the Company or Parent, upon written notice to the other party, if the board of directors (or any authorized and empowered committee thereof) of the non-terminating party shall have (i) effected a Recommendation Withdrawal (including by (A) amending or supplementing the Joint Proxy Statement/Prospectus to effect a Recommendation Withdrawal in the case of Parent or (B) amending or supplementing the Company Shareholder Materials to effect a Recommendation Withdrawal in the case of the Company), or (ii) materially breached its obligations under Section 5.1(d) (in the case of Parent), Section 5.1(c) (in the case of the Company), or Section 5.4 (excluding in each case inadvertent breaches which are capable of being cured and are cured within three Business Days following the receipt of written notice of such breach from the non-breaching party);

(e) by either the Company or Parent if the terminating party is not in material breach of its obligations under this Agreement, upon written notice to the other party, if there shall have been a breach by the other party (the “Breaching Party”) of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of the Breaching Party, which breach would, individually or in the aggregate, result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in the case of (i) the Company, Section 6.2(a) and 6.2(b), and (ii) Parent, Section 6.3(a) and 6.3(b), and which breach has not been cured within thirty days following written notice thereof to the Breaching Party or, by its nature, cannot be cured within such time period;

(f) by either the Company or Parent, if the Parent Share Issuance Vote or Company Merger Vote shall not have been obtained upon a vote taken thereon at the duly convened Parent Shareholder Meeting or Company Shareholder Meeting, as the case may be, or any adjournment or postponement thereof at which the applicable vote was taken;

(g) by Parent, if the total number of Dissenting Shares exceeds 10% of the issued and outstanding Company Common Shares on the Business Day immediately following the last day on which the holders of Company Common Shares can require appraisal of their Company Common Shares under Bermuda Law;

(h) by the Company, after the Company Shareholder Meeting (and the Company Merger Vote has been obtained), if the Company is a Requesting Party and if the final Book Value of Parent as of the Measurement Date as determined under Section 5.14(d) is less than 80% of the Parent Book Value;

(i) by Parent, after the Parent Shareholder Meeting (and the Parent Share Issuance Vote has been obtained), if Parent is a Requesting Party and if the final Book Value of the Company as of the Measurement Date as determined under Section 5.14(d) is less than 80% of the Company Book Value; or

(j) by either the Company or Parent, if A.M. Best Company, Inc. shall have provided oral or written notice to either Parent or the Company, which notice has not been revoked or superseded, that Parent’s Insurance Subsidiaries or the Company’s Insurance Subsidiaries (other than any Insurance Subsidiary set forth on Section 6.1(f) of the applicable Disclosure) will not be assigned a Financial Strength Rating of at least “A”, on a group basis, after giving effect to the Merger; provided that the placing by A.M. Best Company, Inc. of any such ratings as “under review with negative implications” or “under review with developing implications” shall not alone constitute a termination right under this Section 7.1(j); provided, further, that such termination shall only take effect upon the expiration of the 30-day period from the date of such notice of termination and before the effectiveness of such termination, the terminating party shall have made itself available to engage in good faith discussions with the non-terminating party regarding such notice.

Section 7.2 Effect of Termination.

(a) In the event of termination of this Agreement by either Parent or the Company as provided in Section 7.1, this Agreement shall forthwith become void, and there shall be no liability or obligation on the part of the Company, the Merger Sub or Parent or their respective officers or directors under or arising from this Agreement, except with respect to (i) Section 5.2(b) (Confidentiality), (ii) Section 5.5 (Fees and Expenses), (iii) Section 5.14 (Book Value Calculations) (but only as required under to Section 7.2(e) or Section 7.2(f), (iv) this Section 7.2 (Effect of Termination), (v) Section 7.3 (Matters Relating to Termination), and (vi) Article VIII (General Provisions), which shall survive such termination, except that no party shall be relieved or released from any liabilities or damages (which the parties acknowledge and agree shall not be limited to reimbursement of expenses or out-of-pocket costs, and may include to the extent proven the benefit of the bargain lost by a party’s shareholders (taking into consideration relevant matters, including other combination opportunities, the time value of money and the Consideration), which shall be deemed in such event to be damages of such party) arising out of its willful and material breach of this Agreement (including if this Agreement is terminated by either party under Section 7.1(e)) or fraud. For purposes of this Agreement, “willful and material breach” shall mean a deliberate act or a deliberate failure to act, which act or failure to act constitutes in and of itself a material breach of this Agreement, regardless of whether such breach was the conscious object of the act or failure to act.

(b) If the Company or Parent, as the case may be, terminates this Agreement under Section 7.1(d), then the non-terminating party shall, as promptly as reasonably practicable (and in any event not later than the next Business Day following such termination), pay to the terminating party, by wire transfer of immediately available funds, an amount equal to $94,500,000 (the “Termination Fee”).

(c) If either party terminates this Agreement under Section 7.1(c), and (i) from and after the date of this Agreement and at any time before October 1, 2013, a Takeover Proposal has been publicly announced or otherwise communicated to the officers of a party or its board of directors and (ii) such party enters into a definitive agreement with respect to, or there is consummated by such party, a transaction in connection with a Takeover Proposal (whether or not the same as that originally announced or made known) with any Person within nine months after such termination, then, on the earlier of the date of such entering into a definitive agreement or consummation, such party shall pay to the other party, by wire transfer of immediately available funds, the Termination Fee. For purposes of this Section 7.2(c), each reference to “10% or more” in the definition of “Takeover Proposal” shall be deemed to be a reference to “more than 50%.”

(d) If either party terminates this Agreement under Section 7.1(e) and (i) from and after the date of this Agreement and at any time before the termination, a Takeover Proposal has been publicly announced or otherwise communicated to the officers of the Breaching Party or its board of directors and (ii) the Breaching Party enters into a definitive agreement with respect to, or there is consummated by the Breaching Party, a transaction in connection with a Takeover Proposal (whether or not the same as that originally announced or made known) with any Person within nine months after such termination, then, on the earlier of the date of such entering into a definitive agreement or consummation, the Breaching Party shall pay to the other party, by wire transfer of immediately available funds, the Termination Fee. For purposes of this Section 7.2(d), each reference to “10% or more” in the definition of “Takeover Proposal” shall be deemed to be a reference to “more than 50%.”

(e) (i) If either party terminates this Agreement under Section 7.1(f) because the Parent Share Issuance Vote was not obtained (and, if the Company is the terminating party, the Company Merger Vote has not yet been taken or has already been obtained), then Parent shall, as promptly as reasonably practicable (and in any event within two Business Days following such termination), pay to the Company, by wire transfer of immediately available funds, an amount equal to 50% of the Termination Fee (the “Parent No Approval Fee”); provided, that, if (i) from and after the date of this Agreement and at any time before such vote a Takeover Proposal in respect of Parent has been publicly announced or otherwise communicated to the officers of Parent or Parent’s board of directors and (ii) Parent enters into a definitive agreement with respect to, or there is consummated by Parent, a transaction in connection with a Takeover Proposal (whether or not the same as that originally announced or made known) with any Person within nine months after such termination, then, on the earlier of the date of such entering into a definitive agreement or consummation, Parent shall pay to the Company, by wire transfer of immediately available funds, the Termination Fee less the Parent No Approval Fee (without taking into account any interest paid (or payable) on the Parent No Approval Fee pursuant to Section 7.3(d). For purposes of this Section 7.2(e)(i), each reference to “10% or more” in the definition of “Takeover Proposal” shall be deemed to be a reference to “more than 50%.”

(ii) The foregoing notwithstanding, if the Parent Share Issuance Vote was not obtained (upon a vote taken thereon at the duly convened Parent Shareholder Meeting or any adjournment or postponement thereof at which such vote was taken), and regardless of whether this Agreement has otherwise been terminated by either party, Parent may request that the Company prepare a Book Value Estimate pursuant to Section 5.14. In such case, the parties shall comply with the provisions of Section 5.14, with Parent being the Requesting Party and the Company being the Non-Requesting Party. If the Company’s Book Value as of the Measurement Date is finally determined pursuant to Section 5.14(d) to be less than 80% of the Company Book Value, then Parent shall not be obligated to pay the Parent No Approval Fee or Termination Fee to the Company under Section 7.2(e)(i). The parties further agree that while the Book Value of the Company is being determined pursuant to Section 5.19 in accordance with this Section 7.2(e)(ii), neither the Parent No Approval Fee nor the Termination Fee shall be payable; provided, that, if the Company’s Book Value as of the Measurement Date is finally determined pursuant to Section 5.14(d) to be greater than or equal to 80% of the Company Book Value, then Parent shall pay interest on the Parent No Approval Fee and Termination Fee (if applicable) to the Company from the date of termination in accordance with Section 7.3(d).

(f) (i) If either party terminates this Agreement under Section 7.1(f) because the Company Merger Vote was not obtained (and, if Parent is the terminating party, the Parent Share Issuance Vote has not yet been taken or has already been obtained), then the Company shall, as promptly as reasonably practicable (and in any event within two Business Days following such termination), pay to Parent, by wire transfer of immediately available funds, an amount equal to 50% of the Termination Fee (the “Company No Approval Fee”); provided, that, if (A) from and after the date of this Agreement and at any time before such vote a Takeover Proposal in respect of the Company has been publicly announced or otherwise communicated to the officers of the Company or the Company’s board of directors and (B) the Company enters into a definitive agreement with respect to, or there is consummated by the Company, a transaction in connection with a Takeover Proposal (whether or not the same as that originally announced or made known) with any Person within nine months after such termination, then, on the earlier of the date of such entering into a definitive agreement or consummation, the Company shall pay to Parent, by wire transfer of immediately available funds, the Termination Fee less the Company No Approval Fee (without taking into account any interest paid (or payable) on the Company No Approval Fee pursuant to Section 7.3(d). For purposes of this Section 7.2(f)(i), each reference to “10% or more” in the definition of “Takeover Proposal” shall be deemed to be a reference to “more than 50%.”

(ii) The foregoing notwithstanding, if the Company Merger Vote was not obtained (upon a vote taken thereon at the duly convened Company Shareholder Meeting or any adjournment or postponement thereof at which such vote was taken), and regardless of whether this Agreement has otherwise been terminated by either party, the Company may request that Parent prepare a Book Value Estimate pursuant to Section 5.14. In such case, the parties shall comply with the provisions of Section 5.14, with the Company being the Requesting Party and Parent being the Non-Requesting Party. If Parent’s Book Value as of the Measurement Date is finally determined pursuant to Section 5.14(d) to be less than 80% of the Parent Book Value, then the Company shall not be obligated to pay the Company No Approval Fee or Termination Fee to Parent under Section 7.2(f)(i). The parties further agree that while the Book Value of Parent is being determined pursuant to Section 5.14 in accordance with this Section 7.2(f)(ii), neither the Company No Approval Fee nor the Termination Fee shall be payable; provided, that, if Parent’s Book Value as of the Measurement Date is finally determined pursuant to Section 5.14(d) to be greater than or equal to 80% of the Parent Book Value, then the Company shall pay interest on the Company No Approval Fee and Termination Fee (if applicable) to Parent from the date of termination in accordance with Section 7.3(d).

Section 7.3 Matters Relating to Termination.

(a) Except with respect to a termination under Section 7.1(e) that arises from the willful and material breach of this Agreement or fraud by the Company, each of the Company and Parent acknowledges and agrees that if Parent is entitled to receive and actually receives the Termination Fee under this Agreement, Parent’s receipt of the Termination Fee shall constitute Parent’s and Merger Sub’s sole and exclusive remedy for, and such amount shall constitute liquidated damages in respect of, any termination of this Agreement regardless of the circumstances giving rise to such termination.

(b) Except with respect to a termination under Section 7.1(e) that arises from the willful and material breach of this Agreement or fraud by Parent or the Merger Sub, each of the Company and Parent acknowledges and agrees that if the Company is entitled to receive and actually receives the Termination Fee under this Agreement, the Company’s receipt of the Termination Fee shall constitute the Company’s sole and exclusive remedy for, and such amount shall constitute liquidated damages in respect of, any termination of this Agreement regardless of the circumstances giving rise to such termination.

(c) Subject, for the avoidance of doubt, to the possible payment of the Parent No Approval Fee or the Company No Approval Fee, as applicable, and the remainder of the Termination Fee pursuant to Section 7.2(e) and Section 7.2(f), as applicable, the parties agree and understand that in no event shall either party be required to pay the Termination Fee on more than one occasion.

(d) The parties acknowledge and agree that the agreements contained in Section 7.2 and this Section 7.3 are an integral part of the transactions contemplated hereby, and that, without these agreements, the parties would not enter into this Agreement, and that any amounts payable under Section 7.2 do not constitute a penalty. If a party fails to pay as directed in writing by the other party the Termination Fee and, if applicable, the Parent No Approval Fee or the Company No Approval Fee, due to such party under Section 7.2 within the time periods specified in Section 7.2, the party owing the Termination Fee and, if applicable, the Parent No Approval Fee or the Company No Approval Fee, shall pay the out-of-pocket costs and expenses (including reasonable legal fees and expenses of outside counsel) incurred by the other party in connection with any action, including the filing of any lawsuit, taken to collect payment of such amounts, together with interest on such unpaid amounts at the prime lending rate prevailing during such period as published in The Wall Street Journal (or, if not reported therein, by another authoritative source mutually agreed by the parties), calculated on a daily basis from the date such amounts were required to be paid until the date of actual payment.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.1 Non-Survival of Representations, Warranties and Agreements. Except for Section 5.7 and any provision of this Article VIII to the extent it is related to a claim under Section 5.7, none of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered under this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, and agreements, shall survive the Effective Time, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Effective Time.

Section 8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, (b) by facsimile, upon confirmation of receipt or (c) on the second Business Day following the date of dispatch if delivered by a recognized express courier service.

All notices hereunder shall be delivered as set forth below or under such other instructions as may be designated in writing by the party to receive such notice.

(i)	If to the Company, to:

Alterra Capital Holdings Limited

2 Front Street

Hamilton HM 11 Bermuda

Attention: Chief Financial Officer

Facsimile: (441) 295-8899

with a copy to (which shall not constitute notice):

Akin Gump Strauss Hauer & Feld LLP

One Bryant Park

New York, New York 10036

Attention: Kerry E. Berchem, Esq.

      Jeffrey L. Kochian, Esq.

Facsimile: +1 (212) 872-1002

(ii) If to Parent or the Merger Sub, to:

Markel Corporation

4521 Highwoods Parkway

Glen Allen, VA 23060

Attention: General Counsel

Facsimile: (805) 527-3810

with a copy to (which shall not constitute notice):

Debevoise & Plimpton LLP

919 Third Avenue

New York, NY 10022

Attention: Gregory Gooding

      Nicholas Potter

Facsimile: (212) 521-7870

Section 8.3 Interpretation. The parties have participated jointly in negotiating and drafting this Agreement. If an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to sections or subsections, such reference shall be to a section or subsection of this Agreement unless otherwise indicated. The phrases “the date of this Agreement”,

“the date hereof” and terms of similar import, will be deemed to refer to December 18, 2012. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “herein,” “hereof,” “hereunder” and words of similar import shall be deemed to refer to this Agreement as a whole, including the Disclosure Letters and the Exhibits hereto, and not to any particular provision of this Agreement. Any pronoun shall include the corresponding masculine, feminine and neuter forms. References to “party” or “parties” in this Agreement mean the Company, the Merger Sub and/or Parent, as the case may be. References to “dollars” or “$” in this Agreement are to the lawful currency of the United States of America. Time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period commences and including the day on which the period ends and by extending the period to the next Business Day following if the last day of the period is not a Business Day. Each section or subsection of a Disclosure Letter qualifies the correspondingly numbered representation, warranty or covenant of the Agreement; provided that information disclosed in one section or subsection of a Disclosure Letter shall be deemed to be included in each other section or subsection of such Disclosure Letter in which the relevance of such information would be readily apparent on the face thereof. Representations and warranties in Article III that are made in reference to a party’s Disclosure Letter or “in the case of” or “with respect to” a certain party and its Subsidiaries or Affiliates are being made only by that party.

Section 8.4 Counterparts. This Agreement may be executed in separate counterparts, each of which shall be considered one and the same agreement and shall become effective when each of the parties has delivered a signed counterpart to the other parties, it being understood that all parties need not sign the same counterpart. Delivery of an executed signature page of this Agreement by facsimile transmission or electronic “.pdf” shall be effective as delivery of a manually executed counterpart hereof.

Section 8.5 Entire Agreement; No Third Party Beneficiaries.

(a) This Agreement (including the Exhibits, the Parent Disclosure Letter and the Company Disclosure Letter) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, other than the Confidentiality Agreement, which shall survive the execution and delivery of this Agreement and shall terminate in accordance with its terms, or if the Closing occurs, as set forth in Section 5.2(b).

(b) This Agreement is not intended to, and shall not, confer upon any other Person any rights or remedies hereunder, except (i) as set forth in or contemplated by the terms and provisions of Section 5.7, (ii) that, subject to Section 7.3(b), the Company shall have the right to pursue damages (including damages for their loss of economic benefits)

on behalf of the holders of Company Common Shares in the event of any material breach of this Agreement by Parent or Merger Sub (which right is hereby acknowledged by Parent and Merger Sub) and (iii) from and after the Effective Time, the rights of holders of Company Common Shares to receive the Consideration set forth in Article II.

Section 8.6 Governing Law. This Agreement shall be governed by, and construed with regard to, in all respects, including as to validity, interpretation and effect, the Laws of Bermuda, without giving effect to its principles or rules of conflict of laws.

Section 8.7 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability and, unless the effect of such invalidity or unenforceability would prevent the parties from realizing a material portion of the economic benefits of the Merger that they currently anticipate obtaining therefrom, shall not render invalid or unenforceable the remaining terms and provisions of this Agreement or affect the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

Section 8.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations of the parties hereunder shall be assigned by any of the parties (whether by operation of Law or otherwise) without the prior written consent of the other parties, which may be granted or withheld in the sole discretion of the other parties. Any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

Section 8.9 Enforcement. The parties agree that money damages would be both incalculable and an insufficient remedy and that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, subject to the discretion of the Chosen Courts, the parties shall be entitled to an injunction or other equitable relief to prevent breaches or violations of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Chosen Court, this being in addition to any other remedy to which they are entitled at law or in equity. Moreover, and in recognition of the foregoing, each of the parties hereby waives (a) any defense in any action for specific performance of this Agreement that a remedy at law would be adequate and (b) any requirement under any law for any party to post security as a prerequisite to obtaining equitable relief.

Section 8.10 Submission to Jurisdiction. Each party irrevocably and unconditionally consents, agrees and submits to the exclusive jurisdiction of the Supreme Court of Bermuda (and appropriate appellate courts therefrom) (the “Chosen Courts”), for the purposes of any litigation, action, suit or other proceeding with respect to the subject matter hereof. Each party agrees to commence any litigation, action, suit or proceeding relating hereto only in the Supreme Court of Bermuda, or if such litigation, action, suit or other proceeding may not be brought in such court for reasons of subject matter jurisdiction, in the other appellate courts therefrom or other courts of Bermuda. Each party irrevocably and unconditionally waives any objection to the laying of venue of any litigation, action, suit or proceeding with respect to the subject matter hereof in the Chosen Courts, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Each party further irrevocably and unconditionally consents to and grants any such court jurisdiction over the Person of such parties and, to the extent legally effective, over the subject matter of any such dispute and agrees that mailing of process or other documents in connection with any such action or proceeding in the manner provided in Section 8.2 hereof or in such other manner as may be permitted by applicable Law, shall be valid and sufficient service thereof. The parties agree that a final judgment in any such litigation, action, suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

Section 8.11 Amendment. This Agreement may be amended by the parties, by action taken or authorized by their respective boards of directors, at any time before or after receipt of the Required Parent Vote or Required Company Vote; provided that after receipt of any such vote, no amendment shall be made which by Law (or in the case of the Company, the rules and regulations of the NASDAQ Global Select Market or in the case of Parent, the rules and regulations of the NYSE) requires further approval by such shareholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties by their duly authorized representatives.

Section 8.12 Extension; Waiver. At any time before the Effective Time, the parties may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any breach of the representations or warranties contained herein or in any document delivered pursuant hereto or (iii) waive compliance with any of the covenants, agreements or conditions contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of a party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights. No single or partial exercise of any right, remedy, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. Any waiver shall be effective only in the specific instance and for the specific purpose for which given and shall not constitute a waiver to any subsequent or other exercise of any right, remedy, power or privilege hereunder.

Section 8.13 Defined Terms. For purposes of this Agreement, each of the following terms shall have the meaning set forth below.

“Accounting Referee” shall have the meaning set forth in Section 5.14(c).

“Actuarial Analyses” shall mean all actuarial reports prepared by actuaries, independent or otherwise, with respect to a party’s Insurance Subsidiaries, and all material attachments, addenda, supplements and modifications thereto.

“Administrator” shall mean each program manager, managing general agent, third party administrator or claims adjuster or manager, at the time such Person managed or administered business (including the administration, handling or adjusting of claims) for or on behalf of a party or its Subsidiaries.

“Advisers Act” shall have the meaning set forth in Section 3.19(a).

“Affiliate” shall mean any other Person which, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. As used in this Agreement, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Agent” shall mean each insurance agent, general agent, agency, producer, broker, reinsurance intermediary, program manager, managing general agent and managing general underwriter currently writing, selling, producing, underwriting or administering business for or on behalf of a party or its Subsidiaries, including such party’s and its Subsidiaries’ salaried employees.

“Agreement” shall have the meaning set forth in the Introduction.

“Alterra Insurance Company Dividend” shall have the meaning set forth in Section 5.6.

“Applicable SAP” shall mean the statutory accounting principles (or local equivalents in the applicable jurisdiction) prescribed or permitted in writing by the applicable insurance regulatory authority, including accounting and financial reporting pronouncements by the Bermuda Monetary Authority and the National Association of Insurance Commissioners.

“Average Parent Share Price” shall mean the volume weighted average price per Parent Common Share on the NYSE (as reported by Bloomberg L.P. or, if not reported thereby, by another authoritative source mutually agreed by the parties) for the five consecutive trading days immediately preceding the second trading day before the Closing Date. For all purposes of this Agreement, the Average Parent Share Price shall be calculated to the nearest one-hundredth of one cent.

“Book Value” means a party’s shareholders’ equity calculated in accordance with GAAP, consistently applied with prior periods.

“Book Value Estimate” shall have the meaning set forth in Section 5.14(a).

“Breaching Party” shall have the meaning set forth in Section 7.1(e).

“Business Day” shall mean any date other than a Saturday, Sunday or other day on which banking institutions in New York or Bermuda are obligated by Law or executive order to be closed.

“Bye-Law Amendment” shall have the meaning set forth in Section 3.9(a).

“Certificate of Merger” shall have the meaning set forth in Section 1.1.

“Chosen Courts” shall have the meaning set forth in Section 8.10.

“Closing” shall have the meaning set forth in Section 1.2.

“Closing Date” shall have the meaning set forth in Section 1.2.

“Code” shall mean the United States Internal Revenue Code of 1986, as amended.

“Companies Act” shall have the meaning set forth in the Recitals.

“Company” shall have the meaning set forth in the Introduction.

“Company Benefit Plan” shall mean only those Compensation and Benefit Plans maintained by, sponsored in whole or in part by, or contributed to by the Company or its Subsidiaries for the benefit of their employees, former employees, retirees, dependents, spouses, directors, former directors, independent contractors, or other beneficiaries and under which such employees, former employees, retirees, dependents, spouses, directors, former directors, independent contractors, or other beneficiaries are eligible to participate or with respect to which the Company or any of its Subsidiaries has any liability.

“Company Book Value” shall mean $2,880,000,000.

“Company Certificate” shall have the meaning set forth in Section 2.1.

“Company Common Share” shall have the meaning set forth in Section 2.1.

“Company Converted Option” shall have the meaning set forth in Section 2.3(a).

“Company Converted Restricted Award” shall have the meaning set forth in Section 2.3(b).

“Company Converted Warrants” shall have the meaning set forth in Section 2.4.

“Company Current Insurance” shall have the meaning in Section 5.7(b).

“Company Disclosure Letter” shall have the meaning set forth in Article III.

“Company Indemnified Parties” shall have the meaning set forth in Section 5.7(a).

“Company Insiders” shall mean those officers and directors (including board observers and any shareholder of the Company who could reasonably be deemed to be a “director by deputization” of Parent following the Closing as a result of an employee, associate or Affiliate of such Person being a member of the board of directors of Parent) of the Company who may be subject to the reporting requirements of Section 16(a) of the Exchange Act at or following the Effective Time and who are listed in the Section 16 Information.

“Company Intervening Event” shall have the meaning set forth in Section 5.4(c).

“Company Merger Vote” shall have the meaning set forth in Section 6.1(a).

“Company No Approval Fee” shall have the meaning set forth inSection 7.2(f).

“Company Recommendation” shall have the meaning set forth in Section 3.9(a).

“Company Reporting Tail Endorsement” shall have the meaning set forth in Section 5.7(c).

“Company Restricted Award” shall mean each Company Common Share and restricted stock unit of a Company Common Share outstanding immediately before the Effective Time granted by the Company under a Company Share Plan that is subject to forfeiture risk.

“Company Risk Policies” shall have the meaning set forth in Section 3.4(d).

“Company SEC Reports” shall have the meaning set forth in Section 3.4(a).

“Company Share Plans” shall have the meaning set forth in Section 3.2(a).

“Company Share Register” shall have the meaning set forth in Section 2.1.

“Company Shareholder Materials” shall mean notice to the shareholders of the Company of the Company Shareholder Meeting, the Joint Proxy Statement/Prospectus and any other materials the Company may provide to the shareholders of the Company along with such notice and the Joint Proxy Statement/Prospectus, specifically in connection with the solicitation of the Required Company Vote.

“Company Shareholder Meeting” shall have the meaning set forth in Section 5.1(c).

“Company Shareholder Proxies” shall have the meaning set forth in Section 5.1(h).

“Company Shareholder Voting Agreement” shall have the meaning set forth in the Recitals.

“Company Stock Options” shall have the meaning set forth in Section 2.3(a).

“Company Warrant” shall have the meaning set forth in Section 2.4.

“Compensation and Benefit Plan” shall mean any pension, retirement, profit-sharing, deferred compensation, share option, restricted stock, restricted stock unit, equity-based compensation, performance units, employee stock ownership, severance pay, vacation, retention, cash bonus or other bonus or incentive plan, any other employee program or agreement, any medical, vision, dental, or other health plan, any life insurance plan, and any other employee benefit plan or fringe benefit plan, whether or not tax-qualified or otherwise tax-preferred, maintained by, sponsored in whole or in part by, or contributed to by the Company or Parent or their Subsidiaries, as the case may be, for the benefit of their employees, former employees, retirees, dependents, spouses, directors, former directors, independent contractors, or other beneficiaries and under which such employees, former employees, retirees, dependents, spouses, directors, former directors, independent contractors, or other beneficiaries are eligible to participate and any employment, retention, change in control, severance, termination, consulting or retirement agreement with their current or former employees, directors or independent contractors.

“Confidentiality Agreement” shall mean the Confidentiality, Standstill and Non-Solicit Agreement, dated as of August 6, 2012, between Parent and the Company.

“Consideration” shall have the meaning set forth in Section 2.1(a).

“Council” means the Council of Lloyd’s, including all delegates through whom that body is authorized to act.

“Disclosure Letter” shall have the meaning set forth in Article III.

“Dissenting Holder” shall mean a holder of Company Common Shares who did not vote in favor of the Merger and who complies with all of the provisions of the Companies Act concerning the right of holders of Company Common Shares to require appraisal of their Company Common Shares under Bermuda Law.

“Dissenting Shares” shall mean Company Common Shares held by a Dissenting Holder.

“Effective Time” shall have the meaning set forth in Section 1.1.

“Employees” shall have the meaning set forth in Section 5.9(a).

“ERISA” shall mean the United States Employee Retirement Income Security Act of 1974, as amended.

“ESPPs” shall have the meaning set forth in Section 2.3(f).

“ESPP Shares” shall have the meaning set forth in Section 2.3(f).

“Exchange Act” shall mean the United States Securities Exchange Act of 1934, as amended.

“Exchange Agent” shall have the meaning set forth in Section 2.2(a).

“Exchange Fund” shall have the meaning set forth in Section 2.2(a).

“Exchange Ratio” shall have the meaning set forth in Section 2.1(a).

“Expenses” shall mean all documented out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its Affiliates) actually and reasonably incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation and filing of all notifications and reports required by the HSR Act, the other Transaction Approvals, the preparation, printing, filing and mailing, as the case may be, of the Joint Proxy Statement/Prospectus, the Company Shareholder Materials and any amendments or supplements thereto, and the solicitation of the Required Company Vote, the Required Parent Vote and all other matters related to the transactions contemplated hereby.

“FINRA” shall mean the Financial Industry Regulatory Authority.

“Funds at Lloyd’s” has the meaning given in the Lloyd’s Membership Byelaw (No. 5 of 2005).

“GAAP” shall mean United States generally accepted accounting principles.

“Governmental Entity” shall mean any court, administrative agency or commission or other governmental authority, body, agency, official or instrumentality, domestic or foreign, or self-regulatory organization or other similar quasi-governmental regulatory body (including Lloyd’s) or arbitration panel, tribunal or arbitrator.

“HSR Act” shall mean the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Incentive Award Exchange Ratio” shall have the meaning set forth in Section 2.3(a).

“Indemnified Parties” shall have the meaning set forth in Section 5.7(a).

“Insurance Laws” shall mean all applicable requirements relating to the underwriting, pricing, sale, issuance, marketing, advertising and administration of insurance products (including licensing and appointments) and all Laws regulating the business and products of insurance and all applicable orders and directives of insurance regulatory authorities.

“Insurance Subsidiary” shall mean any Subsidiary of a party that issues insurance policies or that is required to be licensed as an insurance company, reinsurance company, insurance intermediary, Lloyd’s corporate member or Lloyd’s managing agent and, where the context allows, includes the members of syndicates 3000 and 1400, 2525 and 2526.

“Intellectual Property” shall mean: (a) trademarks, service marks, Internet domain names, logos, trade dress, trade names, corporate names and any and every other form of trade identity or indicia of origin, and the goodwill associated therewith and symbolized thereby; (b) inventions, discoveries and patents, and the improvements thereto; (c) published and unpublished works of authorship and the copyrights therein and thereto (including databases and other compilations of information, computer and electronic data processing programs and software, in both source code and object code); (d) Trade Secrets; (e) all rights in data and data bases; (f) all other intellectual property or similar proprietary rights; and (g) any applications, registrations and renewals for the foregoing.

“Investment Company Act” shall have the meaning set forth in Section 3.19(a).

“Investment Assets” shall have the meaning set forth in Section 3.13(a).

“Investment Policy” shall have the meaning set forth in Section 3.13(a).

“IRS” shall mean the United States Internal Revenue Service.

“Joint Proxy Statement/Prospectus” shall have the meaning set forth in Section 5.1(a).

“Knowledge” shall mean the actual knowledge, without due inquiry, of the officers of Parent set forth in Section 8.13 of the Parent Disclosure Letter or the officers of the Company set forth in Section 8.13(a) of the Company Disclosure Letter, as the case may be.

“Labor Organization” shall have the meaning set forth in Section 3.16(a).

“Law” shall mean any law, statute, ordinance, arbitration award, or any rule, regulation, judgment, order, writ, injunction, decree, agency requirement or published interpretation of any Governmental Entity, including all relevant bye-laws and regulations of Lloyd’s in each of the jurisdictions in which it or its Subsidiaries are domiciled or conduct business or operate.

“Lease” shall have the meaning set forth in Section 3.18(a).

“Leased Real Property” shall have the meaning set forth in Section 3.18(a).

“Legal Proceedings” shall mean any claims, suits, actions, proceedings, arbitrations or other litigation whether judicial, arbitral or administrative, civil or criminal.

“Listed Parent Common Shares” shall have the meaning set forth in Section 5.10.

“Lloyd’s” shall mean the Society and Corporation of Lloyd’s incorporated under the Lloyd’s Act of 1871 to 1982 of England and Wales.

“Lloyd’s Regulations” means the bye-laws, regulations, codes of practice and mandatory directions and requirements governing the conduct and management of underwriting business at Lloyd’s from time to time and the provisions of any deed, agreement or undertaking executed, made or given for compliance with Lloyd’s requirements from time to time.

“Markel Ventures” shall mean Markel Ventures, Inc., a Virginia corporation.

“Markel Ventures Subsidiary” shall mean any corporation, partnership, joint venture, limited liability company, trust, estate or other Person of which (or in which), directly or indirectly, more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such partnership, joint venture or limited liability company or other Person or (c) the beneficial interest in such trust or estate, is at the time owned by Markel Ventures, or by Markel Ventures and one or more of its other Markel Ventures Subsidiaries or by one or more of Markel Venture’s other Markel Ventures Subsidiaries.

“Material Adverse Effect” means, with respect to any party, any change, state of facts, circumstance, event or effect that is materially adverse to (a) the financial condition, properties, assets, liabilities, obligations (whether accrued, absolute, contingent or otherwise), businesses or results of operations of such party and its Subsidiaries, taken as a whole, excluding any such change, state of facts, circumstance, event or effect to the extent caused by or resulting from:

(i) the execution, delivery, announcement and pendency of this Agreement and the transactions contemplated hereby, including the impact thereof on relationships, contractual or otherwise, with insureds, customers, insurance brokers, reinsurance intermediaries, suppliers, vendors, lenders, venture partners or employees;

(ii) changes in economic, market, business, regulatory or political conditions generally in the United States or in Bermuda or any other jurisdiction in which such party operates or in Bermudian, U.S. or global financial markets;

(iii) the commencement, continuation or escalation of acts of war, armed hostilities, sabotage, acts of terrorism or other man-made disaster;

(iv) changes, circumstances or events generally affecting the property and casualty insurance and reinsurance industry in similar geographic areas and product markets in which such party operates;

(v) changes, circumstances or events resulting in liabilities under property catastrophe insurance or reinsurance, including any effects resulting from any earthquake, hurricane, tornado, windstorm, act of war, armed hostilities, sabotage, act of terrorism or other natural or man-made disaster;

(vi) changes in GAAP or Applicable SAP or any applicable Law or interpretation or application of any of the foregoing following the date of this Agreement;

(vii) any change or announcement of a potential change in its or any of its Subsidiaries’ credit or claims paying rating or A.M. Best Company, Inc. rating or the ratings of any of its or its Subsidiaries’ businesses or securities (provided that this exception shall not prevent or otherwise affect a determination that any changes, state of facts, circumstances, events or effects underlying a change described in this clause (vii) has resulted in, or contributed to, a Material Adverse Effect, nor shall this exception impact Section 6.1(f) hereof);

(viii) the failure to meet any revenue, earnings or other projections, forecasts or predictions for any period ending following the date of this Agreement (provided that this exception shall not prevent or otherwise affect a determination that any changes, state of facts, circumstances, events or effects underlying a failure described in this clause (viii) has resulted in, or contributed to, a Material Adverse Effect); or

(ix) any action or failure to act required to be taken by a party in compliance with the express terms of this Agreement;

except in the case of the foregoing clauses (ii), (iii), (iv) and (vi) to the extent those changes, state of facts, circumstances, events, or effects have a materially disproportionate effect on such party and its Subsidiaries taken as a whole relative to other similarly situated Persons in the property and casualty insurance and reinsurance industry or (b) the ability of such party to perform its obligations under this Agreement or to consummate the transactions contemplated hereby on a timely basis.

“Material Contract” shall mean any of the contracts described in clauses (i) through (xii) of Section 3.14(a).

“Measurement Date” shall have the meaning set forth in Section 5.14(a).

“Merger” shall have the meaning set forth in the Recitals.

“Merger Agreement” shall have the meaning set forth in the Recitals.

“Merger Application” shall have the meaning set forth in Section 1.1.

“Merger Sub” shall have the meaning set forth in the Introduction.

“Non-Requesting Party” shall have the meaning set forth in Section 5.14(a).

“Normal Closing Date” has the meaning given to that expression in the standard managing agent’s agreement.

“NYSE” shall mean The New York Stock Exchange, Inc.

“Other Company Filings” shall have the meaning set forth in Section 5.1(a).

“Other Parent Filings” shall have the meaning set forth in Section 5.1(a).

“Parent” shall have the meaning set forth in the Introduction.

“Parent Benefit Plan” shall mean only those Compensation and Benefit Plans maintained by, sponsored in whole or in part by, or contributed to by Parent or its Subsidiaries for the benefit of their employees, former employees, retirees, dependents, spouses, directors, former directors, independent contractors, or other beneficiaries and under which such employees, former employees, retirees, dependents, spouses, directors, former directors, independent contractors, or other beneficiaries are eligible to participate or with respect to which Parent or any of its Subsidiaries has any liability.

“Parent Board Expansion” shall have the meaning set forth in Section 1.5.

“Parent Book Value” shall mean $3,815,000,000.

“Parent Common Share” shall have the meaning set forth in Section 2.1(a).

“Parent Disclosure Letter” shall have the meaning set forth in Article III.

“Parent Intervening Event” shall have the meaning set forth in Section 5.4(c).

“Parent No Approval Fee” shall have the meaning set forth in Section 7.2(e).

“Parent Recommendation” shall have the meaning set forth in Section 3.9(b).

“Parent Registration Statement” shall have the meaning set forth in Section 5.1(a).

“Parent Risk Policies” shall have the meaning set forth in Section 3.4(d).

“Parent SEC Reports” shall have the meaning set forth in Section 3.4(a).

“Parent Share Issuance” shall have the meaning set forth in the Recitals.

“Parent Share Issuance Vote” shall have the meaning set forth in Section 6.1(a).

“Parent Share Plans” shall have the meaning set forth in Section 3.2(a).

“Parent Shareholder Meeting” shall have the meaning set forth in Section 5.1(d).

“Parent Shareholder Proxies” shall have the meaning set forth in Section 5.1(i).

“Parent Shareholder Voting Agreement” shall have the meaning set forth in the Recitals.

“Permits” shall mean permits, certifications, registrations, permissions, consents, franchises, concessions, licenses, variances, exemptions, waivers, orders, approvals and authorizations of all Governmental Entities necessary for the ownership and conduct of the business of a party or its Subsidiaries (including any insurance licenses or permissions from insurance regulatory authorities) in each of the jurisdictions in which it or its Subsidiaries currently conduct or operate its business.

“Permitted Encumbrance” shall mean (a) statutory liens securing payments not yet due, (b) such imperfections or irregularities of title, claims, liens, charges, security interests or encumbrances as do not affect the use of the properties or assets subject thereto or affected thereby or otherwise impair business operations at such properties, (c) restrictions on transfer imposed by Law, (d) assets pledged or transferred to secure reinsurance or retrocession obligations, (e) ordinary-course securities lending and short-sale transactions with a recognized creditworthy counterpart, (f) investment securities held in the name of a nominee, custodian or other record owner, (g) with respect to a party, the liens, encumbrances and restrictions set forth in Section 8.13(b) of such party’s Disclosure Letter, (h) statutory deposits or (i) deposits, or the posting, of funds, investment securities or other assets in trusts or as collateral under the terms of any Policy, in the case of each of the forgoing clauses, that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

“Person” shall mean an individual, a company, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.

“Policies” shall mean all policies, policy forms, binders, slips, treaties, certificates, insurance or reinsurance contracts or participation agreements and other agreements of insurance or reinsurance, whether individual or group (including all applications, supplements, endorsements, riders and ancillary agreements in connection therewith) and all amendments, applications and certificates pertaining thereto issued by any Insurance Subsidiary.

“Proposed New Directors” shall have the meaning set forth in Section 1.5.

“Recommendation Withdrawal” shall have the meaning set forth in Section 5.4(b).

“Registrar” shall have the meaning set forth in Section 1.1.

“Regulatory Material Adverse Effect” shall have the meaning set forth in Section 5.3(d).

“Reinsurance Agreement” shall mean any ceded reinsurance or retrocession treaties or agreements, slips, binders, cover notes or other similar arrangements to which any party’s Insurance Subsidiaries is a party or under which a party’s Insurance Subsidiary has any existing material rights, obligations or liabilities.

“Representatives” shall mean the directors, officers, employees or controlled Affiliates or any advisors, attorneys, accountants, consultants or other representatives (acting in such capacity) retained by such party or any of its controlled Affiliates.

“Requesting Party” shall have the meaning set forth in Section 5.14(a).

“Required Company Vote” shall have the meaning set forth in Section 3.10(b).

“Required Parent Vote” shall have the meaning set forth in Section 3.10(a).

“Required Shareholder Votes” shall have the meaning set forth in Section 3.10(b).

“SAP Statements” shall mean the statutory statements of a party’s Insurance Subsidiaries as filed with the insurance regulators in their respective jurisdiction of domicile for the year ended December 31, 2011.

“SEC” shall mean the United States Securities and Exchange Commission.

“Section 16 Information” shall mean information accurate in all material respects regarding the number of Company Common Shares held by each such Company Insider and expected to be exchanged for Parent Common Shares in the Merger, and the number and description of the Company Stock Options or the Company Warrants held by each such Company Insider and expected to be converted into Company Converted Options or Company Converted Warrants, respectively, in connection with the Merger; provided that the requirement for a description of any (a) Company Stock Options shall be deemed to be satisfied if true and complete copies of the Company Share Plan, and all forms of agreements evidencing grants thereunder, under which such Company Stock Options have been granted, have been made available to Parent and (b) Company Warrants shall be deemed to be satisfied if true and complete copies of the form of Company Warrants and complete information regarding the exercise prices and issuance dates of each applicable Company Warrant have been made available to Parent.

“Securities Act” shall mean the United States Securities Act of 1933, as amended.

“SSAP” shall mean statement of statutory accounting principles.

“Subsidiary” shall mean, as to any Person, any corporation, partnership, joint venture, limited liability company, trust, estate or other Person of which (or in which), directly or indirectly, more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such partnership, joint venture or limited liability company or other Person or (c) the beneficial interest in such trust or estate, is at the time owned by such first Person, or by such first Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries; provided that for purposes of Sections 3.2(b), 3.2(d), 3.2(e), 3.5(d), 3.14(a), 3.15, 3.16 and 3.18, the Subsidiaries of Parent shall not include Mercury Ventures or any Mercury Ventures Subsidiary.

“Superior Proposal” means a bona fide Takeover Proposal (with all references to “10% or more” in the definition of Takeover Proposal being deemed to be references to “more than 50%”), not obtained in breach of Section 5.4, made in writing (a) that is on terms that the board of directors of such party determines in good faith (after consulting with its financial advisor and outside legal counsel), taking into account, among other things, all legal, financial, regulatory, timing and other aspects of the Takeover Proposal and the Person making the Takeover Proposal (including any break-up fees, expense reimbursement provisions, conditions to consummation (including any conditions relating to financing, regulatory approvals or other events or conditions beyond the control of the party involving the condition) and availability of any necessary financing), is more favorable to the shareholders of such party than the transactions contemplated hereby (taking into account any written proposal to amend this Agreement by and binding upon the other party hereto which is received before the determination by a party’s board of directors), (b) which the board of directors of such party determines is reasonably likely to be consummated and (c) that is not subject to any financing contingency.

“Surviving Company” shall have the meaning set forth in Section 1.3.

“Takeover Proposal” means with respect to any party any proposal or offer from any Person (other than the other party or its Subsidiaries) relating to, or that would reasonably be expected to lead to, (i) any direct or indirect acquisition or purchase, in one transaction or a series of related transactions, of assets (including equity securities (including any Voting Debt) of any of a party’s Subsidiaries) or businesses that constitute 10% or more of the assets or account for 10% or more of the net income of such party and its Subsidiaries, taken as a whole, or 10% or more of any class of equity securities (including any Voting Debt) of such party, (ii) any tender offer or exchange offer that if consummated would result in any Person or group of Persons beneficially owning 10% or more of any class of equity securities (including any Voting Debt) of such party or (iii) any merger, amalgamation, scheme of arrangement, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, share exchange or similar transaction involving such party or any of its Subsidiaries, in each case, under which any Person or the shareholders of any Person would own 10% or more of any class of equity securities (including any Voting Debt) of such party or of any resulting parent company of such party, in each case other than the Merger.

“Tax” shall mean (a) all federal, state, county, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all income, gross receipts, capital, sales, use, ad valorem, value added, transfer, recording, franchise, profits, inventory, share capital, license, withholding, payroll, employment, social security, unemployment, excise, premium, severance, stamp, documentary, occupation, windfall profits, disability, highway use, alternative or add-on minimum, property and estimated taxes, customs duties, assessments and charges of any kind whatsoever, (b) all interest, penalties, fines, surcharges, additions to tax or additional amounts imposed by any Taxing Authority in connection with any item described in clause (a) above, and (c) any transferee or successor liability in respect of any items described in clause (a) or (b) payable by reason of contract, assumption, transferee liability, operation of Law, Treasury Regulation Section 1.1502-6 (or any predecessor or successor thereof of any analogous or similar provision under Law) or otherwise.

“Tax Asset” shall mean any loss, net operating loss, net capital loss, investment tax credit, foreign tax credit, charitable deduction, or any other credit or Tax attribute that could be carried forward or carried back to reduce Taxes.

“Tax Return” shall mean any return, report or statement filed or required to be filed with respect to any Tax (including any elections, notifications, declarations, schedules or attachments thereto, and any amendment thereof) including any information return, claim for refund, amended return or declaration of estimated Tax, and including, where permitted or required, combined, consolidated or unitary returns for any group of entities that includes the Company, Parent or any Subsidiaries thereof.

“Taxing Authority” shall mean the IRS or any other Governmental Entity responsible for the administration of any Tax.

“Termination Fee” shall have the meaning set forth in Section 7.2(b).

“Trade Secrets” shall mean any trade secrets, confidential business and technical information, proprietary information and any other confidential information (including ideas, research and development, know-how, formulae, calculations, algorithms, models, designs, processes, business methods, customer lists and supplier lists).

“Transaction Approvals” shall have the meaning set forth in Section 3.3(c).

“Underwriting Model” shall have the meaning set forth in Section 3.17(b).

“Voting Debt” shall have the meaning set forth in Section 3.2(c).

[Remainder of this page intentionally left blank]

IN WITNESS WHEREOF, the Company, Parent and the Merger Sub have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first set forth above.

ALTERRA CAPITAL HOLDINGS LIMITED

By:	/S/ W. MARSTON BECKER
Name: W. Marston Becker
Title: President and Chief Executive Officer

MARKEL CORPORATION

By:	/S/ STEVEN A. MARKEL
Name: Steven A. Markel
Title: Vice Chairman

COMMONWEALTH MERGER SUBSIDIARY LIMITED

By:	/S/ RICHARD R. WHITT, III
Name: Richard R. Whitt, III
Title: Director

Exhibit A

Dated [•], 2013

ALTERRA CAPITAL HOLDINGS LIMITED (1)

MARKEL CORPORATION (2)

COMMONWEALTH MERGER SUBSIDIARY LIMITED (3)

MERGER AGREEMENT

Conyers Dill & Pearman Limited

Bermuda

THIS MERGER AGREEMENT dated [•], 2013

BETWEEN:

(1)	Alterra Capital Holdings Limited, an exempted limited liability company registered in Bermuda under number 26726 having its registered office at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda (“Company”);

(2)	Markel Corporation, a Virginia corporation having its address at 4521 Highwoods Parkway, Glen Allen, VA 23060, United States (“Parent”); and

(3)	Commonwealth Merger Subsidiary Limited, an exempted limited liability company registered in Bermuda under number 47205 having its registered office at Canon’s Court, 22 Victoria Street, Hamilton HM 12 Bermuda (“Merger Sub”).

WHEREAS:

(1)	Merger Sub is a wholly-owned subsidiary of Parent.

(2)	The Company and Merger Sub have agreed to merge pursuant to the provisions of the Companies Act 1981 of Bermuda (the “Merger”) and the Company will survive as a Bermuda exempted company (the “Surviving Company”) on the terms hereinafter appearing.

(3)	This Agreement is the “Merger Agreement” as referred to in the Agreement and Plan of Merger (defined below).

(4)	Pursuant to the terms of the Agreement and Plan of Merger, the Parent, as the sole shareholder of Merger Sub, has approved the Merger and the Merger Agreement.

IT IS HEREBY AGREED as follows:

1.	Definitions

Words and expressions defined in the recitals to this Agreement have, unless the context otherwise requires, the same meanings in this Agreement.

Any reference to a time of day in this Agreement shall be a reference to Bermuda time unless otherwise stated.

Unless the context otherwise requires, the following words and expressions have the following meanings in this Agreement:

“Agreement and Plan of Merger” means the agreement and plan of merger dated 18 December, 2012 and made among the Company (1), Parent (2) and Merger Sub (3) relating to, inter alia, the Merger;

“Business Day” has the meaning given in the Agreement and Plan of Merger;

“Certificate of Merger” has the meaning given in the Agreement and Plan of Merger;

“Closing Date” has the meaning given in the Agreement and Plan of Merger;

“Companies Act” means the Companies Act 1981 (as amended) of Bermuda;

“Company Common Share” has the meaning given in the Agreement and Plan of Merger;

“Consideration” has the meaning given in the Agreement and Plan of Merger;

“Dissenting Shares” has the meaning given in the Agreement and Plan of Merger;

“Effective Time” has the meaning given in the Agreement and Plan of Merger;

“Excluded Shares” means (i) all the Company Common Shares that are owned by the Company as treasury shares, and (ii) Company Common Shares that are owned by Parent, Merger Sub or any Subsidiary of Parent immediately before the Effective Time;

“Merger” has the meaning given in the Agreement and Plan of Merger;

“Merger Conditions” means the conditions set out in Article VI in the Agreement and Plan of Merger;

“Person” has the meaning given in the Agreement and Plan of Merger; and

“Subsidiary” has the meaning given in the Agreement and Plan of Merger.

2.	Effectiveness of the Merger

(1)

The parties to this Agreement agree that, on the terms and subject to the conditions of this Agreement and the Agreement and Plan of Merger and in accordance with the Companies Act, at the Effective Time, the Merger

Sub shall merge with and into the Company pursuant to the Companies Act and the Company shall survive as a Bermuda exempted company and Merger Sub shall cease to exist and shall be struck off the Register of Companies in Bermuda.

(2)	The Merger shall be conditional on the issuance of the Certificate of Merger by the Registrar of Companies, such certificate to be issued on the Closing Date at the Effective Time.

3.	Surviving Company

The Surviving Company shall be called Alterra Capital Holdings Limited.

4.	Memorandum of Association

The memorandum of association of the Surviving Company shall be in the form attached hereto as Exhibit A.

5.	Directors

The names and addresses of the persons proposed to be directors of the Surviving Company are as follows:

Dewey Michael Jones of Canon’s Court, 22 Victoria Street, Hamilton HM 12 Bermuda

Richard Reeves Whitt, III. of Canon’s Court, 22 Victoria Street, Hamilton HM 12 Bermuda

6.	Conversion and cancellation of shares

The following steps shall occur at the Effective Time:

(1)	Each common share of US$1.00 par value in the capital of Merger Sub issued and outstanding immediately before the Effective Time shall be converted into one issued and fully paid common share of US$1.00 par value in the capital of the Surviving Company.

(2)	Each Company Common Share (other than the Excluded Shares and the Dissenting Shares) issued and outstanding immediately before the Effective Time shall be cancelled and converted into the right to receive the Consideration.

(3)	Each Excluded Share issued and outstanding immediately before the Effective Time shall be cancelled without any repayment of capital in respect thereof or conversion thereof.

(4)	Each Dissenting Share issued and outstanding immediately before the Effective Time shall be cancelled and converted into the right to receive the value thereof as appraised by the court under section 106 of the Companies Act.

7.	Bye-laws

The bye-laws of the Surviving Company shall be the form attached hereto as Exhibit B.

8.	Miscellaneous

(1)	No party to this Agreement may terminate this Agreement or the Merger at any time, other than as expressly set out herein or in the Agreement and Plan of Merger.

(2)	This Agreement, the Exhibits hereto and the documents referred to herein (including, without limitation and for the avoidance of doubt, the Agreement and Plan of Merger) constitute the entire agreement between the parties with respect to the subject matter of and transaction referred to herein and therein and supersede any previous arrangements, understandings and agreements between them relating to such subject matter and transactions.

(3)	Any variation of this Agreement shall be in writing and signed by or on behalf of all parties.

(4)	Any waiver of any right under this Agreement shall only be effective if it is in writing, and shall apply only in the circumstances for which it is given and shall not prevent the party who has given the waiver from subsequently relying on the provision it has waived. No failure to exercise or delay in exercising any right or remedy provided under this Agreement or by law shall constitute a waiver of such right or remedy or prevent any future exercise in whole or in part thereof. No single or partial exercise of any right or remedy under this Agreement shall preclude or restrict the further exercise of any such right or remedy.

(5)	Unless specifically provided otherwise, rights arising under this Agreement shall be cumulative and shall not exclude rights provided by law.

(6)	This Agreement may be executed in counterparts each of which when executed and delivered shall constitute an original but all such counterparts together shall constitute one and the same instrument, and this Agreement shall become effective when each of the parties has delivered a signed counterpart to the other parties, it being understood that all parties need not sign the same counterpart. Delivery of an executed signature page of this Agreement by facsimile transmission or electronic “.pdf” shall be effective as delivery of a manually executed counterpart hereof.

9.	Governing law

The terms and conditions of this Agreement and the rights of the parties hereunder shall be governed by and construed in all respects in accordance with the laws of Bermuda, without giving effect to its principles or rules of conflicts of laws. The parties to this Agreement hereby irrevocably agree that the courts of Bermuda shall have exclusive jurisdiction in respect of any dispute, suit, action, arbitration or proceedings (“Proceedings”) which may arise out of or in connection with this Agreement and waive any objection to Proceedings in the courts of Bermuda on the grounds of venue or on the basis that the Proceedings have been brought in an inconvenient forum.

IN WITNESS WHEREOF the parties hereto have executed this Agreement the day and year first above written.

SIGNED for and on behalf of ALTERRA CAPITAL HOLDINGS LIMITED
By

Name

Title

SIGNED for and on behalf of MARKEL CORPORATION
By

Name

Title

SIGNED for and on behalf of COMMONWEALTH MERGER SUBSIDIARY LIMITED
By

Name

Title

Exhibit A

Memorandum of Association of Surviving Company

Exhibit B

Bye-laws of Surviving Company

Exhibit B

FORM 2

BERMUDA THE COMPANIES ACT 1981 MEMORANDUM OF ASSOCIATION OF COMPANY LIMITED BY SHARES Section 7(1) and (2)
Amended •/•/13

ALTERED MEMORANDUM OF ASSOCIATION

OF

~~Max Re-Capital Ltd.~~

Alterra Capital Holdings Limited

f/n/a Max Capital Group Ltd.

f/n/a/ Max Re Capital Ltd.

f/n/a Maximus Capital Holdings, Ltd.

(hereinafter referred to as “the Company”)

1.	The liability of the members of the Company is limited to the amount (if any) for the time being unpaid on the shares respectively held by them.

2.	We, the undersigned, namely,

NAME	ADDRESS	BERMUDIAN STATUS (Yes/No)	NATIONALITY	NUMBER OF SHARES SUBSCRIBED
Charles G. R.Collis	Clarendon House 2 Church Street Hamilton, HM 11 Bermuda	Yes	British	One
Nicolas G. Trollope	"	Yes	British	One
James M. Macdonald	"	Yes	British	One

do hereby respectively agree to take such number of shares of the Company as may be allotted to us respectively by the provisional directors of the Company, not exceeding the number of shares for which we have respectively subscribed, and to satisfy such calls as may be made by the directors, provisional directors or promoters of the Company in respect of the shares allotted to us respectively.

FORM 2

3. The Company is to be an exempted company as defined by the Companies Act 1981.

4. The Company, with the consent of the Minister of Finance, has power to hold land situate in Bermuda not exceeding ___ in all, including the following parcels:-

N/A

~~Amended~~ 5. ~~21/7/00~~ Amended —/—/13	~~The authorised share capital of the Company is US$12,000 divided into shares of US$1.00. The minimum subscribed share capital of the Company is US$12,000.~~ SEE EXHIBIT A ATTACHED

~~Amended~~ 6. ~~21/7/00~~	~~The objects for which the Company is formed and incorporated are -~~ SEE EXHIBIT B ATTACHED

Amended •/•/13	~~(iii) (i) packaging of goods of all kinds;~~

~~(iv) (ii) buying, selling and dealing in goods of all kinds;~~

~~(v) (iii) designing and manufacturing of goods of all kinds;~~

~~(vi) (iv) mining and quarrying and exploration for metals, minerals, fossil fuels and precious stones of all kinds and their preparation for sale or use;~~

~~(vii) (v) exploring for, the drilling for, the moving, transporting and re-fining petroleum and hydro carbon products including oil and oil products;~~

~~(viii)  (vi)       scientific research including the improvement, discovery and development of processes, inventions, patents and designs and the construction, maintenance and operation of laboratories and research centres;~~

~~(ix) (vii) land, sea and air undertakings including the land, ship and air carriage of passengers, mails and goods of all kinds;~~

~~(x) (viii) ships and aircraft owners, managers, operators, agents, builders and repairers;~~

~~(xi) (ix) acquiring, owning, selling, chartering, repairing or dealing in ships and aircraft;~~

~~(xii) (x) travel agents, freight contractors and forwarding agents;~~

~~(xiii) (xi) dock owners, wharfingers, warehousemen;~~

~~(xiv) (xii) ship chandlers and dealing in rope, canvas oil and ship stores of all kinds;~~

~~(xv) (xiii) all forms of engineering;~~

~~(xvi)    (xiv)     farmers, livestock breeders and keepers, graziers, butchers, tanners and processors of and dealers in all kinds of live and dead stock, wool, hides, tallow, grain, vegetables and other produce;~~

~~(xvii) (xv) acquiring by purchase or otherwise and holding as an investment inventions, patents, trade marks, trade names, trade secrets, designs and the like;~~

FORM 2

Amended —/— /13	~~(xviii) (xvi) buying, selling, hiring, letting and dealing in conveyances of any sort;~~

~~(xiv)    (xvii)       employing, providing, hiring out and acting as agent for artists, actors, entertainers of all sorts, authors, composers, producers, directors, engineers and experts or specialists of any kind;~~

~~(xx) (xviii) to acquire by purchase or otherwise hold, sell, dispose of and deal in real property situated outside Bermuda and in personal property of all kinds wheresoever situated;~~

~~(xxi)    (xix)         to enter into any guarantee, contract of indemnity or suretyship and to assure, support or secure with or without consideration or benefit the performance of any obligations of any person or persons and to guarantee the fidelity of individuals filling or about to fill situations of trust or confidence;~~

~~(xxii)    (xx)         to carry on all and any functions of a holding company and or to provide and or to co ordinate management, advisory and administrative services to all or any of the following: (i) any subsidiary or affiliate (as such expressions are understood in the Companies Act 1981 except such entity need to be a company under the said Act) of the Company, wherever incorporated; (ii) any entity (wherever existing) controlled, directly, indirectly, by the Company; and (iii) any entity (wherever existing) in which the Company owns, directly or indirectly, an equity interest of not less than twenty percent of the total equity issued and outstanding in that entity; and~~

~~(xxiii)    (xxi)       to provide and or procure financing and financial investment, management and advisory services and administrative services to all or any of the following: (i) any subsidiary or affiliate (as such expressions are understood in the Companies Act 1981 except such entity need not be a company under the said Act) of the Company, wherever incorporated; (ii) any entity (wherever existing) controlled, directly or indirectly, by the Company; and (iii) any entity (wherever existing) in which the Company owns, directly or directly, an equity interest of not less than twenty percent of the total equity issued and outstanding in that entity; and, in connection with any of the foregoing, to provide and or procure credit, financial accommodation, loans and or advances with or without interest to any such subsidiary or affiliate or entity and to lend to and or deposit with any financial institution, fund and or trust, all or any property of the Company and or any interest therein to provide collateral for loans or other forms of financing provided to any such subsidiary or affiliate or entity.~~

Amended 7. —/—/13	Powers of the Company

~~Amended 21/7/13~~

~~1.      The Company shall, pursuant to section 42 of The Companies Act 1981, have the power to issue preference shares which are, at the option of the holder, liable to be redeemed.~~

~~2.      The Company shall, pursuant to section 42A of The Companies Act 1981, have the power to purchase its own shares from time to time.~~

SEE EXHIBIT C ATTACHED

Signed by each subscriber in the presence of at least one witness attesting the signature thereof

SUBSCRIBED this 2nd day of July 1999

481755

EXHIBIT A

Amended •/•/13	~~“5. The authorized share capital of the Company is US$220,000,000 divided into shares of US$1.00 each. The minimum subscribed share capital of the Company is US$250,000 Fully Paid.”~~

“5. The authorized share capital of the Company is US$100.00 divided into shares of par value US$1.00 each.”

EXHIBIT B

Amended •/•/13	~~“(i) insurance and or reinsurance business of all and or any kinds;~~

~~(ii)    to create, enter into, undertake, arrange for, acquire by purchase or otherwise, hold, sell or otherwise dispose of, trade and or otherwise deal in, whether on a speculative basis or otherwise, all and or any kind of (including without limitation all and or any combinations of (a) instrument or contract to pay or not to pay a sum of money or to render or not to render money’s worth upon the happening of an event or events or upon the cessation of an act or acts, (b) derivative instrument or contract, and (c) instrument or contract structured or intended as, or having the purpose or intended purpose of, securing a profit or avoiding a loss (i) by reference to fluctuations in the value or price of property of any description, or in an index, or other factor or factors, specified for that purpose in the instrument or contract, or (ii) based on the happening of a particular event or events, or upon the cessation of an act or acts, specified for that purpose in the instrument or contract, and including, without limitation of the foregoing, all and or any kind of (including without limitation all and or any combinations of) option, swap option contract, bond, warrant, debenture, equity, forward exchange contract, forward rate contract, future hedge, security; note, certificate of deposit, unit, guarantee and or financial instrument;”~~

“6. The objects for which the Company is formed and incorporated are unrestricted.”

EXHIBIT C

Amended •/•/13

~~“2.   The Company shall, pursuant to Section 42A of the Companies Act 1981, have the power to purchase its own shares subject to the Company conforming with the requirements of the Insurance Act 1978 and any conditions imposed or directions given thereunder:”~~

“7. The following are provisions regarding the powers of the Company—

(i)	has the powers of a natural person;

(ii)	subject to the provisions of Section 42 of the Companies Act 1981, the Company has the power to issue preference shares which, at the option of the holders thereof are to be liable to be redeemed;

(iii)	has the power to purchase its own shares in accordance with the provisions of Section 42A of the Companies Act 1981; and

(iv)	has the power to acquire its own shares to be held as treasury shares in accordance with the provisions of Section 42B of the Companies Act 1981.”

Exhibit C

AMENDED AND RESTATED B Y E—L A W S

of

Alterra Capital Holdings Limited

The undersigned HEREBY CERTIFIES that the attached Bye-Laws are a true copy of the Amended and Restated Bye-Laws of Alterra Capital Holdings Limited (the “Company”) adopted by the Shareholder of the Company on [TBA] 2013.

For and on behalf of

Appleby Services (Bermuda) Ltd.

Secretary

Appleby Services (Bermuda) Ltd.

Canon’s Court, 22 Victoria Street

Hamilton HM 12

Bermuda

AMENDED AND RESTATED B Y E—L A W S

of

Alterra Capital Holdings Limited

I N D E X

BYE-LAW	SUBJECT	PAGE
1	Definitions and Interpretation	C-4
2	Registered Office	C-6
3	Share Rights	C-6
4	Modification of Rights	C-7
5	Shares	C-7
6	Certificates	C-8
7	Lien	C-8
8	Calls on Shares	C-9
9	Forfeiture of Shares	C-10
10	Register of Shareholders	C-11
11	Register of Directors and Officers	C-11
12	Transfer of Shares	C-12
13	Transmission of Shares	C-13
14	Increase of Capital	C-14
15	Alteration of Capital	C-14
16	Reduction of Capital	C-15
17	General Meetings and Resolutions in Writing	C-15
18	Notice of General Meetings	C-16
19	Proceedings at General Meetings	C-17
20	Voting	C-18
21	Proxies and Corporate Representatives	C-20
22	Appointment and Removal of Directors	C-22
23	Resignation and Disqualification of Directors	C-23
24	Alternate Directors	C-23
25	Directors’ Fees and Additional Remuneration and Expenses	C-24

26	Directors’ Interests	C-24
27	Powers and Duties of the Board	C-25
28	Delegation of the Board’s Powers	C-26
29	Proceedings of the Board	C-27
30	Officers	C-29
31	Minutes	C-29
32	Secretary and Resident Representative	C-29
33	The Seal	C-30
34	Dividends and Other Payments	C-30
35	Reserves	C-32
36	Capitalisation of Profits	C-32
37	Record Dates	C-33
38	Accounting Records	C-33
39	Audit	C-33
40	Service of Notices and Other Documents	C-34
41	Winding Up	C-35
42	Indemnity	C-36
43	Amalgamation and Merger	C-37
44	Continuation	C-37
45	Alteration of Bye-Laws	C-38

AMENDED AND RESTATED B Y E—L A W S

of

Alterra Capital Holdings Limited

INTERPRETATION

1	Definitions and Interpretation

1.1	In these Bye-Laws, unless the context otherwise requires:

“Alternate Director” means an alternate Director appointed to the Board as provided for in these Bye-Laws;

“Auditor” means the person or firm for the time being appointed as auditor of the Company;

“Bermuda” means the Islands of Bermuda;

“Board” means the Directors of the Company appointed or elected pursuant to these Bye-Laws and acting by resolution as provided for in the Companies Acts and in these Bye-Laws or the Directors present at a meeting of Directors at which there is a quorum;

“Companies Acts” means every Bermuda statute from time to time in force concerning companies insofar as the same applies to the Company;

“Company” means Alterra Capital Holdings Limited, a company incorporated in Bermuda on 8 July 1999;

“Director” means such person or persons appointed or elected to the Board from time to time pursuant to these Bye-Laws and includes an Alternate Director;

“Indemnified Person” means any Director, Officer, Resident Representative, employee and agent of the Company who has acted or is acting in relation to any of the affairs of the Company, member of a committee duly constituted under these Bye-Laws and any liquidator, manager or trustee for the time being acting in relation to the affairs of the Company, and his heirs, executors and administrators;

“Officer” means a person appointed by the Board pursuant to these Bye-Laws but shall not include the Auditor;

“paid up” means paid up or credited as paid up;

“Register” means the Register of Shareholders of the Company maintained by the Company in Bermuda;

“Registered Office” means the registered office of the Company which shall be at such place in Bermuda as the Board shall from time to time determine;

“Resident Representative” means (if any) the individual or the company appointed to perform the duties of resident representative set out in the Companies Acts and includes any assistant or deputy Resident Representative appointed by the Board to perform any of the duties of the Resident Representative;

“Resolution” means a resolution of the Shareholders passed in a general meeting or, where required, of a separate class or separate classes of shareholders passed in a separate general meeting or in either case adopted by resolution in writing, in accordance with the provisions of these Bye-Laws;

“Seal” means the common seal of the Company and includes any authorised duplicate thereof;

“Secretary” means the individual or the company appointed by the Board to perform any of the duties of the Secretary and includes a temporary or assistant or deputy Secretary;

“share” means share in the capital of the Company and includes a fraction of a share;

“Shareholder” means a shareholder or member of the Company provided that for the purposes of Bye-Law 42 it shall also include any holder of notes, debentures or bonds issued by the Company;

“these Bye-Laws” means these Amended and Restated Bye-Laws in their present form.

1.2	For the purposes of these Bye-Laws, a corporation which is a shareholder shall be deemed to be present in person at a general meeting if, in accordance with the Companies Acts, its authorised representative is present.

1.3	For the purposes of these Bye-Laws, a corporation which is a Director shall be deemed to be present in person at a board meeting if an officer, attorney or other person authorised to attend on its behalf is present, and shall be deemed to discharge its duties and carry out any actions required under these Bye-Laws and the Companies Acts, including the signing and execution of documents, deeds and other instruments, if an officer, attorney or other person authorised to act on its behalf so acts.

1.4	Words importing only the singular number include the plural number and vice versa.

1.5	Words importing only the masculine gender include the feminine and neuter genders respectively.

1.6	Words importing persons include companies, associations, bodies of persons, whether corporate or not.

1.7	Words importing a Director as an individual shall include companies, associations and bodies of persons, whether corporate or not.

1.8	A reference to writing shall include typewriting, printing, lithography, photography and electronic record.

1.9	Any words or expressions defined in the Companies Acts in force at the date when these Bye-Laws or any part thereof are adopted shall bear the same meaning in these Bye-Laws or such part (as the case may be).

REGISTERED OFFICE

2	Registered Office

The Registered Office shall be at such place in Bermuda as the Board shall from time to time appoint.

SHARES AND SHARE RIGHTS

3	Share Rights

3.1	Subject to any special rights conferred on the holders of any share or class of shares, any share in the Company may be issued with or have attached thereto such preferred, deferred, qualified or other special rights or such restrictions, whether in regard to dividend, voting, return of capital or otherwise, as the Company may by Resolution determine or, if there has not been any such determination or so far as the same shall not make specific provision, as the Board may determine.

3.2	Subject to the Companies Acts, any preference shares may, with the sanction of a resolution of the Board, be issued on terms:

3.2.1	that they are to be redeemed on the happening of a specified event or on a given date; and/or,

3.2.2	that they are liable to be redeemed at the option of the Company; and/or,

3.2.3	if authorised by the memorandum of association of the Company, that they are liable to be redeemed at the option of the holder.

The terms and manner of redemption shall be provided for in such resolution of the Board and shall be attached to but shall not form part of these Bye-Laws.

3.3	The Board may, at its discretion and without the sanction of a Resolution, authorise the purchase by the Company of its own shares upon such terms as the Board may in its discretion determine, provided always that such purchase is effected in accordance with the provisions of the Companies Acts.

3.4	The Board may, at its discretion and without the sanction of a Resolution, authorise the acquisition by the Company of its own shares, to be held as treasury shares, upon such terms as the Board may in its discretion determine, provided always that such acquisition is effected in accordance with the provisions of the Companies Acts. The Company shall be entered in the Register as a Shareholder in respect of the shares held by the Company as treasury shares and shall be a Shareholder of the Company but subject always to the provisions of the Companies Acts and for the avoidance of doubt the Company shall not exercise any rights and shall not enjoy or participate in any of the rights attaching to those shares save as expressly provided for in the Companies Acts.

4	Modification of Rights

4.1	Subject to the Companies Acts, all or any of the special rights for the time being attached to any class of shares for the time being issued may from time to time (whether or not the Company is being wound up) be altered or abrogated with the consent in writing of the holders of not less than seventy five percent (75%) of the issued shares of that class or with the sanction of a resolution passed at a separate general meeting of the holders of such shares voting in person or by proxy. To any such separate general meeting, all the provisions of these Bye-Laws as to general meetings of the Company shall mutatis mutandis apply, but so that the necessary quorum shall be one or more persons holding or representing by proxy any of the shares of the relevant class, that every holder of shares of the relevant class shall be entitled on a poll to one vote for every such share held by him and that any holder of shares of the relevant class present in person or by proxy may demand a poll.

4.2	The special rights conferred upon the holders of any shares or class of shares shall not, unless otherwise expressly provided in the rights attaching to or the terms of issue of such shares, be deemed to be altered by the creation or issue of further shares ranking pari passu therewith.

5	Shares

5.1	Subject to the provisions of these Bye-Laws, the unissued shares of the Company (whether forming part of the original capital or any increased capital) shall be at the disposal of the Board, which may offer, allot, grant options over or otherwise dispose of them to such persons, at such times and for such consideration and upon such terms and conditions as the Board may determine.

5.2	Subject to the provisions of these Bye-Laws, any shares of the Company held by the Company as treasury shares shall be at the disposal of the Board, which may hold all or any of the shares, dispose of or transfer all or any of the shares for cash or other consideration, or cancel all or any of the shares.

5.3	The Board may in connection with the issue of any shares exercise all powers of paying commission and brokerage conferred or permitted by law.

5.4	Except as ordered by a court of competent jurisdiction or as required by law, no person shall be recognised by the Company as holding any share upon trust and the Company shall not be bound by or required in any way to recognise (even when having notice thereof) any equitable, contingent, future or partial interest in any share or in any fractional part of a share or (except only as otherwise provided in these Bye-Laws or by law) any other right in respect of any share except an absolute right to the entirety thereof in the registered holder.

6	Certificates

6.1	The Company shall be under no obligation to complete and deliver a share certificate unless specifically called upon to do so by the person to whom the shares have been issued. In the case of a share held jointly by several persons, delivery of a certificate to one of several joint holders shall be sufficient delivery to all.

6.2	If a share certificate is defaced, lost or destroyed, it may be replaced without fee but on such terms (if any) as to evidence and indemnity and to payment of the costs and out of pocket expenses of the Company in investigating such evidence and preparing such indemnity as the Board may think fit and, in case of defacement, on delivery of the old certificate to the Company.

6.3	All certificates for share or loan capital or other securities of the Company (other than letters of allotment, scrip certificates and other like documents) shall, except to the extent that the terms and conditions for the time being relating thereto otherwise provide, be issued under the Seal or signed by a Director, the Secretary or any person authorised by the Board for that purpose. The Board may by resolution determine, either generally or in any particular case, that any signatures on any such certificates need not be autographic but may be affixed to such certificates by some mechanical means or may be printed thereon or that such certificates need not be signed by any persons.

7	Lien

7.1	The Company shall have a first and paramount lien on every share (not being a fully paid share) for all monies, whether presently payable or not, called or payable, at a date fixed by or in accordance with the terms of issue of such share in respect of such share, and the Company shall also have a first and paramount lien on every share (other than a fully paid share) standing registered in the name of a Shareholder, whether singly or jointly with any other person, for all the debts and liabilities of such Shareholder or his estate to the Company, whether the same shall have been incurred before or after notice to the Company of any interest of any person other than such Shareholder, and whether the time for the payment or discharge of the same shall have actually arrived or not, and notwithstanding that the same are joint debts or liabilities of such Shareholder or his estate and any other person, whether a Shareholder or not. The Company’s lien on a share shall extend to all dividends payable thereon. The Board may at any time, either generally or in any particular case, waive any lien that has arisen or declare any share to be wholly or in part exempt from the provisions of this Bye-Law.

7.2	The Company may sell, in such manner as the Board may think fit, any share on which the Company has a lien but no sale shall be made unless some sum in respect of which the lien exists is presently payable nor until the expiration of fourteen (14) days after a notice in writing, stating and demanding payment of the sum presently payable and giving notice of the intention to sell in default of such payment, has been served on the holder for the time being of the share.

7.3	The net proceeds of sale by the Company of any shares on which it has a lien shall be applied in or towards payment or discharge of the debt or liability in respect of which the lien exists so far as the same is presently payable, and any residue shall (subject to a like lien for debts or liabilities not presently payable as existed upon the share prior to the sale) be paid to the person who was the holder of the share immediately before such sale. For giving effect to any such sale, the Board may authorise some person to transfer the share sold to the purchaser thereof. The purchaser shall be registered as the holder of the share and he shall not be bound to see to the application of the purchase money, nor shall his title to the share be affected by any irregularity or invalidity in the proceedings relating to the sale.

8	Calls on Shares

8.1	The Board may from time to time make calls upon the Shareholders (for the avoidance of doubt excluding the Company in respect of any nil or partly paid shares held by the Company as treasury shares) in respect of any monies unpaid on their shares (whether on account of the par value of the shares or by way of premium) and not by the terms of issue thereof made payable at a date fixed by or in accordance with such terms of issue, and each Shareholder shall (subject to the Company serving upon him at least fourteen (14) days notice specifying the time or times and place of payment) pay to the Company at the time or times and place so specified the amount called on his shares. A call may be revoked or postponed as the Board may determine.

8.2	A call may be made payable by instalments and shall be deemed to have been made at the time when the resolution of the Board authorising the call was passed.

8.3	The joint holders of a share shall be jointly and severally liable to pay all calls in respect thereof.

8.4	If a sum called in respect of the share shall not be paid before or on the day appointed for payment thereof the person from whom the sum is due shall pay interest on the sum from the day appointed for the payment thereof to the time of actual payment at such rate as the Board may determine, but the Board shall be at liberty to waive payment of such interest wholly or in part.

8.5	Any sum which, by the terms of issue of a share, becomes payable on allotment or at any date fixed by or in accordance with such terms of issue, whether on account of the nominal amount of the share or by way of premium, shall for all the purposes of these Bye-Laws be deemed to be a call duly made, notified and payable on the date on which, by the terms of issue, the same becomes payable and, in case of non-payment, all the relevant provisions of these Bye-Laws as to payment of interest, forfeiture or otherwise shall apply as if such sum had become payable by virtue of a call duly made and notified.

8.6	The Board may on the issue of shares differentiate between the allottees or holders as to the amount of calls to be paid and the times of payment.

9	Forfeiture of Shares

9.1	If a Shareholder fails to pay any call or instalment of a call on the day appointed for payment thereof, the Board may at any time thereafter during such time as any part of such call or instalment remains unpaid serve a notice on him requiring payment of so much of the call or instalment as is unpaid, together with any interest which may have accrued.

9.2	The notice shall name a further day (not being less than fourteen (14) days from the date of the notice) on or before which, and the place where, the payment required by the notice is to be made and shall state that, in the event of non-payment on or before the day and at the place appointed, the shares in respect of which such call is made or instalment is payable will be liable to be forfeited. The Board may accept the surrender of any share liable to be forfeited hereunder and, in such case, references in these Bye-Laws to forfeiture shall include surrender.

9.3	If the requirements of any such notice as aforesaid are not complied with, any share in respect of which such notice has been given may at any time thereafter, before payment of all calls or instalments and interest due in respect thereof has been made, be forfeited by a resolution of the Board to that effect. Such forfeiture shall include all dividends declared in respect of the forfeited shares and not actually paid before the forfeiture.

9.4	When any share has been forfeited, notice of the forfeiture shall be served upon the person who was before forfeiture the holder of the share but no forfeiture shall be in any manner invalidated by any omission or neglect to give such notice as aforesaid.

9.5	A forfeited share shall be deemed to be the property of the Company and may be sold, re-offered or otherwise disposed of either to the person who was, before forfeiture, the holder thereof or entitled thereto or to any other person upon such terms and in such manner as the Board shall think fit, and at any time before a sale, re-allotment or disposition the forfeiture may be cancelled on such terms as the Board may think fit.

9.6	A person whose shares have been forfeited shall thereupon cease to be a Shareholder in respect of the forfeited shares but shall, notwithstanding the forfeiture, remain liable to pay to the Company all monies which at the date of forfeiture were presently payable by him to the Company in respect of the shares with interest thereon at such rate as the Board may determine from the date of forfeiture until payment, and the Company may enforce payment without being under any obligation to make any allowance for the value of the shares forfeited.

9.7	An affidavit in writing that the deponent is a Director of the Company or the Secretary and that a share has been duly forfeited on the date stated in the affidavit shall be conclusive evidence of the facts therein stated as against all persons claiming to be entitled to the share. The Company may receive the consideration (if any) given for the share on the sale, re-allotment or disposition thereof and the Board may authorise some person to transfer the share to the person to whom the same is sold, re-allotted or disposed of, and he shall thereupon be registered as the holder of the share and shall not be bound to see to the application of the purchase money (if any) nor shall his title to the share be affected by any irregularity or invalidity in the proceedings relating to the forfeiture, sale, re-allotment or disposal of the share.

REGISTER OF SHAREHOLDERS

10	Register of Shareholders

The Secretary shall establish and maintain the Register at the Registered Office in the manner prescribed by the Companies Acts. Unless the Board otherwise determines, the Register shall be open to inspection in the manner prescribed by the Companies Acts between 10:00 a.m. and 12:00 noon on every working day. Unless the Board so determines, no Shareholder or intending Shareholder shall be entitled to have entered in the Register any indication of any trust or any equitable, contingent, future or partial interest in any share or any fractional part of a share and if any such entry exists or is permitted by the Board it shall not be deemed to abrogate any of the provisions of Bye-Law 5.4.

REGISTER OF DIRECTORS AND OFFICERS

11	Register of Directors and Officers

The Secretary shall establish and maintain a register of the Directors and Officers of the Company as required by the Companies Acts. The register of Directors and Officers shall be open to inspection in the manner prescribed by the Companies Acts between 10:00 a.m. and 12:00 noon on every working day.

TRANSFER OF SHARES

12 Transfer of Shares

12.1	Subject to the Companies Acts and to such of the restrictions contained in these Bye-Laws as may be applicable, any Shareholder may transfer all or any of his shares by an instrument of transfer in the usual common form or in any other form which the Board may approve. No such instrument shall be required on the redemption of a share or on the purchase by the Company of a share.

12.2	The instrument of transfer of a share shall be signed by or on behalf of the transferor and where any share is not fully-paid, the transferee. The transferor shall be deemed to remain the holder of the share until the name of the transferee is entered in the Register in respect thereof. All instruments of transfer when registered may be retained by the Company. The Board may, in its absolute discretion and without assigning any reason therefor, decline to register any transfer of any share which is not a fully-paid share. The Board may also decline to register any transfer unless:

12.2.1	the instrument of transfer is duly stamped (if required by law) and lodged with the Company, accompanied by the certificate for the shares to which it relates, and such other evidence as the Board may reasonably require to show the right of the transferor to make the transfer,

12.2.2	the instrument of transfer is in respect of only one class of share, and

12.2.3	where applicable, the permission of the Bermuda Monetary Authority with respect thereto has been obtained.

12.3	Subject to any directions of the Board from time to time in force, the Secretary may exercise the powers and discretions of the Board under this Bye-Law.

12.4	If the Board declines to register a transfer it shall, within three (3) months after the date on which the instrument of transfer was lodged, send to the transferee notice of such refusal.

12.5	No fee shall be charged by the Company for registering any transfer, probate, letters of administration, certificate of death or marriage, power of attorney, stop notice, order of court or other instrument relating to or affecting the title to any share, or otherwise making an entry in the Register relating to any share.

TRANSMISSION OF SHARES

13 Transmission of Shares

13.1	In the case of the death of a Shareholder, the survivor or survivors, where the deceased was a joint holder, and the estate representative, where he was sole holder, shall be the only person recognised by the Company as having any title to his shares; but nothing herein contained shall release the estate of a deceased holder (whether the sole or joint) from any liability in respect of any share held by him solely or jointly with other persons. For the purpose of this Bye-Law, estate representative means the person to whom probate or letters of administration has or have been granted in Bermuda or, failing any such person, such other person as the Board may in its absolute discretion determine to be the person recognised by the Company for the purpose of this Bye-Law.

13.2	Any person becoming entitled to a share in consequence of the death of a Shareholder or otherwise by operation of applicable law may, subject as hereafter provided and upon such evidence being produced as may from time to time be required by the Board as to his entitlement, either be registered himself as the holder of the share or elect to have some person nominated by him registered as the transferee thereof. If the person so becoming entitled elects to be registered himself, he shall deliver or send to the Company a notice in writing signed by him stating that he so elects. If he shall elect to have his nominee registered, he shall signify his election by signing an instrument of transfer of such share in favour of his nominee. All the limitations, restrictions and provisions of these Bye-Laws relating to the right to transfer and the registration of transfer of shares shall be applicable to any such notice or instrument of transfer as aforesaid as if the death of the Shareholder or other event giving rise to the transmission had not occurred and the notice or instrument of transfer was an instrument of transfer signed by such Shareholder.

13.3	A person becoming entitled to a share in consequence of the death of a Shareholder or otherwise by operation of applicable law shall (upon such evidence being produced as may from time to time be required by the Board as to his entitlement) be entitled to receive and may give a discharge for any dividends or other monies payable in respect of the share, but he shall not be entitled in respect of the share to receive notices of or to attend or vote at general meetings of the Company or, save as aforesaid, to exercise in respect of the share any of the rights or privileges of a Shareholder until he shall have become registered as the holder thereof. The Board may at any time give notice requiring such person to elect either to be registered himself or to transfer the share and, if the notice is not complied with within sixty (60) days, the Board may thereafter withhold payment of all dividends and other monies payable in respect of the shares until the requirements of the notice have been complied with.

13.4	Subject to any directions of the Board from time to time in force, the Secretary may exercise the powers and discretions of the Board under this Bye-Law.

SHARE CAPITAL

14 Increase of Capital

14.1	The Company may from time to time increase its capital by such sum to be divided into shares of such par value as the Company by Resolution shall prescribe.

14.2	The Company may, by the Resolution increasing the capital, direct that the new shares or any of them shall be offered in the first instance either at par or at a premium or (subject to the provisions of the Companies Acts) at a discount to all the holders for the time being of shares of any class or classes in proportion to the number of such shares held by them respectively or make any other provision as to the issue of the new shares.

14.3	The new shares shall be subject to all the provisions of these Bye-Laws with reference to lien, the payment of calls, forfeiture, transfer, transmission and otherwise.

15 Alteration of Capital

15.1	The Company may from time to time by Resolution:

15.1.1	divide its shares into several classes and attach thereto respectively any preferential, deferred, qualified or special rights, privileges or conditions;

15.1.2	consolidate and divide all or any of its share capital into shares of larger par value than its existing shares;

15.1.3	sub-divide its shares or any of them into shares of smaller par value than is fixed by its memorandum, so, however, that in the sub-division the proportion between the amount paid and the amount, if any, unpaid on each reduced share shall be the same as it was in the case of the share from which the reduced share is derived;

15.1.4	make provision for the issue and allotment of shares which do not carry any voting rights;

15.1.5	cancel shares which, at the date of the passing of the Resolution in that behalf, have not been taken or agreed to be taken by any person, and diminish the amount of its share capital by the amount of the shares so cancelled; and

15.1.6	change the currency denomination of its share capital.

15.2	Where any difficulty arises in regard to any division, consolidation, or sub-division under this Bye-Law, the Board may settle the same as it thinks expedient and, in particular, may arrange for the sale of the shares representing fractions and the distribution of the net proceeds of sale in due proportion amongst the Shareholders who would have been entitled to the fractions, and for this purpose the Board may authorise some person to transfer the shares representing fractions to the purchaser thereof, who shall not be bound to see to the application of the purchase money nor shall his title to the shares be affected by any irregularity or invalidity in the proceedings relating to the sale.

15.3	Subject to the Companies Acts and to any confirmation or consent required by law or these Bye-Laws, the Company may by Resolution from time to time convert any preference shares into redeemable preference shares.

16 Reduction of Capital

16.1	Subject to the Companies Acts, its memorandum and any confirmation or consent required by law or these Bye-Laws, the Company may from time to time by Resolution authorise the reduction of its issued share capital or any share premium account in any manner.

16.2	In relation to any such reduction, the Company may by Resolution determine the terms upon which such reduction is to be effected including, in the case of a reduction of part only of a class of shares, those shares to be affected.

GENERAL MEETINGS AND RESOLUTIONS IN WRITING

17 General Meetings and Resolutions in Writing

17.1	Save and to the extent that the Company elects to dispense with the holding of one or more of its Annual General Meetings in the manner permitted by the Companies Acts, the Board shall convene and the Company shall hold general meetings as Annual General Meetings in accordance with the requirements of the Companies Acts at such times and places as the Board shall appoint. The Board may, whenever it thinks fit, and shall, when required by the Companies Acts, convene general meetings other than Annual General Meetings which shall be called Special General Meetings.

17.2	Except in the case of the removal of Auditors or Directors, anything which may be done by resolution of the Shareholders in general meeting or by resolution of any class of Shareholders in a separate general meeting may be done by resolution in writing, signed by the Shareholders (or the holders of such class of shares) who at the date of the notice of the resolution in writing represent the majority of votes that would be required if the resolution had been voted on at a meeting of the Shareholders. Such resolution in writing may be signed by the Shareholder or its proxy, or in the case of a Shareholder that is a corporation (whether or not a company within the meaning of the Companies Acts) by its representative on behalf of such Shareholder, in as many counterparts as may be necessary.

17.3	Notice of any resolution in writing to be made under this Bye-Law shall be given to all the Shareholders who would be entitled to attend a meeting and vote on the resolution. The requirement to give notice of any resolution in writing to be made under this Bye-Law to such Shareholders shall be satisfied by giving to those Shareholders a copy of that resolution in writing in the same manner as that required for a notice of a general meeting of the Company at which the resolution could have been considered, except that the length of the period of notice shall not apply. The date of the notice shall be set out in the copy of the resolution in writing.

17.4	The accidental omission to give notice, in accordance with this Bye-Law, of a resolution in writing to, or the non-receipt of such notice by, any person entitled to receive such notice shall not invalidate the passing of the resolution in writing.

17.5	For the purposes of this Bye-Law, the date of the resolution in writing is the date when the resolution in writing is signed by, or on behalf of, the Shareholder who establishes the majority of votes required for the passing of the resolution in writing and any reference in any enactment to the date of passing of a resolution is, in relation to a resolution in writing made in accordance with this Bye-Law, a reference to such date.

17.6	A resolution in writing made in accordance with this Bye-Law is as valid as if it had been passed by the Company in general meeting or, if applicable, by a meeting of the relevant class of Shareholders of the Company, as the case may be. A resolution in writing made in accordance with this Bye-Law shall constitute minutes for the purposes of the Companies Acts and these Bye-Laws.

18 Notice of General Meetings

18.1	An Annual General Meeting shall be called by not less than five (5) days notice in writing and a Special General Meeting shall be called by not less than five (5) days notice in writing. The notice shall be exclusive of the day on which it is served or deemed to be served and of the day for which it is given, and shall specify the place, day and time of the meeting, and, the nature of the business to be considered. Notice of every general meeting shall be given in any manner permitted by these Bye-Laws to all Shareholders other than such as, under the provisions of these Bye-Laws or the terms of issue of the shares they hold, are not entitled to receive such notice from the Company and every Director and to any Resident Representative who or which has delivered a written notice upon the Registered Office requiring that such notice be sent to him or it.

Notwithstanding that a meeting of the Company is called by shorter notice than that specified in this Bye-Law, it shall be deemed to have been duly called if it is so agreed:

18.1.1	in the case of a meeting called as an Annual General Meeting, by all the Shareholders entitled to attend and vote thereat;

18.1.2	in the case of any other meeting, by a majority in number of the Shareholders having the right to attend and vote at the meeting, being a majority together holding not less than ninety-five percent (95%) in nominal value of the shares giving that right.

18.2	The accidental omission to give notice of a meeting or (in cases where instruments of proxy are sent out with the notice) the accidental omission to send such instrument of proxy to, or the non-receipt of notice of a meeting or such instrument of proxy by, any person entitled to receive such notice shall not invalidate the proceedings at that meeting.

18.3	The Board may cancel or postpone a meeting of the Shareholders after it has been convened and notice of such cancellation or postponement shall be served in accordance with these Bye-Laws upon all Shareholders entitled to notice of the meeting so cancelled or postponed setting out, where the meeting is postponed to a specific date, notice of the new meeting in accordance with this Bye-Law.

19 Proceedings at General Meetings

19.1	In accordance with the Companies Acts, a general meeting may be held with only one individual present provided that the requirement for a quorum is satisfied. No business shall be transacted at any general meeting unless a quorum is present when the meeting proceeds to business, but the absence of a quorum shall not preclude the appointment, choice or election of a chairman, which shall not be treated as part of the business of the meeting. Save as otherwise provided by these Bye-Laws, at least one Shareholder present in person or by proxy and entitled to vote shall be a quorum for all purposes.

19.2	If within five (5) minutes (or such longer time as the chairman of the meeting may determine to wait) after the time appointed for the meeting, a quorum is not present, the meeting, if convened on the requisition of Shareholders, shall be dissolved. In any other case, it shall stand adjourned to such other day and such other time and place as the chairman of the meeting may determine and at such adjourned meeting one Shareholder present in person or by proxy and entitled to vote shall be a quorum. The Company shall give not less than five (5) days notice of any meeting adjourned through want of a quorum and such notice shall state that the one Shareholder present in person or by proxy (whatever the number of shares held by them) and entitled to vote shall be a quorum.

19.3	A meeting of the Shareholders or any class thereof may be held by means of such telephone, electronic or other communication facilities (including, without limiting the generality of the foregoing, by telephone, or by video conferencing) as permit all persons participating in the meeting to communicate with each other simultaneously and instantaneously, and participation in such a meeting shall constitute presence in person at such meeting.

19.4	Each Director, and upon giving the notice referred to in Bye-Law 18.1 above, the Resident Representative, if any, shall be entitled to attend and speak at any general meeting of the Company.

19.5	The Board may choose one of their number to preside as chairman at every general meeting. If there is no such chairman, or if at any meeting the chairman is not present within five (5) minutes after the time appointed for holding the meeting, or is not willing to act as chairman, the Directors present shall choose one of their number to act or if only one Director is present he shall preside as chairman if willing to act. If no Director is present, or if each of the Directors present declines to take the chair, the persons present and entitled to vote on a poll shall elect one of their number to be chairman.

19.6	The chairman of the meeting may, with the consent by resolution of any meeting at which a quorum is present (and shall if so directed by the meeting), adjourn the meeting from time to time and from place to place but no business shall be transacted at any adjourned meeting except business which might lawfully have been transacted at the meeting from which the adjournment took place. When a meeting is adjourned for three (3) months or more, notice of the adjourned meeting shall be given as in the case of an original meeting. Save as expressly provided by these Bye-Laws, it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned meeting.

20 Voting

20.1	Save where a greater majority is required by the Companies Acts or these Bye-Laws, any question proposed for consideration at any general meeting shall be decided on by a simple majority of votes cast.

20.2	At any general meeting, a resolution put to the vote of the meeting shall be decided on a show of hands or by a count of votes received in the form of electronic records, unless (before or on the declaration of the result of the show of hands or count of votes received as electronic records or on the withdrawal of any other demand for a poll) a poll is demanded by:

20.2.1	the chairman of the meeting; or

20.2.2	at least three (3) Shareholders present in person or represented by proxy; or

20.2.3	any Shareholder or Shareholders present in person or represented by proxy and holding between them not less than one tenth (1/10) of the total voting rights of all the Shareholders having the right to vote at such meeting; or

20.2.4	a Shareholder or Shareholders present in person or represented by proxy holding shares conferring the right to vote at such meeting, being shares on which an aggregate sum has been paid up equal to not less than one tenth (1/10) of the total sum paid up on all such shares conferring such right.

The demand for a poll may be withdrawn by the person or any of the persons making it at any time prior to the declaration of the result. Unless a poll is so demanded and the demand is not withdrawn, a declaration by the chairman that a resolution has, on a show of hands or count of votes received as electronic records, been carried or carried unanimously or by a particular majority or not carried by a particular majority or lost shall be final and conclusive, and an entry to that effect in the minute book of the Company shall be conclusive evidence of the fact without proof of the number or proportion of votes recorded for or against such resolution.

20.3	If a poll is duly demanded, the result of the poll shall be deemed to be the resolution of the meeting at which the poll is demanded.

20.4	A poll demanded on the election of a chairman, or on a question of adjournment, shall be taken forthwith. A poll demanded on any other question shall be taken in such manner and either forthwith or at such time (being not later than three (3) months after the date of the demand) and place as the chairman shall direct. It shall not be necessary (unless the chairman otherwise directs) for notice to be given of a poll.

20.5	The demand for a poll shall not prevent the continuance of a meeting for the transaction of any business other than the question on which the poll has been demanded and it may be withdrawn at any time before the close of the meeting or the taking of the poll, whichever is the earlier.

20.6	On a poll, votes may be cast either personally or by proxy.

20.7	A person entitled to more than one vote on a poll need not use all his votes or cast all the votes he uses in the same way.

20.8	In the case of an equality of votes at a general meeting, whether on a show of hands or count of votes received as electronic records or on a poll, the chairman of such meeting shall not be entitled to a second or casting vote and the resolution shall fail.

20.9	In the case of joint holders of a share, the vote of the senior who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders, and for this purpose seniority shall be determined by the order in which the names stand in the Register in respect of the joint holding.

20.10	A Shareholder who is a patient for any purpose of any statute or applicable law relating to mental health or in respect of whom an order has been made by any Court having jurisdiction for the protection or management of the affairs of persons incapable of managing their own affairs may vote, whether on a show of hands or on a poll, by his receiver, committee, curator bonis or other person in the nature of a receiver, committee or curator bonis appointed by such Court and such receiver, committee, curator bonis or other person may vote on a poll by proxy, and may otherwise act and be treated as such Shareholder for the purpose of general meetings.

20.11	No Shareholder shall, unless the Board otherwise determines, be entitled to vote at any general meeting unless all calls or other sums presently payable by him in respect of shares in the Company have been paid.

20.12	If:

20.12.1	any objection shall be raised to the qualification of any voter; or,

20.12.2	any votes have been counted which ought not to have been counted or which might have been rejected; or,

20.12.3	any votes are not counted which ought to have been counted,

the objection or error shall not vitiate the decision of the meeting or adjourned meeting on any resolution unless the same is raised or pointed out at the meeting or, as the case may be, the adjourned meeting at which the vote objected to is given or tendered or at which the error occurs. Any objection or error shall be referred to the chairman of the meeting and shall only vitiate the decision of the meeting on any resolution if the chairman decides that the same may have affected the decision of the meeting. The decision of the chairman on such matters shall be final and conclusive.

21 Proxies and Corporate Representatives

21.1	The instrument appointing a proxy or corporate representative shall be in writing executed by the appointor or his attorney authorised by him in writing or, if the appointor is a corporation, either under its seal or executed by an officer, attorney or other person authorised to sign the same.

21.2

Any Shareholder may appoint a proxy or (if a corporation) representative for a specific general meeting, and adjournments thereof, or may appoint a standing proxy or (if a corporation) representative, by serving on the Company at the Registered Office, or at such place or places as the Board may otherwise specify for the purpose, a proxy or (if a corporation) an authorisation. Any standing proxy or authorisation shall be valid for all general meetings and adjournments thereof or resolutions in writing, as the case may be, until notice of revocation is received at the Registered Office or at such place or places as the Board may otherwise specify for the purpose. Where a standing proxy or authorisation exists, its operation shall be deemed to have been suspended at any general meeting or adjournment thereof at which the Shareholder is present or in respect to which the Shareholder has specially appointed a proxy or representative. The Board may from time to time require such evidence as it shall deem necessary as to the due execution and continuing validity of any standing proxy or authorisation and the operation of any such standing proxy or authorisation shall be deemed to be suspended until such time as the Board determines that it has received the requested evidence or other evidence satisfactory to it.

21.3	Notwithstanding Bye-law 21.2, a Shareholder may appoint a proxy which shall be irrevocable in accordance with its terms and the holder thereof shall be the only person entitled to vote the relevant shares at any meeting of the shareholders at which such holder is present. Notice of the appointment of any such proxy shall be given to the Company at its Registered Office, and shall include the name, address, telephone number and electronic mail address of the proxy holder. The Company shall give to the proxy holder notice of all meetings of Shareholders of the Company and shall be obliged to recognise the holder of such proxy until such time as the holder notifies the Company in writing that the proxy is no longer in force.

21.4	Subject to Bye-Law 21.2 and 21.3, the instrument appointing a proxy or corporate representative together with such other evidence as to its due execution as the Board may from time to time require, shall be delivered at the Registered Office (or at such place as may be specified in the notice convening the meeting or in any notice of any adjournment or, in either case or the case of a resolution in writing, in any document sent therewith) prior to the holding of the relevant meeting or adjourned meeting at which the person named in the instrument proposes to vote or, in the case of a poll taken subsequently to the date of a meeting or adjourned meeting, before the time appointed for the taking of the poll, or, in the case of a resolution in writing, prior to the effective date of the resolution in writing and in default the instrument of proxy or authorisation shall not be treated as valid.

21.5	Subject to Bye-Law 21.2 and 21.3, the decision of the chairman of any general meeting as to the validity of any appointments of a proxy shall be final.

21.6	Instruments of proxy or authorisation shall be in any common form or in such other form as the Board may approve and the Board may, if it thinks fit, send out with the notice of any meeting or any resolution in writing forms of instruments of proxy or authorisation for use at that meeting or in connection with that resolution in writing. The instrument of proxy shall be deemed to confer authority to demand or join in demanding a poll, to speak at the meeting and to vote on any amendment of a resolution in writing or amendment of a resolution put to the meeting for which it is given as the proxy thinks fit. The instrument of proxy or authorisation shall, unless the contrary is stated therein, be valid as well for any adjournment of the meeting as for the meeting to which it relates.

21.7	A vote given in accordance with the terms of an instrument of proxy or authorisation shall be valid notwithstanding the previous death or unsoundness of mind of the principal, or revocation of the instrument of proxy or of the corporate authority, provided that no intimation in writing of such death, unsoundness of mind or revocation shall have been received by the Company at the Registered Office (or such other place as may be specified for the delivery of instruments of proxy or authorisation in the notice convening the meeting or other documents sent therewith) at least one hour before the commencement of the meeting or adjourned meeting, or the taking of the poll, or the day before the effective date of any resolution in writing at which the instrument of proxy or authorisation is used.

21.8	Subject to the Companies Acts, the Board may at its discretion waive any of the provisions of these Bye-Laws related to proxies or authorisations and, in particular, may accept such verbal or other assurances as it thinks fit as to the right of any person to attend, speak and vote on behalf of any Shareholder at general meetings or to sign resolutions in writing.

BOARD OF DIRECTORS

22 Appointment and Removal of Directors

22.1	The number of Directors shall be not less than two (2) and not more than ten (10) or such numbers in excess thereof as the Company by Resolution may from time to time determine and, subject to the Companies Acts and these Bye-Laws, the Directors shall be elected or appointed by the Company by Resolution and shall serve for such term as the Company by Resolution may determine, or in the absence of such determination, until the termination of the next Annual General Meeting following their appointment. All Directors, upon election or appointment (except upon re-election at an Annual General Meeting), must provide written acceptance of their appointment, in such form as the Board may think fit, by notice in writing to the Registered Office within thirty (30) days of their appointment.

22.2	The Company may by Resolution increase the maximum number of Directors. Any one or more vacancies in the Board not filled by the Shareholders at any general meeting of the Shareholders shall be deemed casual vacancies for the purposes of these Bye-Laws. Without prejudice to the power of the Company by Resolution in pursuance of any of the provisions of these Bye-Laws to appoint any person to be a Director, the Board, so long as a quorum of Directors remains in office, shall have power at any time and from time to time to appoint any person to be a Director so as to fill a casual vacancy.

22.3	The Company may in a Special General Meeting called for that purpose remove a Director, provided notice of any such meeting shall be served upon the Director concerned not less than fourteen (14) days before the meeting and he shall be entitled to be heard at that meeting. Any vacancy created by the removal of a Director at a Special General Meeting may be filled at the meeting by the election of another Director in his place or, in the absence of any such election, by the Board.

23 Resignation and Disqualification of Directors

The office of a Director shall be vacated upon the happening of any of the following events:

23.1	if he resigns his office by notice in writing delivered to the Registered Office or tendered at a meeting of the Board;

23.2	if he becomes of unsound mind or a patient for any purpose of any statute or applicable law relating to mental health and the Board resolves that his office is vacated;

23.3	if he becomes bankrupt under the laws of any country or compounds with his creditors;

23.4	if he is prohibited by law from being a Director or, in the case of a corporate Director, is otherwise unable to carry on or transact business; or

23.5	if he ceases to be a Director by virtue of the Companies Acts or is removed from office pursuant to these Bye-Laws.

24 Alternate Directors

24.1	A Director may appoint and remove his own Alternate Director. Any appointment or removal of an Alternate Director by a Director shall be effected by delivery of a written notice of appointment or removal to the Secretary at the Registered Office, signed by such Director, and such notice shall be effective immediately upon receipt or on any later date specified in that notice. Any Alternate Director may be removed by resolution of the Board. Subject as aforesaid, the office of Alternate Director shall continue until the next annual election of Directors or, if earlier, the date on which the relevant Director ceases to be a Director. An Alternate Director may also be a Director in his own right and may act as alternate to more than one Director.

24.2	An Alternate Director shall be entitled to receive notices of all meetings of Directors, to attend, be counted in the quorum and vote at any such meeting at which any Director to whom he is alternate is not personally present, and generally to perform all the functions of any Director to whom he is alternate in his absence.

24.3

Every person acting as an Alternate Director shall (except as regards powers to appoint an alternate and remuneration) be subject in all respects to the provisions of these Bye-Laws relating to Directors and shall alone be responsible to the Company for his acts and defaults and shall not be deemed to be the agent of or for any Director for whom he is alternate. An Alternate Director may be paid expenses and shall be entitled to be indemnified by the Company to the same extent mutatis mutandis as if he were a Director. Every person acting as an Alternate Director shall have one vote for each Director for whom he acts as alternate (in addition to his own vote if he is also a Director). The signature of an Alternate Director to any resolution in writing of the Board or a committee of the Board shall, unless the terms of his appointment provides to the contrary, be as effective as the signature of the Director or Directors to whom he is alternate.

25 Directors’ Fees and Additional Remuneration and Expenses

The amount, if any, of Directors’ fees shall from time to time be determined by the Company by Resolution or in the absence of such a determination, by the Board. Unless otherwise determined to the contrary, such fees shall be deemed to accrue from day to day. Each Director may be paid his reasonable travel, hotel and incidental expenses in attending and returning from meetings of the Board or committees constituted pursuant to these Bye-Laws or general meetings and shall be paid all expenses properly and reasonably incurred by him in the conduct of the Company’s business or in the discharge of his duties as a Director. Any Director who, by request, goes or resides abroad for any purposes of the Company or who performs services which in the opinion of the Board go beyond the ordinary duties of a Director may be paid such extra remuneration (whether by way of salary, commission, participation in profits or otherwise) as the Board may determine, and such extra remuneration shall be in addition to any remuneration provided for by or pursuant to any other Bye-Law.

26 Directors’ Interests

26.1	A Director may hold any other office or place of profit with the Company (except that of Auditor) in conjunction with his office of Director for such period and upon such terms as the Board may determine, and may be paid such extra remuneration therefor (whether by way of salary, commission, participation in profits or otherwise) as the Board may determine, and such extra remuneration shall be in addition to any remuneration provided for by or pursuant to any other Bye-Law.

26.2	A Director may act by himself or his firm in a professional capacity for the Company (otherwise than as Auditor) and he or his firm shall be entitled to remuneration for professional services as if he were not a Director.

26.3	Subject to the provisions of the Companies Acts, a Director may notwithstanding his office be a party to, or otherwise interested in, any transaction or arrangement with the Company or in which the Company is otherwise interested; and be a director or other officer of, or employed by, or a party to any transaction or arrangement with, or otherwise interested in, any body corporate promoted by the Company or in which the Company is interested. The Board may also cause the voting power conferred by the shares in any other company held or owned by the Company to be exercised in such manner in all respects as it thinks fit, including the exercise thereof in favour of any resolution appointing the Directors or any of them to be directors or officers of such other company, or voting or providing for the payment of remuneration to the directors or officers of such other company.

26.4	So long as, where it is necessary, he declares the nature of his interest at the first opportunity at a meeting of the Board or by writing to the Directors as required by the Companies Acts, a Director shall not by reason of his office be accountable to the Company for any benefit which he derives from any office or employment to which these Bye-Laws allow him to be appointed or from any transaction or arrangement in which these Bye-Laws allow him to be interested, and no such transaction or arrangement shall be liable to be avoided on the ground of any interest or benefit.

26.5	Subject to the Companies Acts and any further disclosure required thereby, a general notice to the Directors by a Director or Officer declaring that he is a director or officer or has an interest in a person and is to be regarded as interested in any transaction or arrangement made with that person, shall be a sufficient declaration of interest in relation to any transaction or arrangement so made.

POWERS AND DUTIES OF THE BOARD

27 Powers and Duties of the Board

27.1	Subject to the provisions of the Companies Acts, these Bye-Laws and to any directions given by the Company by Resolution, the Board shall manage the business of the Company and may pay all expenses incurred in promoting and incorporating the Company and may exercise all the powers of the Company. No alteration of these Bye-Laws and no such direction shall invalidate any prior act of the Board which would have been valid if that alteration had not been made or that direction had not been given. The powers given by this Bye-Law shall not be limited by any special power given to the Board by these Bye-Laws and a meeting of the Board at which a quorum is present shall be competent to exercise all the powers, authorities and discretions for the time being vested in or exercisable by the Board.

27.2	The Board may exercise all the powers of the Company except those powers that are required by the Companies Acts or these Bye-Laws to be exercised by the Shareholders.

27.3	All cheques, promissory notes, drafts, bills of exchange and other instruments, whether negotiable or transferable or not, and all receipts for money paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed, as the case may be, in such manner as the Board shall from time to time by resolution determine.

27.4

The Board on behalf of the Company may provide benefits, whether by the payment of gratuities or pensions or otherwise, for any person including any Director or former Director who has held any executive office or employment with the Company or with any body corporate which is or has been a subsidiary or affiliate of the Company or a predecessor in the business of the Company or of any such subsidiary or affiliate, and to any member of his family or any person who is or was dependent on him, and may contribute to any fund and pay premiums for the purchase or provision of any such gratuity, pension or other benefit, or for the insurance of any such person.

27.5	The Board may from time to time appoint one or more of its body to be a managing director, joint managing director or an assistant managing director or to hold any other employment or executive office with the Company for such period and upon such terms as the Board may determine and may revoke or terminate any such appointments. Any such revocation or termination as aforesaid shall be without prejudice to any claim for damages that such Director may have against the Company or the Company may have against such Director for any breach of any contract of service between him and the Company which may be involved in such revocation or termination. Any person so appointed shall receive such remuneration (if any) (whether by way of salary, commission, participation in profits or otherwise) as the Board may determine, and either in addition to or in lieu of his remuneration as a Director.

28 Delegation of the Board’s Powers

28.1	The Board may by power of attorney appoint any company, firm or person or any fluctuating body of persons, whether nominated directly or indirectly by the Board, to be the attorney or attorneys of the Company for such purposes and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Board under these Bye-Laws) and for such period and subject to such conditions as it may think fit, and any such power of attorney may contain such provisions for the protection and convenience of persons dealing with any such attorney and of such attorney as the Board may think fit, and may also authorise any such attorney to sub-delegate all or any of the powers, authorities and discretions vested in him. Such attorney may, if so authorised by the power of attorney, execute any deed, instrument or other document on behalf of the Company.

28.2	The Board may entrust to and confer upon any Director, Officer or, without prejudice to the provisions of Bye-Law 28.3, other person any of the powers, authorities and discretions exercisable by it upon such terms and conditions with such restrictions as it thinks fit, and either collaterally with, or to the exclusion of, its own powers, authorities and discretions, and may from time to time revoke or vary all or any of such powers, authorities and discretions, but no person dealing in good faith and without notice of such revocation or variation shall be affected thereby.

28.3	The Board may delegate any of its powers, authorities and discretions to committees, consisting of such person or persons (whether a member or members of its body or not) as it thinks fit. Any committee so formed shall, in the exercise of the powers, authorities and discretions so delegated, and in conducting its proceedings conform to any regulations which may be imposed upon it by the Board. If no regulations are imposed by the Board the proceedings of a committee with two (2) or more members shall be, as far as is practicable, governed by the Bye-Laws regulating the proceedings of the Board.

29 Proceedings of the Board

29.1	The Board may meet for the despatch of business, adjourn and otherwise regulate its meetings as it thinks fit. Questions arising at any meeting shall be determined by a majority of votes. In the case of an equality of votes, the motion shall be deemed to have been lost. A Director may, and the Secretary on the requisition of a Director shall, at any time summon a meeting of the Board.

29.2	Notice of a meeting of the Board may be given to a Director by word of mouth or in any manner permitted by these Bye-Laws. A Director may retrospectively waive the requirement for notice of any meeting by consenting in writing to the business conducted at the meeting.

29.3	The quorum necessary for the transaction of the business of the Board may be fixed by the Board and, unless so fixed at any other number, shall be two (2) persons. Any Director who ceases to be a Director at a meeting of the Board may continue to be present and to act as a Director and be counted in the quorum until the termination of the meeting if no other Director objects and if otherwise a quorum of Directors would not be present.

29.4	A Director who to his knowledge is in any way, whether directly or indirectly, interested in a contract or proposed contract, transaction or arrangement with the Company and has complied with the provisions of the Companies Acts and these Bye-Laws with regard to disclosure of his interest shall be entitled to vote in respect of any contract, transaction or arrangement in which he is so interested and if he shall do so his vote shall be counted, and he shall be taken into account in ascertaining whether a quorum is present.

29.5	The Resident Representative shall, upon delivering written notice of an address for the purposes of receipt of notice to the Registered Office, be entitled to receive notice of, attend and be heard at, and to receive minutes of all meetings of the Board.

29.6	So long as a quorum of Directors remains in office, the continuing Directors may act notwithstanding any vacancy in the Board but, if no such quorum remains, the continuing Directors or a sole continuing Director may act only for the purpose of calling a general meeting.

29.7	The Board may choose one of their number to preside as chairman at every meeting of the Board. If there is no such chairman, or if at any meeting the chairman is not present within five (5) minutes after the time appointed for holding the meeting, or is not willing to act as chairman, the Directors present may choose one of their number to be chairman of the meeting.

29.8	The meetings and proceedings of any committee consisting of two (2) or more members shall be governed by the provisions contained in these Bye-Laws for regulating the meetings and proceedings of the Board so far as the same are applicable and are not superseded by any regulations imposed by the Board.

29.9	A resolution in writing signed by all the Directors for the time being entitled to receive notice of a meeting of the Board (or by an Alternate Director, as provided for in these Bye-Laws) or by all the members of a committee for the time being shall be as valid and effectual as a resolution passed at a meeting of the Board or, as the case may be, of such committee duly called and constituted. Such resolution may be contained in one document or in several documents in the like form each signed by one or more of the Directors or members of the committee concerned.

29.10	A meeting of the Board or a committee appointed by the Board may be held by means of such telephone, electronic or other communication facilities (including, without limiting the generality of the foregoing, by telephone or by video conferencing) as permit all persons participating in the meeting to communicate with each other simultaneously and instantaneously and participation in such a meeting shall constitute presence in person at such meeting. Such a meeting shall be deemed to take place where the largest group of those Directors participating in the meeting is physically assembled, or, if there is no such group, where the chairman of the meeting then is.

29.11	All acts done by the Board or by any committee or by any person acting as a Director or member of a committee or any person duly authorised by the Board or any committee shall, notwithstanding that it is afterwards discovered that there was some defect in the appointment of any member of the Board or such committee or person acting as aforesaid or that they or any of them were disqualified or had vacated their office, be as valid as if every such person had been duly appointed and was qualified and had continued to be a Director, member of such committee or person so authorised.

29.12	If the Company has elected to have a sole Director, the provisions contained in this Bye-Law for meetings of the Directors do not apply and such sole Director has full power to represent and act for the Company in all matters as are not by the Companies Acts, its memorandum or the Bye-Laws required to be exercised by the Shareholders. In lieu of minutes of a meeting, the sole Director shall record in writing and sign a note or memorandum of all matters requiring a resolution of Directors. Such a note or memorandum constitutes sufficient evidence of such resolution for all purposes.

OFFICERS

30	Officers

30.1	The Officers of the Company, who may or may not be Directors, may be appointed by the Board at any time. Any person appointed pursuant to this Bye-Law shall hold office for such period and upon such terms as the Board may determine and the Board may revoke or terminate any such appointment. Any such revocation or termination shall be without prejudice to any claim for damages that such Officer may have against the Company or the Company may have against such Officer for any breach of any contract of service between him and the Company which may be involved in such revocation or termination. Save as provided in the Companies Acts or these Bye-Laws, the powers and duties of the Officers of the Company shall be such (if any) as are determined from time to time by the Board.

30.2	The provisions of these Bye-Laws as to resignation and disqualification of Directors shall mutatis mutandis apply to the resignation and disqualification of Officers.

MINUTES

31	Minutes

31.1	The Board shall cause minutes to be made and books kept for the purpose of recording:

31.1.1	all appointments of Officers made by the Board;

31.1.2	the names of the Directors and other persons (if any) present at each meeting of the Board and of any committee; and

31.1.3	all proceedings at meetings of the Company, of the holders of any class of shares in the Company, of the Board and of committees appointed by the Board or the Shareholders.

31.2	Shareholders shall only be entitled to see the Register of Directors and Officers, the Register, the financial information provided for in Bye-Law 38.3 and the minutes of meetings of the Shareholders of the Company.

SECRETARY AND RESIDENT REPRESENTATIVE

32	Secretary and Resident Representative

32.1	The Secretary (including one or more deputy or assistant secretaries) and, if required, the Resident Representative, shall be appointed by the Board at such remuneration (if any) and upon such terms as it may think fit and any Secretary and Resident Representative so appointed may be removed by the Board. The duties of the Secretary and the duties of the Resident Representative shall be those prescribed by the Companies Acts together with such other duties as shall from time to time be prescribed by the Board.

32.2	A provision of the Companies Acts or these Bye-Laws requiring or authorising a thing to be done by or to a Director and the Secretary shall not be satisfied by its being done by or to the same person acting both as Director and as, or in the place of, the Secretary.

THE SEAL

33	The Seal

33.1	The Board may authorise the production of a common seal of the Company and one or more duplicate common seals of the Company, which shall consist of a circular device with the name of the Company around the outer margin thereof and the country and year of registration in Bermuda across the centre thereof.

33.2	Any document required to be under seal or executed as a deed on behalf of the Company may be:

33.2.1	executed under the Seal in accordance with these Bye-Laws; or

33.2.2	signed or executed by any person authorised by the Board for that purpose, without the use of the Seal.

33.3	The Board shall provide for the custody of every Seal. A Seal shall only be used by authority of the Board or of a committee constituted by the Board. Subject to these Bye-Laws, any instrument to which a Seal is affixed shall be attested by the signature of:

33.3.1	a Director; or

33.3.2	the Secretary; or

33.3.3	any one person authorised by the Board for that purpose.

DIVIDENDS AND OTHER PAYMENTS

34	Dividends and Other Payments

34.1	The Board may from time to time declare dividends or distributions out of contributed surplus to be paid to the Shareholders according to their rights and interests, including such interim dividends as appear to the Board to be justified by the position of the Company. The Board, in its discretion, may determine that any dividend shall be paid in cash or shall be satisfied, subject to Bye-Law 36, in paying up in full shares in the Company to be issued to the Shareholders credited as fully paid or partly paid or partly in one way and partly the other. The Board may also pay any fixed cash dividend which is payable on any shares of the Company half yearly or on such other dates, whenever the position of the Company, in the opinion of the Board, justifies such payment.

34.2	Except insofar as the rights attaching to, or the terms of issue of, any share otherwise provide:

34.2.1	all dividends or distributions out of contributed surplus may be declared and paid according to the amounts paid up on the shares in respect of which the dividend or distribution is paid, and an amount paid up on a share in advance of calls may be treated for the purpose of this Bye-Law as paid-up on the share;

34.2.2	dividends or distributions out of contributed surplus may be apportioned and paid pro rata according to the amounts paid-up on the shares during any portion or portions of the period in respect of which the dividend or distribution is paid.

34.3	The Board may deduct from any dividend, distribution or other monies payable to a Shareholder by the Company on or in respect of any shares all sums of money (if any) presently payable by him to the Company on account of calls or otherwise in respect of shares of the Company.

34.4	No dividend, distribution or other monies payable by the Company on or in respect of any share shall bear interest against the Company.

34.5	Any dividend, distribution or interest, or part thereof payable in cash, or any other sum payable in cash to the holder of shares may be paid by cheque or warrant sent through the post or by courier addressed to the holder at his address in the Register or, in the case of joint holders, addressed to the holder whose name stands first in the Register in respect of the shares at his registered address as appearing in the Register or addressed to such person at such address as the holder or joint holders may in writing direct. Every such cheque or warrant shall, unless the holder or joint holders otherwise direct, be made payable to the order of the holder or, in the case of joint holders, to the order of the holder whose name stands first in the Register in respect of such shares, and shall be sent at his or their risk and payment of the cheque or warrant by the bank on which it is drawn shall constitute a good discharge to the Company. Any one of two (2) or more joint holders may give effectual receipts for any dividends, distributions or other monies payable or property distributable in respect of the shares held by such joint holders.

34.6	Any dividend or distribution out of contributed surplus unclaimed for a period of six (6) years from the date of declaration of such dividend or distribution shall be forfeited and shall revert to the Company and the payment by the Board of any unclaimed dividend, distribution, interest or other sum payable on or in respect of the share into a separate account shall not constitute the Company a trustee in respect thereof.

34.7

The Board may also, in addition to its other powers, direct payment or satisfaction of any dividend or distribution out of contributed surplus wholly or in part by the distribution of specific assets, and in particular of paid-up shares or debentures of any other company, and where any difficulty arises in regard to such distribution or dividend, the Board may settle it as it thinks expedient, and in particular, may authorise any person to sell and transfer any fractions or may ignore fractions altogether, and may fix the value for distribution or dividend purposes of any such specific assets and may determine that cash payments shall be made to any Shareholders upon the footing of the values so fixed in order to secure equality of distribution and may vest any such specific assets in trustees as may seem expedient to the Board, provided that such dividend or distribution may not be satisfied by the distribution of any partly paid shares or debentures of any company without the sanction of a Resolution.

35	Reserves

The Board may, before declaring any dividend or distribution out of contributed surplus, set aside such sums as it thinks proper as reserves which shall, at the discretion of the Board, be applicable for any purpose of the Company and pending such application may, also at such discretion, either be employed in the business of the Company or be invested in such investments as the Board may from time to time think fit. The Board may also without placing the same to reserve carry forward any sums which it may think it prudent not to distribute.

CAPITALISATION OF PROFITS

36	Capitalisation of Profits

36.1	The Board may from time to time resolve to capitalise all or any part of any amount for the time being standing to the credit of any reserve or fund which is available for distribution or to the credit of any share premium account and accordingly that such amount be set free for distribution amongst the Shareholders or any class of Shareholders who would be entitled thereto if distributed by way of dividend and in the same proportions, on the footing that the same be not paid in cash but be applied either in or towards paying up amounts for the time being unpaid on any shares in the Company held by such Shareholders respectively or in payment up in full of unissued shares, debentures or other obligations of the Company, to be allotted and distributed credited as fully paid amongst such Shareholders, or partly in one way and partly in the other, provided that for the purpose of this Bye-Law, a share premium account may be applied only in paying up of unissued shares to be issued to such Shareholders credited as fully paid.

36.2	Where any difficulty arises in regard to any distribution under this Bye-Law, the Board may settle the same as it thinks expedient and, in particular, may authorise any person to sell and transfer any fractions or may resolve that the distribution should be as nearly as may be practicable in the correct proportion but not exactly so or may ignore fractions altogether, and may determine that cash payments should be made to any Shareholders in order to adjust the rights of all parties, as may seem expedient to the Board. The Board may appoint any person to sign on behalf of the persons entitled to participate in the distribution any contract necessary or desirable for giving effect thereto and such appointment shall be effective and binding upon the Shareholders.

RECORD DATES

37	Record Dates

Notwithstanding any other provisions of these Bye-Laws, the Company may by Resolution or the Board may fix any date as the record date for any dividend, distribution, allotment or issue and for the purpose of identifying the persons entitled to receive notices of any general meeting and to vote at any general meeting. Any such record date may be on or at any time before or after any date on which such dividend, distribution, allotment or issue is declared, paid or made or such notice is despatched.

ACCOUNTING RECORDS

38	Accounting Records

38.1	The Board shall cause to be kept accounting records sufficient to give a true and fair view of the state of the Company’s affairs and to show and explain its transactions, in accordance with the Companies Acts.

38.2	The records of account shall be kept at the Registered Office or at such other place or places as the Board thinks fit, and shall at all times be open to inspection by the Directors, PROVIDED that if the records of account are kept at some place outside Bermuda, there shall be kept at an office of the Company in Bermuda such records as will enable the Directors to ascertain with reasonable accuracy the financial position of the Company at the end of each three (3) month period. No Shareholder (other than an Officer of the Company) shall have any right to inspect any accounting record or book or document of the Company except as conferred by law or authorised by the Board or by Resolution.

38.3	A copy of every balance sheet and statement of income and expenditure, including every document required by law to be annexed thereto, which is to be laid before the Company in general meeting, together with a copy of the Auditors’ report, shall be sent to each person entitled thereto in accordance with the requirements of the Companies Acts.

AUDIT

39	Audit

Save and to the extent that an audit is waived in the manner permitted by the Companies Acts, Auditors shall be appointed and their duties regulated in accordance with the Companies Acts, any other applicable law and such requirements not inconsistent with the Companies Acts as the Board may from time to time determine.

SERVICE OF NOTICES AND OTHER DOCUMENTS

40	Service of Notices and Other Documents

40.1	Any notice or other document (including but not limited to a share certificate, any notice of a general meeting of the Company, any instrument of proxy and any document to be sent in accordance with Bye-Law 38.3) may be sent to, served on or delivered to any Shareholder by the Company

40.1.1	personally;

40.1.2	by sending it through the post (by airmail where applicable) in a pre-paid letter addressed to such Shareholder at his address as appearing in the Register;

40.1.3	by sending it by courier to or leaving it at the Shareholder’s address appearing in the Register;

40.1.4	where applicable, by sending it by email or facsimile or other mode of representing or reproducing words in a legible and non-transitory form or by sending an electronic record of it by electronic means, in each case to an address or number supplied by such Shareholder for the purposes of communication in such manner; or

40.1.5	by publication of an electronic record of it on a website and notification of such publication (which shall include the address of the website, the place on the website where the document may be found, and how the document may be accessed on the website) by any of the methods set out in paragraphs 40.1.1, 40.1.2, 40.1.3 or 40.1.4 of this Bye-Law, in accordance with the Companies Acts.

In the case of joint holders of a share, service or delivery of any notice or other document on or to one of the joint holders shall for all purposes be deemed as sufficient service on or delivery to all the joint holders.

40.2	Any notice or other document shall be deemed to have been served on or delivered to any Shareholder by the Company

40.2.1	if sent by personal delivery, at the time of delivery;

40.2.2	if sent by post, forty-eight (48) hours after it was put in the post;

40.2.3	if sent by courier or facsimile, twenty-four (24) hours after sending;

40.2.4	if sent by email or other mode of representing or reproducing words in a legible and non-transitory form or as an electronic record by electronic means, twelve (12) hours after sending; or

40.2.5	if published as an electronic record on a website, at the time that the notification of such publication shall be deemed to have been delivered to such Shareholder,

and in proving such service or delivery, it shall be sufficient to prove that the notice or document was properly addressed and stamped and put in the post, published on a website in accordance with the Companies Acts and the provisions of these Bye-Laws, or sent by courier, facsimile, email or as an electronic record by electronic means, as the case may be, in accordance with these Bye-Laws.

Each Shareholder and each person becoming a Shareholder subsequent to the adoption of these Bye-laws, by virtue of its holding or its acquisition and continued holding of a share, as applicable, shall be deemed to have acknowledged and agreed that any notice or other document (excluding a share certificate) may be provided by the Company by way of accessing them on a website instead of being provided by other means.

40.3	Any notice or other document delivered, sent or given to a Shareholder in any manner permitted by these Bye-Laws shall, notwithstanding that such Shareholder is then dead or bankrupt or that any other event has occurred, and whether or not the Company has notice of the death or bankruptcy or other event, be deemed to have been duly served or delivered in respect of any share registered in the name of such Shareholder as sole or joint holder unless his name shall, at the time of the service or delivery of the notice or document, have been removed from the Register as the holder of the share, and such service or delivery shall for all purposes be deemed as sufficient service or delivery of such notice or document on all persons interested (whether jointly with or as claiming through or under him) in the share.

40.4	Save as otherwise provided, the provisions of these Bye-Laws as to service of notices and other documents on Shareholders shall mutatis mutandis apply to service or delivery of notices and other documents to the Company or any Director, Alternate Director or Resident Representative pursuant to these Bye-Laws.

WINDING UP

41	Winding Up

If the Company shall be wound up, the liquidator may, with the sanction of a Resolution of the Company and any other sanction required by the Companies Acts, divide amongst the Shareholders in specie or kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may for such purposes set such values as he deems fair upon any property to be divided as aforesaid and may determine how such division shall be carried out as between the Shareholders or different classes of Shareholders. The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trust for the benefit of the contributories as the liquidator, with the like sanction, shall think fit, but so that no Shareholder shall be compelled to accept any shares or other assets upon which there is any liability.

INDEMNITY

42	Indemnity

42.1	Subject to the proviso below, every Indemnified Person shall be indemnified and held harmless out of the assets of the Company against all liabilities, loss, damage or expense (including but not limited to liabilities under contract, tort and statute or any applicable foreign law or regulation and all reasonable legal and other costs including defence costs incurred in defending any legal proceedings whether civil or criminal and expenses properly payable) incurred or suffered by him by or by reason of any act done, conceived in or omitted in the conduct of the Company’s business or in the discharge of his duties and the indemnity contained in this Bye-Law shall extend to any Indemnified Person acting in any office or trust in the reasonable belief that he has been appointed or elected to such office or trust notwithstanding any defect in such appointment or election PROVIDED ALWAYS that the indemnity contained in this Bye-Law shall not extend to any matter in respect of any fraud or dishonesty in relation to the Company which may attach to any of the Indemnified Persons.

42.2	No Indemnified Person shall be liable to the Company for the acts, defaults or omissions of any other Indemnified Person.

42.3	To the extent that any Indemnified Person is entitled to claim an indemnity pursuant to these Bye-Laws in respect of amounts paid or discharged by him, the relevant indemnity shall take effect as an obligation of the Company to reimburse the person making such payment or effecting such discharge.

42.4	Each Shareholder and the Company agree to waive any claim or right of action he or it may at any time have, whether individually or by or in the right of the Company, against any Indemnified Person on account of any action taken by such Indemnified Person or the failure of such Indemnified Person to take any action in the performance of his duties with or for the Company PROVIDED HOWEVER that such waiver shall not apply to any claims or rights of action arising out of the fraud of such Indemnified Person or to recover any gain, personal profit or advantage to which such Indemnified Person is not legally entitled.

42.5	The Company shall advance moneys to any Indemnified Person for the costs, charges, and expenses incurred by the Indemnified Person in defending any civil or criminal, administrative or investigative proceedings against them, on condition and receipt of an undertaking in a form satisfactory to the Company that the Indemnified Person shall repay such portion of the advance attributable to any claim of fraud or dishonesty if such a claim is proved against the Indemnified Person.

42.6	The advance of moneys shall not be paid unless the advance is duly authorized upon a determination that the indemnification of the Indemnified Person was appropriate because the Indemnified Person has met the standard of conduct which entitles the Indemnified Person to indemnification and further the determination referred to above must be made by a majority vote of the Board at a meeting duly constituted by a quorum of Directors not party to the proceedings in respect of which the indemnification is, or would be, claimed; or, in the case such meeting cannot be constituted by lack of disinterested quorum, by an independent third party; or, alternatively, by a majority vote of the Shareholders.

42.7	The indemnification and advancement of expenses provided by, or granted pursuant to, this Bye-law 42 shall, unless otherwise provided when authorised or ratified, continue as to a Person who has ceased to hold the position for which such Person is entitled to be indemnified or advanced expenses and shall inure to the benefit of the heirs, executors and administrators of such a Person.

42.8	No amendment or repeal of any provision of this Bye-law 42 shall alter, to the detriment of any Person, the right of such Person to the indemnification or advancement or expenses related to a claim based on an act or failure to act which took place prior to such amendment, repeal or termination.

AMALGAMATION AND MERGER

43	Amalgamation and Merger

Any resolution proposed for consideration at any general meeting to approve the amalgamation or merger of the Company with any other company, wherever incorporated, shall require the approval of a simple majority of votes cast at such meeting and the quorum for such meeting shall be that required in Bye-Law 19.1 and a poll may be demanded in respect of such resolution in accordance with the provisions of Bye-Law 20.2.

CONTINUATION

44	Continuation

Subject to the Companies Acts, the Board may approve the discontinuation of the Company in Bermuda and the continuation of the Company in a jurisdiction outside Bermuda. The Board, having resolved to approve the discontinuation of the Company, may further resolve not to proceed with any application to discontinue the Company in Bermuda or may vary such application as it sees fit.

ALTERATION OF BYE-LAWS

45	Alteration of Bye-Laws

These Bye-Laws may be amended from time to time by resolution of the Board, but subject to approval by Resolution.

Exhibit D

Bye-law Amendment

RESOLVED that the Company’s bye-laws will be amended by the deletion of the current bye-law 92 and substituting the following new bye-law:

“Member Vote to Approve an Amalgamation or Merger

A resolution proposed for consideration at a general meeting to approve the amalgamation or merger of the Company with any other company shall require the affirmative vote of a majority of the votes cast by Members present or represented by proxy and voting at such general meeting and the quorum for such general meeting shall be as set out in Bye-Law 39.”

D-1

Schedule 5.3(a)

Specified Transaction Approvals

1.	File any pre-merger notifications required under the HSR Act.

2.	Filing an application for acquisition of control on Form A for Alterra Reinsurance USA Inc. with the Connecticut Insurance Department Commissioner and obtaining the approval of the Commissioner of the Connecticut Insurance Department.

3.	Filing applications for acquisition of control on Form As for Alterra Excess & Surplus Insurance Company and Alterra America Insurance Company with the Delaware Insurance Department Commissioner and obtaining the approval of the Commissioner of the Delaware Insurance Department.

4.	Filing for change of control approval for Alterra at Lloyd’s Limited with the United Kingdom Financial Services Authority and the Council of Lloyd’s and obtaining the approval of the Council of Lloyd’s and the United Kingdom Financial Services Authority.

5.	Filing for change of control approval for Alterra Corporate Capital 2 Limited, Alterra Corporate Capital 3 Limited, Alterra Corporate Capital 4 Limited, Alterra Corporate Capital 5 Limited and Alterra Corporate Capital 6 Limited, with the Council of Lloyd’s and obtaining the approval of the Council of Lloyd’s.

6.	Filing the application with the Private Insurance Superintendency requesting approval of a change of control of Alterra Resseguradora do Brasil S.A.